UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Southern Company

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Southern Company

2018

Notice of Annual Meeting of Stockholders and Proxy Statement

Investor Fact Sheet

One of America’s Premier Energy Companies

►	46,000 megawatts of electric generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving approximately 9.0 million electric and gas customers through 11 premier state-regulated utilities, a competitive generation company serving wholesale customers across America and a nationally-recognized provider of customized energy solutions.
►	Consistently listed among the top U.S. electric service providers by American Customer Satisfaction Index.

Financial Integrity Goals

►	Achieve an attractive risk-adjusted return, supported by a simple, transparent business model and sound financial policy.
►	Support a strong credit profile and preserve the ability to invest in additional value-accretive projects.

Dividend Objective of Regular, Predictable and Sustainable Growth

►	70 consecutive years of dividends equal to or greater than the previous year.
►	280 quarters of consecutive dividends that have been the same or higher than the previous quarter.

Energy Mix

36% Estimated Reduction in greenhouse gas emissions since 2007

What Distinguishes Southern Company

Electric Operating Companies
►	Only electric utility system in the U.S. committed to developing the full portfolio of generation resources including carbon-free nuclear, natural gas, renewables, energy efficiency and storage technology.
Southern Company Gas
►	Natural gas distribution operator in the U.S. with seven state-regulated local distribution companies (LDCs), serving over 4.5 million customers. Midstream operations include investments in six pipelines, including Southern Natural Gas. Gas marketing services complement LDCs and midstream investments.
Southern Power
►	America’s premier wholesale energy partner investing in clean energy solutions serving municipalities, electric cooperatives, investor-owned utilities and other energy customers.
PowerSecure
►	Energy technology and service provider to electric utilities and large industrial, commercial, institutional and municipal customers.
Substantial Carbon-free Energy Portfolio
►	Over 12,000 megawatts of carbon-free energy sources with approximately 8,500 megawatts of renewable energy and 3,700 of carbon-free nuclear generation.*
Research and Development
►	Industry leader in conducting robust research, development and deployment of new, innovative energy technologies.
►	Major focus on greenhouse gas emissions reduction and a record of technology advancement dating back to the 1960s.

*

Generally, with respect to energy generated or purchased by any of the traditional electric operating companies from renewable resources, if the traditional electric operating company receives the renewable energy credits (RECs) associated with such energy, it has the right to use the renewable energy to serve customers or to sell the energy and associated RECs, together or separately, to third parties for the benefit of customers. If the traditional electric operating company does not receive the RECs, the owner of the RECs has the right to use or sell them.

Letter to Stockholders

Thomas A. Fanning
Chairman, President and Chief Executive Officer

We believe Southern Company is solidly positioned to deliver on its value proposition as our customer- and community-focused business model continues to serve us well.

Dear Fellow Stockholders:

You are invited to attend the 2018 Annual Meeting of Stockholders at 10:00 a.m., ET, on Wednesday, May 23, 2018, at The Lodge Conference Center at Callaway Gardens, Pine Mountain, Georgia, where we will discuss, among other things, Southern Company’s 2017 performance.

In 2017, our transmission system recorded the best operational performance in Southern Company’s history, with fewer outages and faster response times than ever before. We expanded automation and communication throughout the system with the installation of fiber networks that function to enhance flexibility in serving load and improve reliability. We also continued our track record of outstanding storm response during an especially active hurricane season.

Our generation fleet performed exceptionally well in 2017, with a record low coal burn. In 2005, our use of coal for power generation represented 71% of our fuel mix. This past year, coal represented only 28% of our energy mix. Our gas operations also performed exceptionally well in 2017, as evidenced by Southern Company Gas’ high customer satisfaction results while replacing over 500 miles of aging pipeline infrastructure and continuing the safe and reliable delivery of natural gas.

In 2017, Southern Company was once again recognized by DiversityInc as one of the “Top 50 Companies for Diversity” and number one on its list of “Top 10 Companies for Progress” for the second consecutive year. As I shared with you last year, this recognition is especially significant because it testifies that we are not only a top company for diversity, but we are considered the number one company in America in which those diverse employees are afforded an opportunity to advance their careers.

Diversity and inclusion continue to be key focus areas throughout the Southern Company system. I was pleased in 2017 to join with over 350 other CEOs in signing the CEO Action for Diversity & InclusionTM pledge, committing to cultivate a workplace environment where diverse perspectives are welcomed and employees feel comfortable and valued. Once again, we earned a perfect score from the Human Rights Campaign on their Workplace Equality Index for 2018.

We are taking advantage of the notice and access rules of the Securities and Exchange Commission (SEC) that allow us to furnish our proxy materials to you over the internet instead of mailing paper copies to each stockholder. We are mailing a Notice of Internet Availability of Proxy Materials beginning on or about April 6, 2018 to certain stockholders. The Notice contains instructions on how to access the proxy materials and vote your proxy. A webcast of the Annual Meeting will be available at investor.southerncompany.com, starting at 10:00 a.m., ET, on Wednesday, May 23, 2018. A replay will be available following the meeting.

Your vote is important. We urge you to vote promptly, even if you plan to attend the annual meeting.

Thank you for your continued support of Southern Company.

Thomas A. Fanning
Chairman, President and Chief Executive Officer

investor.southerncompany.com     3

Letter from the Independent Directors

Dear Fellow Stockholders:

As members of the Board of Directors, we want to thank you for your continued investment in Southern Company. As Directors, we strive to govern Southern Company in a prudent and transparent manner that helps the Company achieve long-term value for you, its stockholders. We proactively oversee business strategy, corporate governance and executive compensation, among other matters. We are pleased to share with you our progress on specific actions undertaken over the past year.

Oversight of Business Strategy

One of our Board’s key responsibilities is overseeing Southern Company’s strategy of maximizing long-term value to stockholders through a customer-, community- and relationship-focused business model anchored by our premier, state-regulated utilities in order to deliver strong and sustainable risk-adjusted returns over time. By focusing on our long-term outlook, we are best able to support our common goal of creating enduring value for customers and stockholders alike.

At each Board meeting and during our strategy planning sessions, we contribute to management’s strategic plan by engaging senior leadership in robust discussions about overall strategy, business priorities and long-term growth opportunities. In particular, in 2017, we focused considerable time on the effects of the bankruptcy filing of the former contractor for Plant Vogtle Units 3 and 4 and on matters related to construction and regulatory recovery of the Kemper County energy facility. Our Board has been and will continue to be committed to the oversight of long-term strategy for the enterprise.

Corporate Governance

This year, we reinforced our commitment to Board governance, Board refreshment and Board succession planning.

During 2017, we engaged a nationally-recognized search firm to assist our search for Board candidates with qualifications, attributes, skills and experiences compatible with our strategic imperatives that drive long-term value. We also engaged an independent outside law firm to conduct a comprehensive review of our corporate governance structure and practices to assist in ensuring the optimal governance structure is in place.

In March 2018, Dr. Ernest Moniz joined our Board as an independent Director. A former United States Secretary of Energy and a distinguished physicist, Dr. Moniz serves on the Operations, Environmental and Safety Committee and the Nominating, Governance and Corporate Responsibility Committee. In addition, he serves on the Business Security Subcommittee, which focuses on cyber and physical risks across the Southern Company system. With this election, we have added four independent Directors over the last four years. We remain focused on continuing to refresh our Board over the coming years.

We appointed Dr. Steven R. Specker to succeed Larry D. Thompson as our Lead Independent Director effective as of the adjournment of the annual meeting on May 23, 2018, assuming Dr. Specker is re-elected.

4     Southern Company 2018 Proxy Statement

Letter from the Independent Directors

Executive Compensation

At last year’s annual meeting, the Say on Pay vote did not receive the same high level of support as in previous years. In response, we reached out to stockholders, listened to what they had to say and acted on what we heard. These engagements included active involvement of several of our independent Directors. The message we heard from our stockholders was a concern about the exclusion of 2016 charges to earnings related to the Kemper County integrated gasification combined cycle (Kemper IGCC) facility in determining incentive compensation payouts to our Chief Executive Officer.

In 2017, there were many significant accomplishments and advances for Southern Company, led by the Chief Executive Officer and the executive team. However, in overseeing executive compensation, it is our responsibility to balance the significant Southern Company successes against the ultimate actions taken during 2017 with respect to the Kemper IGCC to ensure that pay is aligned with financial performance and stockholder interests.

Based on the feedback from stockholder engagement, thoughtful consideration by the Compensation and Management Succession Committee and consultation with its independent compensation consultant, the Compensation and Management Succession Committee applied discretion to reduce calculated payouts to the Chief Executive Officer and certain other members of the senior management team for both the annual and long-term incentive awards in 2017. Payout decisions made by the Compensation and Management Succession Committee with respect to the Chief Executive Officer are discussed with and ratified by the independent Directors.

Thank you for the trust you place in us. We value your support, and we encourage you to share your opinions, suggestions and concerns with us. You can do so by writing to us at Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308, Attention: Corporate Secretary. You can also send an email to corpgov@southerncompany.com. The email address can also be accessed from the Corporate Governance webpage at investor.southerncompany.com under the link entitled Governance Inquiries.

We are grateful for the opportunity to serve Southern Company on your behalf.

Sincerely,

Juanita Powell	Jon A.	Henry A. “Hal”	David J.	Veronica M.	Warren A.	Linda P.
Baranco	Boscia	Clark III	Grain	Hagen	Hood, Jr.	Hudson

Donald M.	John D.	Dale E.	Ernest J.	William G.	Steven R.	Larry D.	E. Jenner
James	Johns	Klein	Moniz	Smith, Jr.	Specker	Thompson	Wood III

investor.southerncompany.com     5

Notice of Annual Meeting of Stockholders of Southern Company

Date and Time Wednesday, May 23, 2018 at 10:00 a.m., ET
Place The Lodge Conference Center at Callaway Gardens, 4500 Southern Pine Drive, Pine Mountain, Georgia 31822

Items of Business

Stockholders are being asked to vote on four agenda items at the 2018 annual meeting.

1.	Elect 15 Directors
2.	Conduct an advisory vote to approve executive compensation, often referred to as a Say on Pay
3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018
4.	Consider a stockholder proposal, if properly presented at the meeting

Record Date

Stockholders of record at the close of business on March 26, 2018 are entitled to attend and vote at the annual meeting. On that date, there were 1,012,547,889 shares of common stock of The Southern Company (Southern Company, the Company, we, us or our) outstanding and entitled to vote.

By Order of the Board of Directors.

April 6, 2018

EVERY VOTE IS IMPORTANT TO SOUTHERN COMPANY

We have created an annual meeting website to make it easy to access our 2018 annual meeting materials.

www.southerncompanyannualmeeting.com

At the annual meeting website you can find an overview of the items to be voted, the proxy statement and the annual report to read online or to download, as well as a link to vote your shares.

Even if you plan to attend the annual meeting in person, please vote as soon as possible by internet or by telephone or, if you received a paper copy of the proxy form by mail, by signing and returning the proxy form.

Vote by Internet or Telephone

Voting by internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated.

www.proxyvote.com 24/7
1-800-690-6903 24/7
Vote by Mail
If you received a paper copy of the proxy form by mail, you can mark, sign, date and return the proxy form in the enclosed, postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held on May 23, 2018:

The proxy statement and the annual report are available at investor.southerncompany.com.

6     Southern Company 2018 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Agenda

Item 1 ► Elect 15 Directors
The Board recommends a vote FOR each Director nominee. See page 14 for further information.

►	Each nominee holds or has held senior executive positions, maintains the highest degree of integrity and ethical standards and complements the needs of the Company.
►	Through their positions, responsibilities, skills and perspectives, which span various industries and organizations, these nominees represent a Board of Directors that is diverse and possesses appropriate collective knowledge and experience.

Director Nominees

1 Juanita Powell Baranco Independent	2 Jon A. Boscia Independent	3 Henry A. “Hal” Clark III Independent
Executive Vice President and Chief Operating Officer, Baranco Automotive Group	Founder and President, Boardroom Advisors LLC (retired)	Senior Advisor of Evercore (retired)
Age: 69	Age: 65	Age: 68
Director since: 2006	Director since: 2007	Director since: 2009
Current Committees: Audit	Current Committees: Nominating, Governance and Corporate Responsibility; Operations, Environmental and Safety	Current Committees: Compensation and Management Succession (Chair); Finance

4 Thomas A. Fanning	5 David J. Grain Independent	6 Veronica M. Hagen Independent
Chairman of the Board, President and Chief Executive Officer (CEO), Southern Company	CEO and Managing Director, Grain Management LLC	Chief Executive Officer, Polymer Group, Inc. (retired)
Age: 61	Age: 55	Age: 72
Director since: 2010	Director since: 2012	Director since: 2008
Current Committees: None	Current Committees: Compensation and Management Succession; Finance (Chair)	Current Committees: Nominating, Governance and Corporate Responsibility (Chair); Operations, Environmental and Safety

investor.southerncompany.com     7

Proxy Summary

7 Linda P. Hudson Independent	8 Donald M. James Independent	9 John D. Johns Independent
Founder, Chairman and Chief Executive Officer, The Cardea Group	Chairman and Chief Executive Officer, Vulcan Materials Company (retired)	Chairman and Chief Executive Officer, Protective Life Corporation
Age: 67	Age: 69	Age: 65
Director since: 2014	Director since: 1999	Director since: 2015
Current Committees: Nominating, Governance and Corporate Responsibility; Operations, Environmental and Safety; Business Security Subcommittee (Chair)	Current Committees: Compensation and Management Succession; Finance	Current Committees: Audit (Chair)

10 Dale E. Klein Independent	11 Ernest J. Moniz Independent	12 William G. Smith, Jr. Independent
Associate Vice Chancellor of Research, University of Texas System	Cecil and Ida Green Professor of Physics and Engineering Systems Emeritus, Special Advisor to the MIT President	Chairman, President and Chief Executive Officer, Capital City Bank Group, Inc.
Age: 70	Age: 73	Age: 64
Director since: 2010	Director since: 2018	Director since: 2006
Current Committees: Compensation and Management Succession; Operations, Environmental and Safety; Business Security Subcommittee	Current Committees: Nominating, Governance and Corporate Responsibility; Operations, Environmental and Safety; Business Security Subcommittee	Current Committees: Finance; Nominating, Governance and Corporate Responsibility

13 Steven R. Specker Lead Independent Director effective May 23, 2018 if re-elected	14 Larry D. Thompson Lead Independent Director through May 23, 2018	15 E. Jenner Wood III Independent
Chief Executive Officer, TAE Technologies, Inc.	Counsel, Finch McCranie, LLP	Corporate Executive Vice President – Wholesale Banking, SunTrust Banks, Inc. (retired)
Age: 72	Age: 72	Age: 66
Director since: 2010	Director since: 2014	Director since: 2012
Current Committees: Compensation and Management Succession; Operations, Environmental and Safety (Chair)	Current Committees: Finance; Nominating, Governance and Corporate Responsibility	Current Committees: Audit

8     Southern Company 2018 Proxy Statement

Proxy Summary

Snapshot of 2018 Director Nominees

The nominees for Director are overwhelmingly independent. Their range of tenure strikes a balance between the knowledge that comes from longer-term service on the Board and the fresh perspective of adding new members to the Board. The nominees for Director also represent diverse points of view that contribute to a more effective decision-making process.

Board Independence		Board Tenure		Diversity of Director Nominees
14 Directors	All Director nominees are independent except the CEO	Tenure of Independent Director Nominees (Years of consecutive service)		33%	3 Women 3 Ethnic Minorities
		7.5years	Average Tenure

Director Nominee Attributes, Skills and Experience

The Board regularly reviews the qualifications, attributes, skills and experience that it believes are desirable to be represented on the Board to ensure that they align with the Company’s long-term strategy. See page 26 for further information.

Senior Leadership	Governmental Affairs/Regulatory	Environmental Regulation and Policy

Risk Management	Industry/Operations (Electric, Nuclear and Natural Gas)	Major Projects

Audit/Financial and M&A	Corporate Governance and Service on Public Company Boards	Technology/New Economy

investor.southerncompany.com     9

Proxy Summary

Key Corporate Governance Practices

We seek to establish corporate governance standards and practices that create long-term value for our stockholders and positive influences on the governance of the Company. Our key corporate governance practices include:

►Annual election of Directors
►Majority voting for Directors, with a Director resignation policy
►10% threshold for stockholders to request a special meeting
►Proxy access bylaw that provides stockholders (or a group of up to 20) that have maintained ownership of 3% of shares for three years the ability to nominate the greater of two nominees or 20% of Directors
►14 of 15 Director nominees are independent, with an average tenure of independent Directors of seven and one-half years

►Strong Lead Independent Director
►All Board committees are comprised of independent Directors
►Annual Board and committee self-evaluations
►Proactive stockholder engagement
►Clawback policy under our Omnibus Plan
►Strong stock ownership guidelines
►Annual long-term and emergency management succession planning review
►Anti-hedging and anti-pledging provisions

Recent Governance and Disclosure Highlights

We are committed to enhancing our governance practices each year. Recent governance and disclosure highlights include:

►Continued our stockholder engagement efforts with a significant focus on institutional investor and environmental stakeholder outreach
►Added four new Directors to the Board and, as of the annual meeting, will have had two Directors retire in the past four years
►Enhanced focus on multi-year Board refreshment and Board succession planning

►Refreshed Corporate Governance Guidelines and committee charters to better reflect Board committee roles and responsibilities
►Included a letter from the independent Directors
►Adopted a proxy access right for stockholders
►Eliminated the “fair price” anti-takeover provision in the Certificate of Incorporation

Item 2 ► Advisory Vote to Approve Executive Compensation (Say on Pay)
The Board recommends a vote FOR approval of executive compensation. See page 87 for further information.

►	We believe our compensation program provides the appropriate mix of fixed and at-risk compensation. Our short- and long-term performance-based compensation program ties pay to Company performance, rewards achievement of financial and operational goals and relative total shareholder return (TSR), encourages individual performance that is in line with our long-term strategy, is aligned with stockholder interests and remains competitive with our industry peers.
►	Over the past year, we engaged with stockholders and listened to what they had to say. Based on this feedback, thoughtful consideration by the Compensation and Management Succession Committee and consultation with its independent compensation consultant, the Compensation and Management Succession Committee applied discretion to reduce 2017 incentive payouts to the CEO and certain members of senior management to ensure pay is aligned with financial performance.

10     Southern Company 2018 Proxy Statement

Proxy Summary

Compensation Overview

We target the total direct compensation for our executives at market median and place a significant portion of that target compensation “at risk” – subject to achieving both short-term and long-term performance goals.

CEO Target Pay

74%	►	2017 Long-Term Equity Incentive Award

►Long-term equity incentive awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of total compensation to the achievement of performance goals designed to foster performance, align with stockholder interests and encourage retention of employees.
►In 2017, awards were comprised of a Performance Share Program (PSP) award (70% of the target grant value) and a Performance Restricted Stock Unit (PRSU) award (30% of the target grant value).
►The 2017 PSP is granted in the form of performance share units that are earned based on the achievement of financial (earnings per share (EPS) and return on equity (ROE)) and market-based (relative TSR) goals over a three-year performance period (2017 to 2019).
►The PRSUs have a one-year financial performance goal of cash from operations. If the goal is met, the PSRUs vest one-third each year over three years. If the goal is not met, all PRSUs are forfeited.
►100% of the long-term equity incentive awards are performance-conditioned.

	►	2017 Annual Cash Incentive Award

►Awards under our Performance Pay Program (PPP) for 2017 are earned based on the achievement of financial (EPS and business unit net income), operational and individual performance goals intended to drive annual performance that we believe will lead to long-term success for the Company.

15%

11%	►	Salary

►Only the base salary portion of executive compensation is fixed.

Stockholder Outreach and Say on Pay Response

At our 2017 annual meeting, we received 62% support for our executive compensation program. While this reflected continued majority support of our program, we were disappointed in the decline in support compared to prior years and wanted to understand the cause.

We regularly communicate with our stockholders to better understand their viewpoints, gather input on our business strategy and execution and obtain feedback regarding other matters of investor interest. Over the past year, we engaged extensively with stockholders and listened to what they had to say about our executive compensation program. We reached out to stockholders representing more than 35% of our outstanding shares and had approximately 45 meetings by telephone or in person with stockholders representing more than 31% of our outstanding shares. The primary concern identified by stockholders that drove last year’s reduction in support was the exclusion of 2016 charges to earnings related to the Kemper IGCC in determining incentive compensation payouts.

Based on this feedback, thoughtful consideration by the Compensation and Management Succession Committee and consultation with the independent compensation consultant, the Compensation and Management Succession Committee applied discretion to reduce 2017 incentive payouts to the CEO and certain other members of senior management to ensure that 2017 pay is aligned with financial performance and stockholder interests. In aggregate, CEO incentive pay was reduced by $4.68 million, reflecting a 40% reduction as compared to the calculated award amounts. This reduction was the equivalent of paying on earnings calculated under Generally Accepted Accounting Principles (GAAP) for the CEO’s incentive awards.

investor.southerncompany.com     11

Proxy Summary

Compensation Governance

What We Do
►	89% of CEO target pay is at risk based on achievement of performance goals
►	100% of short- and long-term incentive awards are performance-based
►	The Compensation and Management Succession Committee exercises discretion as necessary to ensure actual payouts align with performance and stockholder interests
►	Clawback provision for performance-based pay
►	Independent compensation consultant retained by the Compensation and Management Succession Committee
►	Engagement in year-round stockholder outreach efforts
►	Policy against hedging and pledging of stock by Directors and executive officers
►	Dividends on stock awards received only if underlying award is earned
►	Executive officers receive limited ongoing perquisites that make up a small portion of total compensation
►	Annual charter review and self-evaluation undertaken by the Compensation and Management Succession Committee
►	Strong stock ownership requirements for Directors and executive officers
►	Annual pay risk assessment undertaken with input from the independent compensation consultant
►	Change-in-control severance payouts require double-trigger of change in control and termination of employment
►	Regular updates on best practices to the Compensation and Management Succession Committee from the independent compensation consultant

What We Don’t Do
►	No tax gross ups for executive officers (except on certain relocation-related expenses)
►	No employment agreements with our executive officers
►	No stock option repricing without stockholder approval
►	No excise tax gross-ups on change-in-control severance arrangements

Item 3 ► Ratify the Independent Registered Public Accounting Firm for 2018

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP (Deloitte & Touche) as our independent registered public accounting firm for 2018. See page 88 for further information.

►	The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2018.
►	This appointment is being submitted to stockholders for ratification.

Stockholder Proposal

Item 4 ► Vote on a Stockholder Proposal
The Board recommends a vote AGAINST the stockholder proposal. See page 93 for further information.

►	We have been advised that a stockholder proposal is intended to be submitted at the annual meeting.

12     Southern Company 2018 Proxy Statement

03	Letter to Stockholders

04	Letter from the Independent Directors

06	Notice of Annual Meeting of Stockholders of Southern Company

07	Proxy Summary

14	Corporate Governance at Southern Company

14	Item 1 Election of 15 Directors

24	Southern Company Board
	24	Majority Voting for Directors and Director Resignation Policy
	24	Director Independence Standards
	24	Director Independence Review Process
	25	Identifying Nominees for Election to the Board
		27	Diversity of our Board
		27	Board Refreshment
		27	Stockholder Recommendation of Board Candidates
	28	Board Structure and Processes
		28	Board Leadership Structure
		28	Role of the Lead Independent Director
		28	Meetings of Non-Management Directors
		29	Meetings and Attendance
		29	Board and Committee Self-Evaluation Process
	30	Board Risk Oversight
	31	Succession Planning and Talent Development
	31	Communicating with the Board
	32	Other Governance Policies and Practices
		32	Certain Relationships and Related Transactions
		33	Proxy Access
		33	Stockholder Engagement
		35	Political Contributions Policy
		35	Our Responsibility
		36	Corporate Governance Website
	36	Committees of the Board
	39	Director Compensation
		39	Director Compensation Table
		40	Director Stock Ownership Guidelines
		40	Director Deferred Compensation Plan

41	Compensation Discussion and Analysis

41	Letter from the Compensation and Management Succession Committee
44	Business Overview
46	Stockholder Outreach and Say on Pay Response
48	CEO Pay for Performance Alignment
49	Compensation Governance
51	Peer Groups and Establishing Market-Based Compensation Levels
52	Executive Compensation Program
63	Executive Compensation Philosophy
65	Other Compensation and Governance Inputs, Policies and Practices

67	Executive Compensation Tables

67	Summary Compensation Table
70	Grants of Plan-Based Awards in 2017
71	Outstanding Equity Awards at 2017 Fiscal Year-End
73	Option Exercises and Stock Vested in 2017
74	Pension Benefits at 2017 Fiscal Year-End
78	Nonqualified Deferred Compensation as of 2017 Fiscal Year-End
80	Potential Payments Upon Termination or Change in Control
86	Equity Compensation Plan Information
86	Pay Ratio Disclosure

87	Say on Pay Proposal
87	Item 2 Advisory Vote to Approve Executive Compensation (Say on Pay)

88	Audit Committee Matters
88	Item 3 Ratify the Independent Registered Public Accounting Firm for 2018
88	Principal Independent Registered Public Accounting Firm Fees
89	Audit Committee Report

91	Stock Ownership Information

91	Stock Ownership of Directors and Executive Officers
92	Stock Ownership of 5% Beneficial Owners
92	Section 16(a) Beneficial Ownership Reporting Compliance

93	Stockholder Proposal

93	Item 4 Amendment to Proxy Access By-law

95	FAQs about Voting and the Annual Meeting

98	Reconciliation of Non-GAAP Information

100	Cautionary Note Regarding Forward-Looking Statements

investor.southerncompany.com     13

Corporate Governance at Southern Company

Company Organization

Southern Company is a holding company managed by a core group of officers and governed by a Board of Directors elected annually.

The Board has adopted and operates under a set of Corporate Governance Guidelines which are available on our website at investor.southerncompany.com under the link entitled Corporate Governance.

Board of Directors Overview

The Board oversees, counsels and directs management in the long-term interests of Southern Company and its stockholders. The Board’s major responsibilities include:

►	Overseeing the conduct of our business and assessing our business and other enterprise risks;
►	Reviewing and approving our key financial objectives, strategic and operating plans and other significant actions;
►	Overseeing our processes for maintaining the integrity of our financial statements and other public disclosures and our compliance with law and ethics;
►	Evaluating CEO and senior management performance and determining executive compensation;
►	Planning for CEO succession and monitoring management’s succession planning for other key executive officers; and
►	Establishing an effective governance structure, including appropriate Board composition and planning for Board succession.

Item 1 ► Election of 15 Directors
The Board recommends a vote FOR each Director nominee.

►	The Board, acting upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has nominated 15 of the Directors currently serving for re-election to the Southern Company Board of Directors.
►	Mr. Hood will retire from our Board at the end of his term on the date of the annual meeting of stockholders. We sincerely thank Mr. Hood for over a decade of service on our Board and service on the Board of one of our operating companies, Mississippi Power Company (Mississippi Power).

Nominees for Election as Directors

►	Each nominee holds or has held senior executive positions, maintains the highest degree of integrity and ethical standards and complements the needs of the Company.
►	Through their positions, responsibilities, skills and perspectives, which span various industries and organizations, these nominees represent a Board that is diverse and possesses appropriate collective knowledge and experience.
►	Each nominee, if elected, will serve until the 2019 annual meeting of stockholders.
►	The proxies named on the proxy form will vote each properly executed proxy form for the election of the 15 Director nominees, unless otherwise instructed.
►	If any named nominee becomes unavailable for election, the Board may substitute another nominee. In that event, the proxy would be voted for the substitute nominee unless instructed otherwise on the proxy form.

14     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

Juanita Powell Baranco ► (Independent)
Executive Vice President and Chief Operating Officer of Baranco Automotive Group, automobile sales
Age: 69 Director since: 2006 Board committee: Audit ►

Director highlights:
Ms. Baranco’s qualifications include senior leadership experience, governmental affairs knowledge and experience and risk management experience, as well as her operations experience as a successful business owner and operator. Her legal experience as a former assistant attorney general for the State of Georgia and her knowledge of our business from almost a decade of service on the Board of Directors of Georgia Power Company (Georgia Power or GPC) are also valuable to the Board.

►	Ms. Baranco had a successful legal career, which included serving as Assistant Attorney General for the State of Georgia, before she and her husband founded the first Baranco automobile dealership in Atlanta in 1978.
►	She served as a Director of Georgia Power, the largest subsidiary of the Company, from 1997 to 2006. During her tenure on the Georgia Power Board, she was a member of the Controls and Compliance, Diversity, Executive and Nuclear Operations Overview Committees.
►	She served on the Federal Reserve Bank of Atlanta Board for a number of years and also on the Boards of Directors of John H. Harland Company and Cox Radio, Inc.
►	An active leader in the Atlanta community, she serves on the Board of the Commerce Club, the Woodruff Arts Center and the Buckhead Coalition. She is past Chair of the Board of Regents for the University System of Georgia and past Board Chair for the Sickle Cell Foundation of Georgia, and she previously served on the Board of Trustees for Clark Atlanta University and on the Advisory Council for the Catholic Foundation of North Georgia.

Other public company directorships: None (formerly a Director of Cox Radio, Inc., John H. Harland Company and Georgia Power)

Jon A. Boscia ► (Independent)
Founder and President, Boardroom Advisors LLC (retired), board governance consulting firm
Age: 65 Director since: 2007 Board committees: Nominating, Governance and Corporate Responsibility; Operations, Environmental and Safety ►

Director highlights:
Mr. Boscia’s qualifications include senior leadership experience, financial expertise, corporate governance expertise, capital allocation knowledge and experience and risk management experience. As a former president and chief executive officer of large companies, he contributes important operations management and strategic planning perspectives.

►	Mr. Boscia founded Boardroom Advisors LLC in 2008. He served as President from 2008 until his retirement in February 2018.
►	From September 2008 until March 2011, Mr. Boscia served as President of Sun Life Financial Inc. In this capacity, Mr. Boscia managed a portfolio of the company’s operations with ultimate responsibility for the United States, United Kingdom and Asia business groups and directed the global marketing and investment management functions.
►	Previously, Mr. Boscia served as Chairman of the Board and Chief Executive Officer of Lincoln Financial Group, a diversified financial services organization, until his retirement in 2007. Mr. Boscia became the Chief Executive Officer of Lincoln Financial Group in 1998. During his time at Lincoln Financial Group, the company earned a reputation for its stellar performance in making major acquisitions.
►	Mr. Boscia is a past member of the Board of PHH Corporation, where he was Chair of the Audit Committee and a member of the Regulatory Oversight Committee, past member of the Board of Sun Life Financial Inc., where he was a member of the Investment Oversight Committee and the Risk Review Committee, and past member of the Board of The Hershey Company, where he chaired the Corporate Governance Committee and served on the Executive Committee.
►	In addition, Mr. Boscia has served in leadership positions on other public company Boards as well as not-for-profit and industry Boards.

Other public company directorships: None (formerly a Director of PHH Corporation, Sun Life Financial Inc., Armstrong World Industries, Lincoln Financial Group, Georgia Pacific Corporation and The Hershey Company)

investor.southerncompany.com     15

Corporate Governance at Southern Company

Henry A. “Hal” Clark III ► (Independent)
Senior Advisor of Evercore (retired), corporate finance advisory firm
Age: 68 Director since: 2009 Board committees: Compensation and Management Succession (Chair); Finance ►

Director highlights:
Mr. Clark’s qualifications include finance and capital allocation knowledge and experience, risk management experience, mergers and acquisitions experience and investment advisory experience specific to the power and utilities industries, which are all valuable to the Board. The skills Mr. Clark developed with his extensive experience in capital markets transactions are particularly valuable to the Board as the Southern Company system continues to finance major capital projects.

►	Mr. Clark was a Senior Advisor with Evercore (formerly Evercore Partners Inc.) from July 2009 until his retirement in December 2016. As a Senior Advisor, Mr. Clark was primarily focused on expanding advisory activities in North America with a particular focus on the power and utilities sectors.
►	With more than 30 years of experience in the global financial and the utility industries, Mr. Clark brings a wealth of experience in finance and risk management to his role as a Director.
►	Prior to joining Evercore, Mr. Clark was Group Chairman of Global Power and Utilities at Citigroup, Inc. from 2001 to 2009.
►	His work experience includes numerous capital markets transactions of debt, equity, bank loans, convertible securities and securitization, as well as advice in connection with mergers and acquisitions. He also has served as policy advisor to numerous clients on capital structure, cost of capital, dividend strategies and various financing strategies.
►	He has served as Chair of the Wall Street Advisory Group of the Edison Electric Institute.

Other public company directorships: None

Thomas A. Fanning
Chairman of the Board, President and Chief Executive Officer of the Company
Age: 61 Director since: 2010 Board committees: None ►

Director highlights:
Mr. Fanning’s qualifications include senior leadership experience, electric and natural gas industry knowledge and experience, nuclear and new technology experience, governmental affairs experience and financial expertise. His deep knowledge of the Company based on more than 30 years of service, as well as his civic participation on a local and national level, are valuable to the Board.

►	Mr. Fanning has held numerous leadership positions across the Southern Company system during his more than 30 years with the Company. He served as Executive Vice President and Chief Operating Officer of the Company from 2008 to 2010, leading the Company’s generation and transmission, engineering and construction services, research and environmental affairs, system planning and competitive generation business units. He served as the Company’s Executive Vice President and Chief Financial Officer from 2003 to 2008, where he was responsible for the Company’s accounting, finance, tax, investor relations, treasury and risk management functions. In those roles, he also served as the chief risk officer and had responsibility for corporate strategy.
►	Mr. Fanning is on the Board of Southern Power Company (Southern Power), a subsidiary of the Company.
►	Mr. Fanning is a Director of Vulcan Materials Company, serving as a member of the Audit Committee and the Compensation Committee, and the Federal Reserve Bank of Atlanta, where he served as Chairman of the Board through 2017.

Other public company directorships: Vulcan Materials Company (formerly a Director of The St. Joe Company)

16     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

David J. Grain ► (Independent)
CEO and Managing Director, Grain Management, LLC (Grain Management), private equity firm
Age: 55 Director since: 2012 Board committees: Compensation and Management Succession; Finance (Chair) ►

Director highlights:
Mr. Grain’s qualifications include capital allocation expertise, financial expertise, major capital projects knowledge and experience, technology innovations knowledge and experience and risk management experience. Mr. Grain’s extensive experience managing large and small businesses and raising and managing investor capital is also valuable to the Board.

►	Mr. Grain is the founding member and managing director of Grain Management, a private equity firm focused on investments in the media and communications sectors, which he founded in 2006. With offices in Sarasota, Florida and Washington, D.C., the firm manages funds for a number of the country’s leading academic institutions, endowments and public pension funds. Grain Management also builds, owns and operates wireless infrastructure assets across North America.
►	Mr. Grain also founded and was Chief Executive Officer of Grain Communications Group, Inc.
►	Prior to founding Grain Management, he served as President of Global Signal, Inc., Senior Vice President of AT&T Broadband’s New England Region and Executive Director in the High Yield Finance Department at Morgan Stanley.
►	Mr. Grain was appointed by President Obama in 2011 to the National Infrastructure Advisory Council.
►	He previously served as Chairman of the Florida State Board of Administration Investment Advisory Council as an appointee of former Governor Charlie Crist.
►	He is currently a Director at Gateway Bank of Southwest Florida and a Trustee of the College of the Holy Cross and serves on the Investment Committee of the United States Tennis Association.

Other public company directorships: None

Veronica M. Hagen ► (Independent)
Chief Executive Officer, Polymer Group, Inc. (retired), engineered materials
Age: 72 Director since: 2008 Board committees: Nominating, Governance and Corporate Responsibility (Chair); Operations, Environmental and Safety ►

Director highlights:
Ms. Hagen’s qualifications include senior leadership experience, corporate governance knowledge and experience, environmental matters experience and risk management experience. Ms. Hagen’s experience as the chief executive officer of two global companies allows her to contribute key valuable insights to the Board regarding operations management, customer service and strategic planning.

►	From 2007 until her retirement in 2013, Ms. Hagen served as Chief Executive Officer of Polymer Group, Inc. and served from 2007 to 2015 as a Director. Ms. Hagen also served as President of Polymer Group, Inc. from January 2011 until her retirement in 2013. Polymer Group, Inc. is a leading producer and marketer of engineered materials.
►	Prior to joining Polymer Group, Inc., Ms. Hagen was the President and Chief Executive Officer of Sappi Fine Paper, a division of Sappi Limited, the South African-based global leader in the pulp and paper industry, from November 2004 until 2007.
►	She also served as Vice President and Chief Customer Officer at Alcoa Inc. and owned and operated Metal Sales Associates, a privately-held metal business.
►	She serves on the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors of American Water Works Company, Inc. Ms. Hagen also serves as the Chair of the Leadership Development and Compensation Committee and a member of the Nominating and Governance Committee of the Board of Directors of Newmont Mining Corporation.

Other public company directorships: American Water Works Company, Inc., Newmont Mining Corporation

investor.southerncompany.com     17

Corporate Governance at Southern Company

Linda P. Hudson ► (Independent)
Founder, Chairman and Chief Executive Officer, The Cardea Group, business management consulting firm, and former Chief Executive Officer of BAE Systems, Inc. (BAE Systems), defense, aerospace and security
Age: 67 Director since: 2014 Board committees: Nominating, Governance and Corporate Responsibility; Operations, Environmental and Safety; Business Security Subcommittee (Chair) ►

Director highlights:
Ms. Hudson’s qualifications include senior leadership experience, governmental affairs experience, mergers and acquisitions knowledge and experience and risk management experience. Ms. Hudson’s extensive skills and experience leading large, highly-regulated, complex businesses are also important to the Board.

►	Ms. Hudson is the Founder, Chairman and Chief Executive Officer of The Cardea Group, a business management consulting firm she founded in 2014.
►	From October 2009 through February 2014, Ms. Hudson served as the President and Chief Executive Officer of BAE Systems, a U.S.-based global defense, aerospace and security company. BAE Systems is a wholly-owned subsidiary of London-based BAE Systems plc. Previously, Ms. Hudson served as President of BAE Systems’ Land & Armaments operating group, the world’s largest military vehicle and equipment business.
►	Before joining BAE Systems in 2006, she served as Vice President of General Dynamics Corporation and President of General Dynamics Armament and Technical Products.
►	Ms. Hudson is a member of Bank of America Corporation’s Board of Directors, where she serves on the Compensation and Enterprise Risk Committee. She is also a member of the Board of Directors of Ingersoll Rand, Inc., where she serves on the Audit and Finance Committees.
►	She is a Director of the University of Florida Foundation.

Other public company directorships: Bank of America Corporation, Ingersoll Rand, Inc.

Donald M. James ► (Independent)
Chairman of the Board and Chief Executive Officer of Vulcan Materials Company (retired), construction materials
Age: 69 Director since: 1999 Board committees: Compensation and Management Succession; Finance ►

Director highlights:
Mr. James’ qualifications include senior leadership experience, corporate governance experience, financial expertise, legal experience, risk management experience and environmental matters experience. Mr. James brings important perspectives on management, operations and strategy from his experience as the former chief executive officer of a public company.

►	Mr. James joined Vulcan Materials Company in 1992 as Senior Vice President and General Counsel and then became President of the Southern Division, then Senior Vice President of the Construction Materials Group and then President and Chief Executive Officer. Mr. James retired from his position as Chief Executive Officer of Vulcan Materials Company in July 2014 and Executive Chairman in January 2015. He retired in December 2015 as Chairman of the Board of Directors of Vulcan Materials Company.
►	Prior to joining Vulcan Materials Company, Mr. James was a partner at the law firm of Bradley, Arant, Rose & White for 10 years.
►	Mr. James serves on the Finance, the Governance and Nominating (Chair) and the Human Resources Committees of Wells Fargo & Company’s Board of Directors.
►	Mr. James is a Trustee of the UAB Health System and Children’s of Alabama, where he serves on the Executive Committee. He is also a Director of the UAB Health Services Foundation.

Other public company directorships: Wells Fargo & Company (formerly a Director of Vulcan Materials Company and Protective Life Corporation)

18     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

John D. Johns ► (Independent)
Chairman and Chief Executive Officer of Protective Life Corporation (Protective Life), insurance
Age: 66 Director since: 2015 Board committee: Audit (Chair) ►

Director highlights:
Mr. Johns’ qualifications include senior leadership experience, financial expertise, capital allocation experience and risk management experience. His legal experience as the former general counsel of a large energy public holding company that included natural gas operations and his prior service for over a decade on the Board of Directors of Alabama Power Company (Alabama Power or APC) are also of significant value to the Board.

►	Mr. Johns has served as Chairman and Chief Executive Officer of Protective Life since 2002 and President from 2002 to January 2016. He joined Protective Life in 1993 as Executive Vice President and Chief Financial Officer.
►	Before his tenure at Protective Life, Mr. Johns served as general counsel of Sonat, Inc., a diversified energy company.
►	Prior to joining Sonat, Inc., Mr. Johns was a founding partner of the law firm Maynard, Cooper & Gale, P.C.
►	He previously served on the Board of Directors of Alabama Power from 2004 to 2015. During his tenure on the Alabama Power Board, he was a member of the Nominating and Executive Committees.
►	He is a member of the Board of Directors of Regions Financial Corporation, where he chairs the Risk Committee, and Genuine Parts Company, where he serves as Lead Independent Director and chairs the Compensation, Nominating and Governance Committee and the Executive Committee.
►	Mr. Johns has served on the Executive Committee of the Financial Services Roundtable in Washington, D.C. and is the immediate past chairman of the American Council of Life Insurers.
►	Mr. Johns has served as the Chairman of the Business Council of Alabama, the Birmingham Business Alliance, the Greater Alabama Council, Boy Scouts of America and Innovation Depot, Alabama’s leading business and technology incubator.

Other public company directorships: Genuine Parts Company, Protective Life and Regions Financial Corporation (formerly a Director of Alabama Power)

Dale E. Klein ► (Independent)
Associate Vice Chancellor of Research of the University of Texas System and former Commissioner and Chairman, U.S. Nuclear Regulatory Commission, energy
Age: 70 Director since: 2010 Board committees: Compensation and Management Succession; Operations, Environmental and Safety; Business Security Subcommittee ►

Director highlights:
Dr. Klein’s qualifications include nuclear energy research, regulation, technology and safety knowledge and experience, as well as experience in environmental matters and governmental affairs. His senior leadership experience demonstrated as the Chairman of the U.S. Nuclear Regulatory Commission is also important to the Board.

►	Dr. Klein was Commissioner from 2009 to 2010 and Chairman from 2006 through 2009 of the U.S. Nuclear Regulatory Commission. He also served as Assistant to the Secretary of Defense for Nuclear, Chemical and Biological Defense Programs from 2001 through 2006.
►	Dr. Klein has more than 35 years of experience in the nuclear energy industry.
►	Dr. Klein began his career at the University of Texas in 1977 as a professor of mechanical engineering which included a focus on the university’s nuclear program. He spent nearly 25 years in various teaching and leadership positions including Director of the nuclear engineering teaching laboratory, Associate Dean for research and administration in the College of Engineering and Vice Chancellor for special engineering programs.
►	He serves on the Audit and Nuclear and Operating Committees of Pinnacle West Capital Corporation, an Arizona energy company, and is a member of the Board of Pinnacle West Capital Corporation’s principal subsidiary, Arizona Public Service Company.

Other public company directorships: Pinnacle West Capital Corporation, Arizona Public Service Company

investor.southerncompany.com     19

Corporate Governance at Southern Company

Ernest J. Moniz ► (Independent)
Cecil and Ida Green Professor of Physics and Engineering Systems Emeritus, Special Advisor to the President of Massachusetts Institute of Technology (MIT) and former U.S. Secretary of Energy
Age: 73 Director since: 2018 Board committees: Nominating, Governance and Corporate Responsibility; Operations, Environmental and Safety; Business Security Subcommittee ►

Director highlights:
Dr. Moniz’s qualifications include senior leadership experience, energy industry experience, nuclear expertise and environmental matters knowledge. Having served as U.S. Secretary of Energy, Dr. Moniz brings key insights about energy regulation and policy and environmental matters. His current roles in academia and as the leader of non-profit energy industry organizations allow him to contribute up-to-date perspectives on clean energy, climate change and environmental matters.

►	Dr. Moniz is an American nuclear physicist and former U.S. Secretary of Energy who served from May 2013 until January 2017. Dr. Moniz engaged regularly with issues related to energy regulation and policy, environmental regulation and policy and greenhouse gas emissions.
►	He also serves as the President and Chief Executive Officer of The Energy Futures Initiative, Inc. (EFI) and Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, positions he has held since June 2017. EFI is a non-profit organization providing analytically-based, unbiased policy options to advance a cleaner, safer, more affordable and more secure energy future. The Nuclear Threat Initiative is a non-profit, non-partisan organization working to protect lives, livelihoods and the environment from nuclear, biological, radiological, chemical and cyber dangers.
►	Dr. Moniz’s involvement in national energy policy began in 1995, when he served as Associate Director for Science in the Office of Science and Technology Policy in the Executive Office of the President.
►	He later oversaw the U.S. Department of Energy’s science, energy and security programs as Under Secretary from 1997 to 2001.
►	He was a member of the President’s Council of Advisors on Science and Technology from 2009 to 2013 and received the Department of Defense Distinguished Public Service Award in 2016.
►	Prior to his appointment as Secretary of Energy, he had a career spanning four decades at MIT, during which he was head of the MIT Department of Physics from 1991 to 1995 and in 1997, and was the Founding Director of the MIT Energy Initiative and Director of the Laboratory for Energy and the Environment. Since January 2017, Dr. Moniz has served as the Cecil and Ida Green Professor of Physics and Engineering Systems Emeritus and Special Advisor to the President of MIT.
►	Dr. Moniz is also a non-resident Senior Fellow at the Harvard Belfer Center and the inaugural Distinguished Fellow of the Emerson Collective.
►	Dr. Moniz served on the U.S. Department of Defense Threat Reduction Advisory Committee and the Blue Ribbon Commission on America’s Nuclear Future. He also is a member of the Council on Foreign Relations and a fellow of the American Association for the Advancement of Science, the American Academy of Arts and Sciences, the Humboldt Foundation and the American Physical Society.

Other public company directorships: None.

20     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

William G. Smith, Jr. ► (Independent)
Chairman of the Board, President and Chief Executive Officer of Capital City Bank Group, Inc., banking
Age: 64 Director since: 2006 Board committees: Finance; Nominating, Governance and Corporate Responsibility ►

Director highlights:
Mr. Smith’s qualifications include senior leadership experience, finance and capital allocation knowledge and experience, financial expertise and risk management experience. Mr. Smith contributes valuable perspectives on management, operations and regulatory compliance from his experience as the chief executive officer of a highly-regulated public company.

►	Mr. Smith began his career at Capital City Bank in 1978, where he worked in a number of positions of increasing responsibility before being elected President and Chief Executive Officer of Capital City Bank Group, Inc. in January 1989. He was elected Chairman of the Board of the Capital City Bank Group, Inc. in 2003. He is also the Chairman and Chief Executive Officer of Capital City Bank.
►	He previously served on the Board of Directors of the Federal Reserve Bank of Atlanta.
►	Mr. Smith is the former Federal Advisory Council Representative for the Sixth District of the Federal Reserve System and past Chair of Tallahassee Memorial HealthCare and the Tallahassee Area Chamber of Commerce.

Other public company directorships: Capital City Bank Group, Inc.

Steven R. Specker ► (Assuming re-election, appointed to serve as Lead Independent Director effective May 23, 2018)
Chief Executive Officer, TAE Technologies, Inc., energy technology
Age: 72 Director since: 2010 Board committees: Compensation and Management Succession; Operations, Environmental and Safety (Chair) ►

Director highlights:
Dr. Specker’s qualifications include senior leadership, nuclear generation, regulation, technology and development of nuclear energy, environmental matters and major capital projects. His experience as the president and chief executive officer of a clean energy company and an electric industry-wide research and development program that spanned every aspect of generation, environmental protection, power delivery, retail use and power markets is valuable to our Board.

►	Dr. Specker currently serves as Chief Executive Officer of TAE Technologies Inc., a position he has held since October 2016. TAE Technologies Inc. is an international private company focusing on clean fusion energy technology.
►	Dr. Specker served as President and Chief Executive Officer of the Electric Power Research Institute (EPRI) from 2004 until 2010. EPRI provides thought leadership, industry expertise and collaborative value to help the electricity sector identify issues, technology gaps and broader needs that can be addressed through effective research and development programs.
►	Prior to joining EPRI, Dr. Specker founded Specker Consulting, LLC, a private consulting firm, which provided operational and strategic planning services to technology companies serving the global electric power industry.
►	Dr. Specker also served in a number of leadership positions during his 30-year career at General Electric Company (GE), including serving as President of GE’s nuclear energy business, President of GE digital energy and Vice President of global marketing.
►	He is also a former member of the Board of Trilliant Incorporated, a leading provider of Smart Grid communication solutions, and serves as a member of the Board of TAE Technologies Inc.

Other public company directorships: None

investor.southerncompany.com     21

Corporate Governance at Southern Company

Larry D. Thompson ► (Lead Independent Director since May 2016)
Counsel at Finch McCranie, LLP (law firm) and former Executive Vice President, Government Affairs, General Counsel and Corporate Secretary, PepsiCo Inc., food and beverage
Age: 72 Director since: 2014 (previously served from 2010 to 2012) Board committees: Finance; Nominating, Governance and Corporate Responsibility ►

Director highlights:
Mr. Thompson’s qualifications include senior leadership experience, corporate governance knowledge and experience, risk management experience and governmental affairs and regulatory compliance knowledge and experience. His legal skills developed as the former general counsel of a global consumer products public company, as well as his knowledge and experience from his service as a former U.S. Attorney and as a former U.S. Deputy General Counsel, are valuable to the Board.

►	Mr. Thompson joined Finch McCranie, LLP as Counsel in 2015. Mr. Thompson served on the faculty of The University of Georgia School of Law as the John A. Sibley Chair of Corporate and Business Law from 2014 to 2016.
►	From 2012 until his retirement in 2014, Mr. Thompson served as Executive Vice President, Government Affairs, General Counsel and Corporate Secretary for PepsiCo Inc., one of the world’s largest packaged food and beverage companies. From 2004 to 2011, he served as Senior Vice President of Government Affairs, General Counsel and Corporate Secretary of PepsiCo Inc. At PepsiCo Inc., Mr. Thompson was responsible for its worldwide legal function, its government affairs organization and its charitable foundation, where he served on the Board.
►	His government career includes serving as Deputy Attorney General in the U.S. Department of Justice and leading the National Security Coordination Council. In 2002, President George W. Bush named Mr. Thompson to head the Department of Justice’s Corporate Fraud Task Force.
►	Mr. Thompson is an Independent Trustee of various investment companies in the Franklin Templeton group of mutual funds and a Director and a member of the Compensation Committee of Graham Holdings Company (formerly The Washington Post Company).
►	He also serves as an Advisory Director of the Georgia Justice Project.
►	Mr. Thompson served as a Director of Southern Company from 2010 to 2012 and was a member of the Audit Committee.

Other public company directorships: Franklin Templeton Series Mutual Funds, Graham Holdings Company (formerly a Director of Cbeyond, Inc.)

22     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

E. Jenner Wood III ► (Independent)
Corporate Executive Vice President – Wholesale Banking, SunTrust Banks, Inc. (retired), banking
Age: 66 Director since: 2012 Board committees: Audit ►

Director highlights:
Mr. Wood’s qualifications include senior leadership experience, finance and banking knowledge and experience and risk management experience. From the knowledge and experience he gained from 10 years of service as a former member of the Board of Directors of Georgia Power, he contributes key perspectives on our operations and strategic imperatives.

►	Mr. Wood served as Corporate Executive Vice President – Wholesale Banking of SunTrust Banks, Inc. from October 2015 until his retirement in December 2016. Prior to that, he served as Chairman and Chief Executive Officer of the Atlanta Division of SunTrust Bank from 2001 to 2015. He began his career with SunTrust Banks, Inc. in 1975 and advanced through various management positions including Chairman of the Board, President and Chief Executive Officer of the Georgia/North Florida Division and Chairman, President and Chief Executive Officer of SunTrust’s Central Group with responsibility over Georgia and Tennessee.
►	He served as a member of the Board of Georgia Power from 2002 until May 2012. During his tenure on the Georgia Power Board, he served as a member of the Compensation, Executive and Finance Committees.
►	Mr. Wood is a Director of Oxford Industries, Inc., where he serves as a member of the Executive Committee, and a Director of Genuine Parts Company, where he serves on the Audit Committee and the Compensation, Nominating and Governance Committee.
►	He is active in numerous civic and community organizations, serving as the Chairman of the Metro Atlanta Chamber of Commerce and as a Vice Chairman of the Robert W. Woodruff Foundation, the Joseph B. Whitehead Foundation and the Lettie Pate Evans Foundation. Mr. Wood also serves as a Trustee of the Sartain Lanier Family Foundation, Camp-Younts Foundation and the Jesse Parker Williams Foundation.

Other public company directorships: Genuine Parts Company, Oxford Industries, Inc. (formerly a Director of Crawford & Company and Georgia Power)

The Board recommends a vote FOR each Director nominee.

investor.southerncompany.com     23

Corporate Governance at Southern Company

Southern Company Board

Majority Voting for Directors and Director Resignation Policy

Since 2010, we have had a majority vote standard for Director elections, which requires that a nominee for Director in an uncontested election receive a majority of the votes cast at a stockholder meeting in order to be elected to the Board. The Board believes that the majority vote standard in uncontested Director elections strengthens the Director nomination process and enhances Director accountability.

The Board believes this standard for uncontested elections is a more equitable standard than a plurality vote standard. A plurality vote standard guarantees the election of a Director in an uncontested election; however, a majority vote standard means that nominees in uncontested elections are only elected if a majority of the votes cast are voted in their favor.

We also have a Director resignation policy, which requires any nominee for election as a Director to submit an irrevocable letter of resignation as a condition to being named as such nominee, which would be tendered in the event that nominee fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of stockholders. Such resignation would be considered by the Board, and the Board would be required to either accept or reject such resignation within 90 days from the certification of the election results.

Director Independence Standards

No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board has adopted categorical guidelines which provide that a Director will not be deemed to be independent if within the preceding three years:

►	The Director was employed by the Company or the Director’s immediate family member was an executive officer of the Company.
►	The Director has received, or the Director’s immediate family member has received, during any 12-month period, direct compensation from the Company of more than $120,000, other than Director and committee fees. (Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered.)
►	The Director was affiliated with or employed by, or the Director’s immediate family member was affiliated with or employed in a professional capacity by, a present or former external auditor of the Company and personally worked on the Company’s audit.
►	The Director was employed, or the Director’s immediate family member was employed, as an executive officer of a company where any of the Company’s present executive officers at the same time served on that company’s compensation committee.
►	The Director is a current employee, or the Director’s immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any year, exceeds the greater of $1,000,000 or 2% of that company’s consolidated gross revenues.
►	The Director or the Director’s spouse serves as an executive officer of a charitable organization to which the Company made discretionary contributions which, in any year, exceeds the greater of $1,000,000 or 2% of the organization’s consolidated gross revenues.

These guidelines are in compliance with the New York Stock Exchange (NYSE) corporate governance rules within its listing standards.

Director Independence Review Process

At least annually, the Board receives a report on all commercial, consulting, legal, accounting, charitable or other business relationships that a Director or the Director’s immediate family members have with the Company and its subsidiaries. This report includes all ordinary course transactions with entities with which the Directors are associated.

24     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

The Board determined that the Company and its subsidiaries followed our procurement policies and procedures, that the amounts reported were well under the thresholds contained in the Director independence requirements and that no Director had a direct or indirect material interest in the transactions included in the report.

The Board reviewed all contributions made by the Company and its subsidiaries to charitable organizations with which the Directors are associated. The Board determined that the contributions were consistent with other contributions by the Company and its subsidiaries to charitable organizations and none were approved outside the Company’s normal procedures.

In determining Director independence, the Board considers transactions, if any, identified in the report discussed above that affect Director independence, including any transactions in which the amounts reported were above the threshold contained in the Director independence requirements and in which a Director had a direct or indirect material interest. No such transactions were identified and, as a result, no such transactions were considered by the Board. The Board also considered that, in the ordinary course of the Southern Company system’s business, electricity and natural gas are provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.

As a result of its review process, the Board affirmatively determined that 14 of the 15 Directors nominated for re-election are independent. In addition, the Board affirmatively determined that Mr. Hood is independent.

►Juanita Powell Baranco ►Jon A. Boscia ►Henry A. Clark III ►David J. Grain ►Veronica M. Hagen ►Linda P. Hudson ►Donald M. James	►John D. Johns ►Dale E. Klein ►Ernest J. Moniz ►William G. Smith, Jr. ►Steven R. Specker ►Larry D. Thompson ►E. Jenner Wood III	Board Independence
		14 Directors	All Director nominees are independent except the CEO

Thomas A. Fanning, Chairman of the Board, President and CEO of the Company, is an employee and is not independent.

Identifying Nominees for Election to the Board

The Nominating, Governance and Corporate Responsibility Committee, comprised entirely of independent Directors, is responsible for identifying, evaluating and recommending nominees for election to the Board. Final selection of the nominees for election to the Board is within the sole discretion of the Board.

The Board believes that, as a whole, it should have collective knowledge and experience beneficial to our Company and in line with our long-term strategic plans.

The Nominating, Governance and Corporate Responsibility Committee only considers candidates with the highest degree of integrity and ethical standards. The Nominating, Governance and Corporate Responsibility Committee evaluates a candidate’s independence from management, ability to provide sound and informed judgment, history of achievement reflecting superior standards, willingness to commit sufficient time, financial literacy, number of other Board memberships, genuine interest in the Company and a recognition that, as a member of the Board, one is accountable to the stockholders of the Company, not to any particular interest group. In February 2018, Dr. Moniz was recommended by the Nominating, Governance and Corporate Responsibility Committee for nomination for election to the Board and elected to the Board effective March 1, 2018. Dr. Moniz was identified jointly by the Chairman, President and CEO and several of our independent Directors.

The Nominating, Governance and Corporate Responsibility Committee solicits recommendations for candidates for consideration from its current Directors and is authorized to engage third-party advisers to assist in the identification and evaluation of candidates for consideration. In 2017, the Board engaged the services of a nationally-recognized Board search firm to assist with a candidate search based on a talent framework consistent with our leadership mission and aligned with our strategic imperatives that drive long-term value.

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Corporate Governance at Southern Company

Qualifications, Attributes, Skills and Experience Desired on the Board

We believe effective oversight comes from a Board that represents a diverse range of experience and perspectives that provides the collective qualifications, attributes, skills and experience necessary for sound governance. The Nominating, Governance and Corporate Responsibility Committee establishes and regularly reviews with the Board the qualifications, attributes, skills and experience that it believes are desirable to be represented on the Board to ensure that they align with the Company’s long-term strategy. The most important of these are described below.

Senior Leadership
We believe Directors with relevant Chief Executive Officer or senior executive experience bring the deep leadership qualifications and skills necessary to execute our strategic imperatives that drive long-term value.

Risk Management
Directors with knowledge or experience in managing and mitigating key risks, including financial, operational, regulatory, environmental, construction and cybersecurity, assist us in effectively managing risk in a rapidly changing environment, which is critical to our success.

Audit/Financial and M&A
Accurate financial reporting and solid auditing are important to us. Our Board includes Directors with considerable experience with public company financial statements and internal controls comparable to the complexity of ours. With major capital projects as a part of our long-term strategic plan, Directors with finance and capital allocation experience continue to be important to our success. We also believe Directors with public company merger, acquisition and disposition experience are particularly essential to the continued integration of our recently-acquired businesses and for the consideration of any potential future opportunities.

Governmental Affairs/Regulatory
Directors with experience in leadership positions within agencies relevant to our industry or in other regulated businesses are key to our ability to maintain respected regulatory relations and our reputation for doing the right thing. As an important component of U.S.-critical infrastructure, Directors with active security clearances and with background and exposure to the asymmetrical cyber and physical threats facing our industry enable us to stay informed about relevant security issues.

Industry/Operations (Electric, Nuclear and Natural Gas)
We are focused on providing clean, safe, reliable and affordable energy to customers. We also continue to work to advance our country’s capability to generate nuclear power and pursue innovations for a clean energy future. To do this, we include Directors on our Board with deep knowledge and experience in the electricity industry and with nuclear energy. We continue to seek opportunities within the midstream through downstream business operations in the natural gas industry and, with our recent acquisition of Southern Company Gas (GAS), we believe it is important to include Directors with natural gas experience. Directors who previously served on the Board of Directors of one of our operating companies also have operations knowledge and experience that is helpful to the Board.

Corporate Governance and Service on Public Company Boards
Our Board includes Directors with experience in corporate governance matters and service on other public company Boards, providing insights into Board management, relations between the Board, the CEO and senior management, as well as Board refreshment, agenda setting and management succession. These insights are critical to the governance of our complex business.

Environmental Regulation and Policy
As a leader in the energy industry, Directors with a deep understanding or experience with the oversight of environmental policy, regulation, risk and business operation matters permit us to lead innovation and to focus on safe and responsible operations.

Major Projects Directors with oversight or management experience of major capital projects aimed to drive long-term value are particularly desirable as we continue to manage our major capital projects.

Technology/New Economy
The markets for our businesses are ever changing and industry disruptions and technological advances play a significant role in these changes. We believe Directors with experience related to relevant technology innovations, including clean energy solutions, provide insight needed for us to remain nimble and competitive.

26     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

Diversity of our Board

While our Corporate Governance Guidelines do not prescribe diversity standards, the Guidelines mandate that the Board as a whole should be diverse. Our Board also believes that diversity is important, as a variety of points of view contributes to a more effective decision-making process.

At most meetings, the Nominating, Governance and Corporate Responsibility Committee evaluates the expertise and needs of the Board to determine the Board’s proper membership and size. As part of this evaluation, the Nominating, Governance and Corporate Responsibility Committee considers aspects of diversity, such as diversity of race, gender and ethnicity. The nominees for Director include three women, representing 20% of our nominees for Director, and three ethnic minorities, representing 20% of our nominees for Director. Overall, 33% of our nominees for Director are diverse. The Nominating, Governance and Corporate Responsibility Committee also considers diversity of age, education, industry, business background and experience in the selection of candidates to serve on the Board.

The Nominating, Governance and Corporate Responsibility Committee assesses the effectiveness of its efforts at pursuing diversity through its evaluations of the Board’s composition.

Diversity of Director Nominees
33%	3 Women 3 Ethnic Minorities

Board Refreshment

The Nominating, Governance and Corporate Responsibility Committee regularly considers the long-term makeup of our Board and how the members of our Board will change over time, including frequent consideration of potential Board candidates. The Board aims to strike a balance between the knowledge that comes from longer-term service on the Board and the new experience and ideas that can come from adding Directors to the Board.

In 2017, the Nominating, Governance and Corporate Responsibility Committee enhanced its focus on Board refreshment to ensure thoughtful deliberation to align the Board’s long-term composition with the Company’s long-term strategy and to effect meaningful Board succession planning. The Nominating, Governance and Corporate Responsibility Committee’s recent actions include the engagement of a nationally-recognized Board search firm, the election of Dr. Moniz and robust discussions about Board succession planning. In the last four years, we have added four independent Directors to our Board and, as of the annual meeting, will have had two Directors retire. The Board is focusing on continuing refreshment over the coming years.

We believe the average tenure for our independent Directors nominees of approximately seven and one-half years reflects the balance the Board seeks between different perspectives brought by longer-serving Directors and new Directors.

Board Tenure
Tenure of Independent Director Nominees (Years of consecutive service)
7.5 years	Average Tenure

Stockholder Recommendation of Board Candidates

Any stockholder may make recommendations for candidates for consideration by the Nominating, Governance and Corporate Responsibility Committee by sending a written statement describing the candidate’s qualifications, relevant biographical information and signed consent to serve. These materials should be submitted in writing to our Corporate Secretary and received by December 7, 2018 for consideration by the Nominating, Governance and Corporate Responsibility Committee as a nominee for election at the 2019 annual meeting. A stockholder recommendation is reviewed in the same manner as candidates identified by the Nominating, Governance and Corporate Responsibility Committee or recommended to the Nominating, Governance and Corporate Responsibility Committee.

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Corporate Governance at Southern Company

Board Structure and Processes

Board Leadership Structure

Our Governance Guidelines allow the independent Directors flexibility to split or combine the Chairman and CEO responsibilities, and the independent Directors annually review our leadership structure to determine the structure that is in the best interest of Southern Company and its stockholders.

The Board believes that its current leadership structure, which has a combined role of Chairman and CEO counterbalanced by a strong independent Board led by a Lead Independent Director and independent Directors chairing each of the Board committees, is most suitable for us at this time and is in the best interest of stockholders because it provides the optimal balance between independent oversight of management and unified leadership.

►	The combined role of Chairman and CEO is held by Tom Fanning, who is the Director most familiar with our business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy.
►	Independent Directors and management have different perspectives and roles in strategy development. The CEO brings Company-specific experience and expertise, while our independent Directors bring experience, oversight and expertise from outside the Company and its industry.
►	The Board believes that the combined role of Chairman and CEO promotes the development and execution of our strategy and facilitates the flow of information between management and the Board, which is essential to effective corporate governance.

Role of the Lead Independent Director

The Lead Independent Director is elected by the independent Directors of the Board. At the 2016 annual meeting, Mr. Thompson was elected by the independent Directors to serve as Lead Independent Director from May 25, 2016 until the 2018 annual meeting. At the Board’s February 2018 meeting, the Board elected Dr. Specker, assuming his re-election, to serve as Lead Independent Director effective May 23, 2018.

The Lead Independent Director has the following powers and responsibilities:

►	Approving the agenda (with the ability to add agenda items) and schedule for Board meetings and information sent to the Board;
►	Calling and chairing executive sessions of the non-management Directors;
►	Chairing Board meetings in the absence of the Chairman;
►	Meeting regularly with the Chairman;
►	Acting as the principal liaison between the Chairman and the non-management Directors (although every Director has direct and complete access to the Chairman at any time);
►	Serving as the primary contact Director for stockholders and other interested parties; and
►	Communicating any sensitive issues to the Directors.

“Our Board is committed to overseeing Southern Company’s long-term strategy as a leader in our industry, a reliable energy provider for customers and a solid investment for our stockholders.”

Larry D. Thompson

Meetings of Non-Management Directors

Non-management Directors meet in executive session without any members of the Company’s management present at each regularly-scheduled Board meeting. These executive sessions promote an open discussion of matters in a manner that is independent of the Chairman and CEO. The Lead Independent Director chairs each of these executive sessions.

28     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

Meetings and Attendance

The Board met 11 times in 2017. Our Directors are engaged, as demonstrated by the average Director attendance at all applicable Board and committee meetings in 2017 of 94%. No nominee attended less than 75% of applicable meetings. In 2017, we also conducted informational calls with the Board (nine times), the Finance Committee (five times) and the Audit Committee (three times) on key topics, including status updates on our major capital projects.

All Director nominees are expected to attend the annual meeting of stockholders. All members of the Board serving on May 24, 2017, except Mr. Boscia, attended the annual meeting in 2017.

Engaged Directors
2017 Board and Committee Meeting Attendance

Board and Committee Self-Evaluation Process

Our Board has a robust annual self-evaluation process. Traditionally, the Nominating, Governance and Corporate Responsibility Committee oversees the annual self-assessment process on behalf of the Board. The Board determined that an evaluation of the full Board assisted by a third party was appropriate. The Board engaged the services of an independent third party to facilitate its annual self-assessment. The process involves an interview of each Director and a facilitated discussion with the full Board. The objective is to allow the Directors to share their perspectives and consider necessary adjustments, if any, in response to the collective feedback.

The charter of each committee of the Board also requires an annual performance evaluation, which is overseen by the chair of each committee. In 2017, each committee of the Board conducted its annual self-assessments.

		►	■

	Evaluation Oversight		Committee-level Evaluations
	The Nominating, Governance and Corporate Responsibility Committee oversees the annual self-assessment process on behalf of the Board.		The charter of each committee of the Board also requires an annual performance evaluation, which is overseen by the chair of each committee.
■				▼

▲				■
	Outcome		Interviews and Discussion
	The objective is to allow the Directors to share their perspectives and consider any necessary adjustments in response to the collective feedback.		The process involves an interview of each Director and a discussion with the full Board detailing the interviews and any follow up items.
		■	◄

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Corporate Governance at Southern Company

Board Risk Oversight

The Board and its committees have both general and specific risk oversight responsibilities. The Board has broad responsibility to provide oversight of significant risks primarily through direct engagement with management and through delegation of ongoing risk oversight responsibilities to the committees. Any risk oversight that is not allocated to a committee remains with the Board.

At least annually, the Board reviews our risk profile to ensure that oversight of each risk is properly designated to an appropriate committee or the full Board. The charters of the committees and the checklist of agenda items for each committee define the areas of risk for which each committee is responsible for providing ongoing oversight.

Audit Committee
►	Reviews risks and associated risk management activities related to financial reporting and ethics- and compliance-related matters.
►	Reviews the adequacy of the risk oversight process and documentation that appropriate enterprise risk management and oversight are occurring. The documentation includes a report that tracks which significant risk reviews have occurred and the committee(s) reviewing such risks. In addition, an overview is provided at least annually of the risk assessment and profile process conducted by Company management.
►	Receives regular updates from Internal Auditing and quarterly updates as part of the disclosure controls process.
Compensation and Management Succession Committee
►	Reviews risks and associated risk management activities related to workforce issues.
►	Reviews the assessment of risks associated with the Company’s employee compensation policies and practices, particularly performance-based compensation, as they relate to risk management practices and/or risk-taking incentives. The review is conducted at least annually and whenever significant changes to any business unit’s compensation practices are under consideration.
Finance Committee
►	Reviews risks and associated risk management activities related to financial matters of the Company such as financial integrity, major capital investments, dividend policy, financing programs and financial strategy.
Nominating, Governance and Corporate Responsibility Committee
►	Reviews risks and associated risk management activities related to state and federal regulatory and legislative environment, stockholder activism and environmental, sustainability and corporate social responsibility.
Operations, Environmental and Safety Committee
►	Reviews risks and associated risk management activities related to significant operations of the Southern Company system such as safety, system reliability, nuclear, gas and other operations, environmental regulation and policy, fuel cost and availability.
►	Business Security Subcommittee of the Operations, Environmental and Safety Committee focuses on business strategies designed to prevent or address catastrophic business interruption due to physical or cyber attacks or natural disasters.

Each committee provides ongoing oversight for each of our most significant risks designated to it, reports to the Board on their oversight activities and elevates review of risk issues to the Board as appropriate. For each committee, the CEO of the Company has designated a member of executive management as the primary responsible officer for providing information and updates related to the significant risks. These officers ensure that all significant risks identified in the risk profile we develop are reviewed with the Board and/or the appropriate committee(s) at least annually.

Southern Company has a robust enterprise risk management program that facilitates identification, communication and management of the most significant risks throughout the Company within a formalized framework in which risk governance and oversight are largely embedded in existing organizational and control structures. As a part of the governance structure, the Chief Risk Officer is accountable to the CEO and the Board for ensuring that enterprise risk oversight and management processes are established and operating effectively.

30     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

We believe that our leadership structure supports the risk oversight function of the Board. While we have a combined role of Chairman and CEO, an independent Director chairs each committee and the Chairman and CEO does not serve on any committee. There is regular, open communication between management and the Directors. All Directors are actively involved in the risk oversight function.

Succession Planning and Talent Development

Valuing and developing our people is a strategic priority for our Company. To support this priority, we engage in detailed discussions around succession planning and talent development at all levels within our organization to achieve business results. We have robust discussions and actions that are ongoing throughout the year.

The Compensation and Management Succession Committee oversees the development and implementation of succession plans for senior leadership positions. The process starts with management undertaking a full internal review of performance and development of leaders across the organization. Management presents and discusses with the Compensation and Management Succession Committee its evaluation and recommendations for senior leadership succession regularly throughout the year. The Compensation and Management Succession Committee regularly updates the Board on these discussions. The Compensation and Management Succession Committee is also regularly updated on key talent indicators for the overall workforce, including diversity and inclusion, recruiting and development programs.

The Board annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. To assist the Board, the CEO annually provides his assessment of senior leaders and their potential to succeed at key senior management positions. The evaluation is done in the context of the business strategy with a focus on risk management. The Board meets potential leaders at many levels across the organization through formal presentations and informal events throughout the year.

Communicating with the Board

We encourage stockholders or interested parties to communicate directly with the Company’s Board, the independent Directors or the individual Directors, including the Lead Independent Director.
►Communications may be sent to the Board as a whole, to the independent Directors or to specified Directors, including the Lead Independent Director, by regular mail or electronic mail.
►Regular mail should be sent to our principal executive offices, to the attention of the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.
►Electronic mail should be directed to corpgov@southerncompany.com. The electronic mail address also can be accessed from the Corporate Governance webpage located under Corporate Governance on our website at investor.southerncompany.com under the link entitled Governance Inquiries.

With the exception of commercial solicitations, all communications directed to the Board or to specified Directors will be relayed to them.

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Corporate Governance at Southern Company

Other Governance Policies and Practices

Certain Relationships and Related Transactions

We have a robust system for identifying potential related person transactions.
►Our Audit Committee is responsible for overseeing our Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees, officers and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole.
►We conduct a review of our financial systems to identify potential conflicts of interest and related person transactions.
►At least annually, each Director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Company or one of its subsidiaries is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest.
►We have a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.

The approval and ratification of any related person transaction would be subject to these written policies and procedures which include:

►	a determination of the need for the goods and services;
►	preparation and evaluation of requests for proposals by supply chain management;
►	the writing of contracts;
►	controls and guidance regarding the evaluation of the proposals; and
►	negotiation of contract terms and conditions.

As appropriate, these contracts are also reviewed by individuals in the legal, accounting and/or risk management/ services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.

We do not have a written policy pertaining solely to the approval or ratification of related person transactions.

In 2017, Ms. Alexia B. Borden, the daughter of Paul Bowers, an executive officer of the Company, was employed by Alabama Power as vice president with responsibility for Governmental Affairs until November 2017 when she was appointed senior vice president and general counsel and received total compensation of $502,703, as calculated in accordance with SEC rules and regulations.

We do not have any other related person transactions that meet the requirements for disclosure in this proxy statement.

In the ordinary course of the Southern Company system’s business, electricity and natural gas are provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.

32     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

Proxy Access

Proxy access generally refers to the right of stockholders who meet certain ownership thresholds to nominate one or more Directors to the Board and have the nominees included in the Company’s proxy materials and on the Company’s proxy card.

In 2015, a stockholder submitted a proposal to adopt proxy access. The proposal was not approved by stockholders at the 2015 annual meeting. Given the level of stockholder support for the proposal and the Board’s ongoing review of best corporate governance practices, the Board continued to discuss the possibility of adopting proxy access after the 2015 annual meeting.

At the 2016 annual meeting, the Board proposed for stockholder vote a proxy access amendment to our By-Laws. The Board’s decision was the result of feedback from stockholder outreach, including the proponent of the proxy access proposal, consideration of evolving corporate governance trends and continuous review of our corporate governance practices. The Board believed that the By-Law amendment provided meaningful rights to stockholders while promoting responsible use of these rights by stockholders.

The proposed amendment received overwhelming support (over 95%) from our stockholders at the 2016 annual meeting and was adopted in May 2016. The following are the key terms of the proxy access By-Law amendment:

■	►	■	►	■	►

Any stockholder or group of up to 20 stockholders maintaining continuous qualifying ownership of at least 3% of our outstanding shares for at least 3 years

Can nominate, and include in our proxy materials, Director nominees constituting the greater of 2 nominees or 20% (rounded down) of the number of Directors in our proxy materials for the next annual meeting

Nominating stockholder(s) and the nominee(s) must also meet the eligibility requirements in Section 47 of our By-Laws.

Stockholder Engagement

We place great importance on consistent dialogue with all our stakeholders, including customers, employees and stockholders. We regularly engage in discussions with, and provide comprehensive information for, constituents interested in the Southern Company system’s citizenship, stewardship and environmental compliance. We are receptive to stakeholder concerns, and we are committed to transparency and proactive interactions with our investors. We regularly communicate with our stockholders to better understand their viewpoints, gather input on our business strategy and execution and obtain feedback regarding other matters of investor interest.

►	Our management team participates in numerous investor meetings each year to discuss our business, our strategy and our financial results. These meetings include in-person, telephone and webcast conferences.
►	Since 2011, we have held regular environmental stakeholder forums, webinars, calls and meetings covering a range of topics, including regulatory and policy issues, system risk and planning related to renewables, energy efficiency and greenhouse gas matters. Members of senior management participate in these events.
►	We began a more systematic approach to stockholder outreach with respect to environmental, social, governance and executive compensation topics in 2014 that involved members of our senior management. The stockholder outreach team expanded in 2016 to include independent Directors. The Nominating, Governance and Corporate Responsibility Committee currently oversees the stockholder engagement program on behalf of the Board.

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Corporate Governance at Southern Company

The graphic below represents elements of our ongoing stockholder engagement efforts, as well as certain items that take place more specifically before, during and after our annual meeting.

		►	■

	Annual Meeting			Post Annual Meeting

►Provides environment for direct engagement among Board members, senior management and stockholders
►Opportunity for stockholders to ask questions about the Company
►Determine voting results for management and stockholder proposals

►Discuss vote outcomes in light of existing practices, as well as feedback received from stockholders during proxy season
►Review corporate governance trends, recent regulatory developments and the Company’s own corporate governance documents, policies and procedures
►Determine topics for discussion during off-season stockholder engagement

■					▼

▲					■
	Engagement Prior to Annual Meeting			Off-season Engagement and Evaluation of Best Practices

►Seek feedback on matters for stockholder consideration
►Discuss stockholder proposals with proponents, when appropriate
►Publish annual report and proxy statement, highlighting recent Board and Company activities

►Engage with stockholders and other stakeholders to better understand their viewpoints and inform discussions in the boardroom
►Evaluate potential changes to environmental, social, governance or executive compensation practices in light of stockholder feedback and review of practices

		■	◄

Outreach Over the Last Year

In 2017 and early 2018, we reached out to our 100 largest stockholders representing more than 35% of our outstanding shares and requested meetings to discuss executive compensation, environmental, social and governance topics, as well as any other topics of interest. We also reached out to stockholders that are not among our 100 largest but expressed an interest in engaging with us. We received positive responses from, and had approximately 45 meetings by telephone or in person with, stockholders representing more than 31% of our outstanding shares, including index funds, union and public pension funds, actively-managed funds and socially-responsible investment funds. We also engaged with the two largest proxy advisory firms.

Participants in calls and meetings with our largest stockholders included one or more independent Directors (Lead Independent Director, Chair of our Nominating, Governance and Corporate Responsibility Committee and/or Chair of our Compensation and Management Succession Committee), the CEO (only where the call did not include a discussion of executive compensation), the Chief Financial Officer (CFO), the General Counsel and the Chief Human Resources Officer. Stockholder feedback is reported to our Nominating, Governance and Corporate Responsibility Committee, Compensation and Management Succession Committee and Operations, Environmental and Safety Committee, as appropriate, throughout the year.

Response to 2017 Stockholder Proposal

At the 2017 annual meeting, a stockholder proposal from the Sisters of St. Dominic of Caldwell New Jersey and certain colleagues at the Interfaith Center on Corporate Responsibility requesting a report on the Company’s strategy related to the International Energy Agency 2°C scenario received 46% support. Although the proposal did not pass, we began working with the proponents on disclosures responsive to the proposal. Over the past year, we have had a number of collaborative and constructive in-person meetings and telephone conferences with the proponents to discuss the proposal and our report. We anticipate publishing on our website under the link entitled Corporate Responsibility a report that is responsive to the proposal prior to the date of the 2018 annual meeting.

34     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

Political Contributions Policy

We believe that we have a responsibility to customers and stockholders to participate in the political process and, where appropriate, to make political contributions or expenditures (as defined by applicable law). The Company and its subsidiaries comply with all laws governing the use of corporate funds in connection with elections for public office. All political contributions or independent expenditures must be approved in advance by the CEO, the senior External Affairs Officer and the General Counsel (if applicable) of the Southern Company entity making the disbursement.

The Company’s political expenditures are reviewed at least annually by the Southern Company Board of Directors.

Our Responsibility

The Southern Company system is committed to developing the full portfolio of generation resources, including carbon-free nuclear, natural gas, renewables, energy efficiency and storage technology. With an industry-leading commitment to research and development, we have managed more than $2 billion in research and development investments and are at the forefront of technology development for the production, delivery and use of energy.

Our greatest asset in this effort is our employees. Our workforce is engaged in cultivating and leveraging this inventive mindset. We are collaborating with forward-looking companies and seeking partnerships with the brightest minds, leading universities and cutting-edge research organizations.

We continually strive to reduce the environmental impact of our operations, help customers use energy more wisely and conserve natural resources. The Southern Company system's commitment to the environment has been demonstrated in many ways, including:

►	participating in partnerships resulting in approximately $126 million of funding that has restored or enhanced more than 1.7 million acres of habitat since 2003;
►	removal of more than 15 million pounds of trash and debris from waterways through the Renew Our Rivers program;
►	a 21% reduction in surface water withdrawal from 2015 to 2016;
►	reductions in sulfur dioxide and nitrogen oxide air emissions of 95% and 85%, respectively, since 1990;
►	a reduction of mercury air emissions of over 90% since 2005; and
►	the Southern Company system's changing energy mix that has continued to reduce greenhouse gas emissions.

Through 2017, the traditional electric operating companies have also invested approximately $12.9 billion in environmental capital retrofit projects to comply with environmental requirements.

We are active members of the communities we serve. As evidence of this commitment, employees consistently give more than 200,000 hours of volunteer community service annually and help lead economic development efforts.

To learn more about the Company's corporate responsibility efforts, please view our Corporate Responsibility Report and other environmental documents by visiting http://www.southerncompany.com/corporate-responsibility/report-parameters.html.

Southern Company Accolades

►	DiversityInc recognized our Company as one of the “Top 50 Companies for Diversity,” as one of the “Top 10 Companies for Veterans” and as No. 1 in its list of the “Top 10 Companies for Progress.”
►	Southern Company was recognized as a top employer for veterans and military personnel by a variety of publications, including GI Jobs magazine, CivilianJobs.com and Military Times EDGE magazine.
►	Black Enterprise magazine named Southern Company one of the “Top 50 Best Companies for Diversity” in its annual survey of the top publicly-traded companies with U.S. operations.
►	We earned a perfect score from the Human Rights Campaign on their Workplace Equality Index for 2017 and 2018.
►	We earned a perfect score from American Association of People with Disabilities on their Disability Equality Index for 2017.

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Corporate Governance at Southern Company

Corporate Governance Website

In addition to our Corporate Governance Guidelines (which include Board independence criteria), other information relating to our corporate governance is available on our website at investor.southerncompany.com under the link entitled Corporate Governance.

►	Board of Directors — Background and Experience
►	Composition of Board Committees
►	Board Committee Charters
►	Link for on-line communication with Board of Directors
►	Management Council — Background and Experience
►	Executive Stock Ownership Requirements
►	Code of Ethics
►	By-Laws
►	SEC filings
►	Policies and Practices for Political Spending and Lobbying-Related Activities
►	Anti-Hedging and Anti-Pledging Provision

These documents also may be obtained by requesting a copy from the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.

Committees of the Board

Charters for each of the five standing committees can be found on our website at investor.southerncompany.com under the link entitled Corporate Governance.

Audit Committee

John D. Johns Chair Additional Committee Members: Juanita Powell Baranco Warren A. Hood, Jr. E. Jenner Wood III Meetings in 2017: 9

The Audit Committee’s duties and responsibilities include the following:

►Oversee the Company’s financial reporting, audit process, internal controls and legal, regulatory and ethical compliance.
►Appoint the Company’s independent registered public accounting firm, approve its services and fees and establish and review the scope and timing of its audits.
►Review and discuss the Company’s financial statements with management, the internal auditors and the independent registered public accounting firm, including critical accounting policies and practices, material alternative financial treatments within GAAP, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.
►Recommend the filing of the Company’s and its registrant subsidiaries’ annual financial statements with the SEC.

The Board has determined that all members of the Audit Committee are independent as defined by the NYSE corporate governance rules within its listing standards and rules of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Board has determined that all members of the Audit Committee are financially literate under NYSE corporate governance rules and that John D. Johns qualifies as an audit committee financial expert as defined by the SEC.

36     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

Finance Committee

David J. Grain Chair Additional Committee Members: Henry A. Clark III Donald M. James William G. Smith, Jr. Larry D. Thompson Meetings in 2017: 6

The Finance Committee’s duties and responsibilities include the following:

►Review the Company’s financial matters and recommend actions to the Board such as dividend philosophy and financial plan approval.
►Provide input regarding the Company’s financial plan and associated financial goals.
►Review the financial strategy of and the strategic deployment of capital by the Company.
►Provide input to the Compensation and Management Succession Committee on financial goals and metrics for the Company’s annual and long-term incentive compensation programs.

The Board has determined that each member of the Finance Committee is independent.

Compensation and Management Succession Committee

Henry A. Clark III Chair Additional Committee Members: David J. Grain Donald M. James Dale E. Klein Steven R. Specker Meetings in 2017: 8

The Compensation and Management Succession Committee’s duties and responsibilities include the following:

►Evaluate the performance of the CEO at least annually, review the evaluation with the independent Directors of the Board and approve the compensation level of the CEO for ratification by the independent Directors of the Board based on this evaluation.
►Oversee the evaluation and review and approve the compensation level of the other executive officers.
►Review and approve compensation plans and programs, including performance-based compensation, equity-based compensation programs and perquisites.
►Review CEO and other management succession plans with the CEO and the full Board, including succession of the CEO in the event of an emergency.
►Review risks and associated risk management activities related to workforce issues.
►Review the assessment of risk associated with employee compensation policies and practices, particularly performance-based compensation, as they relate to risk management practices and/or risk-taking incentives.
►Review and discuss with management the Compensation Discussion and Analysis (CD&A).

The Board has determined that all members of the Compensation and Management Succession Committee are independent as defined by the NYSE corporate governance rules within its listing standards.

The Compensation and Management Succession Committee engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with management to ensure that the executive compensation program is designed and administered consistent with the Compensation and Management Succession Committee’s requirements. Pay Governance also advises the Compensation and Management Succession Committee on executive compensation and related corporate governance trends.

Pay Governance is engaged directly by the Compensation and Management Succession Committee and does not provide any services to management unless authorized to do so by the Compensation and Management Succession Committee. The Compensation and Management Succession Committee reviewed Pay Governance’s independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Compensation and Management Succession Committee.

investor.southerncompany.com     37

Corporate Governance at Southern Company

Nominating, Governance and Corporate Responsibility Committee

Veronica M. Hagen Chair Additional Committee Members: Jon A. Boscia Linda P. Hudson Ernest M. Moniz* William G. Smith, Jr. Larry D. Thompson Meetings in 2017: 5 * Effective March 1, 2018

The Nominating, Governance and Corporate Responsibility Committee’s duties and responsibilities include the following:

►Recommend Board size and membership criteria and identify, evaluate and recommend Director candidates.
►Oversee and make recommendations regarding the composition of the Board and its committees.
►Review and make recommendations regarding total compensation for non-employee Directors.
►Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.
►Coordinate the performance evaluations of the Board and its committees.
►Oversee the Company’s practices and positions to advance its corporate citizenship, including environmental, sustainability and corporate social responsibility initiatives.
►Oversee the Company’s stockholder engagement program.

The Board has determined that each member of the Nominating, Governance and Corporate Responsibility Committee is independent.

Operations, Environmental and Safety Committee

Steven R. Specker Chair Additional Committee Members: Jon A. Boscia Veronica M. Hagen Linda P. Hudson Dale E. Klein Ernest M. Moniz* Meetings in 2017: 5 * Effective March 1, 2018

The Operations, Environmental and Safety Committee’s duties and responsibilities include the following:

►Oversee information, activities and events relative to significant operations of the Southern Company system including nuclear and other power generation facilities, electric transmission and distribution, natural gas distribution and storage, fuel and information technology initiatives.
►Oversee significant environmental and safety regulation, policy and operational matters.
►Oversee the Southern Company system’s management of significant construction projects.
►Provide input to the Compensation and Management Succession Committee on the key operational goals and metrics for the annual short-term incentive compensation program.

The Board has determined that each member of the Operations, Environmental and Safety Committee is independent.

Business Security Subcommittee

In 2014, the Board established a Business Security Subcommittee of the Operations, Environmental and Safety Committee, currently comprised of Linda P. Hudson (Chair), Dale E. Klein and Ernest M. Moniz (effective March 1, 2018). The subcommittee held three meetings in 2017.

The Business Security Subcommittee’s responsibilities include the following:

►Oversee management’s efforts to establish and continuously improve enterprise-wide security policies, programs, standards and controls, including those related to cyber and physical security.
►Oversee management’s efforts to monitor significant security events and operational and compliance activities.

38     Southern Company 2018 Proxy Statement

Corporate Governance at Southern Company

Director Compensation

Only non-employee Directors of the Company are compensated for service on the Board. In October 2017, the Nominating, Governance and Corporate Responsibility Committee engaged Pay Governance to provide an independent assessment of the current non-employee director compensation program to ensure continued alignment with comparable companies and sound governance practices. The Nominating, Governance and Corporate Responsibility Committee last obtained a market assessment of the program in 2015.

Pay Governance reported that the Company’s current program provides total direct compensation (retainer plus equity) between the 50th and 75th percentile of utility peers and below the 50th percentile of a broad group of general industry companies. Based on this assessment, the Nominating, Governance and Corporate Responsibility Committee did not recommend any changes to the program.

For 2017, the pay components for non-employee Directors were:

Annual cash retainers
Cash retainer	$110,000
Additional cash retainer if serving as the Lead Independent Director of the Board	$30,000
Additional cash retainer if serving as a chair of a committee of the Board	$20,000
Additional cash retainer if serving on the Business Security Subcommittee of the Operations, Environmental and Safety Committee	$12,500
Annual equity grant
In deferred common stock units until Board membership ends	$140,000
Meeting fees
Meeting fees are not paid for participation in a meeting of the Board	—
Meeting fees are not paid for participation in a meeting of a committee or subcommittee of the Board	—

Director Compensation Table

The following table reports compensation to the non-employee Directors during 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Juanita Powell Baranco	110,000	140,000	0	250,000
Jon A. Boscia	110,000	140,000	0	250,000
Henry A. Clark III	130,000	140,000	0	270,000
David J. Grain	130,000	140,000	0	270,000
Veronica M. Hagen	130,000	140,000	0	270,000
Warren A. Hood, Jr.	110,000	140,000	0	250,000
Linda P. Hudson	122,500	140,000	0	262,500
Donald M. James	110,000	140,000	0	250,000
John D. Johns	130,000	140,000	0	270,000
Dale E. Klein	122,500	140,000	0	262,500
William G. Smith, Jr.	110,000	140,000	0	250,000
Steven R. Specker	130,000	140,000	0	270,000
Larry D. Thompson	140,000	140,000	0	280,000
E. Jenner Wood III	110,000	140,000	0	250,000
(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Represents the grant date fair market value of deferred common stock units.
(3)	No non-employee Director of the Company received perquisites in an amount above the reporting threshold.

investor.southerncompany.com     39

Corporate Governance at Southern Company

Director Stock Ownership Guidelines

Under our Corporate Governance Guidelines, non-employee Directors are required to beneficially own, within five years of their initial election to the Board, common stock of the Company equal to at least five times the annual cash retainer. The annual equity grant for non-employee Directors is required to be deferred until Board membership ends. All non-employee Directors either meet the stock ownership guideline or are expected to meet the guideline within the allowed timeframe.

Director Deferred Compensation Plan

The annual equity grant is required to be deferred in shares of common stock under the Deferred Compensation Plan for Outside Directors of The Southern Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), and invested in common stock units which earn dividends as if invested in common stock. Earnings are reinvested in additional stock units. Upon leaving the Board, distributions are made in common stock or cash.

In addition, Directors may elect to defer up to 100% of their remaining compensation in the Director Deferred Compensation Plan until membership on the Board ends. Such deferred compensation may be invested as follows, at the Director’s election:

►	in common stock units which earn dividends as if invested in common stock and are distributed in shares of common stock or cash upon leaving the Board; or
►	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump-sum payment, or in up to 10 annual distributions after leaving the Board. We have established a grantor trust that primarily holds common stock that funds the common stock units that are distributed in shares of common stock. Directors have voting rights in the shares held in the trust attributable to these units.

40     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

Letter from the Compensation and Management Succession Committee (Compensation Committee)

To our Fellow Stockholders:

Southern Company’s strategy is to maximize long-term value to stockholders through a customer-, community- and relationship-focused business model that produces sustainable levels of return on energy infrastructure. In 2017, we continued to provide clean, safe, reliable and affordable energy to over nine million retail and wholesale customers. Operating premier state-regulated utilities and investing in energy infrastructure under long-term contracts are the focus of Southern Company’s customer-centric business model, which is designed to support regular, predictable and sustainable long-term earnings and dividend growth. We believe that achieving these objectives will deliver superior long-term risk-adjusted TSR for investors.

We achieved success on multiple fronts over the last year, while also experiencing a regulatory disallowance of the costs of the gasifier at the Kemper IGCC. Some of the highlights include:

►

Focus on Safety, People and Culture: As we strive to be a premier employer of choice, in 2017 we built on a strong safety culture through improved incident prevention programs, emphasized diversity and, particularly, inclusion and bolstered talent development and our succession pipeline.

►

Outstanding Operational Performance and Customer Service: 2017 represented one of our strongest operational performances in recent history. We had strong operational performance on electric generation, transmission and distribution, while continuing a stellar track record of outstanding storm response during an active 2017 hurricane season. Our state-regulated electric and gas utilities continue to be among the most highly rated utilities for customer satisfaction by J.D. Power, which ranks companies based on power quality and reliability, price, billing and payment, corporate citizenship, communications and customer service. Southern Company and its four state-regulated electric utilities continued to achieve top five rankings on the Customer Value Benchmark Survey, while two Southern Company Gas subsidiaries were named among the “Most Trusted Brands” in the industry. Southern Power delivered excellent performance with its natural gas and renewable generation assets, including its best ever performance on a key metric for generation availability.

►	Constructive Regulatory Outcomes: We continued to foster strong regulatory relationships as evidenced by multiple constructive outcomes at our electric and gas utilities.
►

Progress on Vogtle Construction Project: At Plant Vogtle Units 3 and 4, the first new U.S. nuclear project in three decades, Georgia Power successfully navigated and mitigated the impacts from the March 2017 bankruptcy of the contractor, Westinghouse. Southern Nuclear has successfully assumed control of construction at the site and the Vogtle owners brought nuclear-experienced Bechtel Power Corporation on site as the prime contractor. In September, Georgia Power received an approximately $1.7 billion conditional commitment for incremental Department of Energy (DOE) loan guarantees, which now total $5.13 billion and are expected to save Georgia Power customers over $500 million in costs. Final approval and issuance of the additional loan guarantees cannot be assured. Along with its co-owners, Georgia Power received payment of 100% of its portion (approximately $1.7 billion) of the $3.7 billion Toshiba guarantee obligation, which will mitigate the cost to complete the facility. In December, Georgia Power received unanimous approval to continue construction under the new cost and schedule from the Georgia Public Service Commission. Earlier this year, Congress extended the deadline for receiving advanced nuclear production tax credits providing approximately $1 billion in expected future benefits for Georgia Power customers.

These achievements supported our strong financial results.

►	Strong Adjusted EPS: Our adjusted EPS outcome for 2017 was at the top of the guidance range we established at the beginning of the year.
►

Increased Dividend: We increased our dividend by eight cents per share, effective as of the second quarter of 2017. This marked 70 consecutive years – dating back to 1948 – that Southern Company paid a dividend to its stockholders that is equal to or greater than the previous year.

investor.southerncompany.com     41

Compensation Discussion and Analysis

However, Southern Company recognized charges to earnings in 2017 for the remaining costs associated with the gasifier at the Kemper IGCC. Consistent with our culture of pay for performance and management accountability, and despite the outstanding performance described above, we exercised discretion to meaningfully reduce incentive payouts for the CEO and other key management responsible for the project.

We believe in pay for performance

We design our compensation program to attract, engage, competitively compensate and retain our employees. We target the total direct compensation for our executives at market median and place a very significant portion of that target compensation at risk – subject to achieving both short-term and long-term performance goals. In fact, only the base salary portion of executive compensation is fixed.

CEO Target Pay

We engaged with stockholders and responded to their feedback

At the 2017 annual meeting, the Say on Pay vote received 62% support, which was a decrease from the average of 93% support we received from 2011 through 2016. We were disappointed with the results of the vote and wanted to understand what drove the decrease in support. In response, we reached out to stockholders representing over 35% of our stock, listened to what they had to say and acted on what we heard. These engagements included active involvement of our independent Directors, and the clear message from our stockholders was concern about the exclusion of 2016 charges to earnings related to the Kemper IGCC in determining incentive compensation payouts.

Consistent with the Company’s earnings press releases, we use adjusted earnings results as a starting point for determining payouts. Adjusted EPS is a primary metric that analysts use to evaluate our financial performance because it is an indicator of the earnings from ongoing business activities. We then review the calculated pay outcome and consider whether the calculated payouts are appropriately aligned with Company financial performance and stockholder interests. To ensure alignment between pay and financial performance, we retain the ability to exercise discretion in determining final payouts under the annual and long-term incentive programs.

In 2017, there were many significant accomplishments and advances for the Company, led by the CEO and the executive team. However, it is our responsibility to balance the significant successes against the ultimate actions taken during 2017, in particular the charges to earnings for the Kemper IGCC, to ensure that pay is aligned with financial performance and stockholder interests.

Based on the feedback from stockholder engagement, thoughtful consideration by our committee and consultation with our independent compensation consultant, we applied discretion to reduce 2017 payouts to the CEO and other members of the senior management team for the annual and long-term incentive awards. We reduced total 2017 incentive pay to the CEO by $4.7 million, reflecting a 40% reduction as compared to the calculated incentive award amounts1. This reduction was the equivalent of paying incentive awards for the CEO on GAAP results.

►

We reduced the CEO’s calculated payout for the 2017 PPP by 55% or $1.6 million and the calculated payout for the PSP for the 2015 to 2017 performance period by 35% or $3.1 million[1]. We also held the CEO’s base salary flat for 2018.

►	We reduced PPP and PSP payouts to certain other members of senior management by an aggregate amount of $2.0 million[1].

The Compensation Committee and the other independent Directors believe that our CEO and senior management team are one of the most experienced and capable leadership teams in our industry. However, we believe it to be appropriate to take this step to ensure alignment between financial performance and stockholder interests.

[1]	Based on a stock price of $44.68, the closing stock price on the date the Compensation Committee made its decisions about 2017 payouts.

42     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

As in previous years, stockholders continued to express support for the overall design of the compensation program. We requested input from stockholders on changes we could implement that would further improve program design. Based on this input, thoughtful consideration by our committee and consultation with our independent compensation consultant, we eliminated EPS as a financial performance measure in the 2018 long-term incentive program, so that EPS is not duplicated as a financial performance measure in the 2018 PPP and 2018-2020 PSP. We also reduced the weighting of the CEO’s individual performance component in the 2018 PPP.

Our values drive our social and human capital strategies and are a strategic priority

How we do our work at Southern Company is just as important as what we do. Our employees are our greatest asset, and our actions demonstrate the value we place on our people. We are fully committed to the long-term value that is created by attracting, developing and retaining an engaged, healthy, sustainable and socially responsible workforce, and a robust workforce is a leading indicator of our business performance. Our human capital strategy is integrally linked with our business strategy to drive superior performance and total commitment to our stockholders, customers, employees and the communities where we live and work.

We foster a diverse, inclusive and innovative culture that encourages and embraces change and differences of ideas and perspectives. We fuel this through a robust development environment that is designed to accelerate development for high performers and provide leadership and skill development for all employees. Development and retention of our talent are core to who we are and critical to our ongoing success. Additionally, it helps us create a strong employment brand to attract talent in an increasingly competitive labor market. We invest in the well-being of our employees through a comprehensive compensation and benefits strategy that includes a competitive salary, annual incentive award for nearly all employees and pension and benefits designed to encourage physical, financial and emotional well-being.

Our succession and organization leadership processes are driven by these principles and provide us with a strong and deep bench of leadership for positions, while also affording us the opportunity to attract external talent at all levels to enhance our skills and prepare for the future.

Our committee members are actively engaged

We held eight Compensation Committee meetings during 2017, and the average Director attendance at these meetings in 2017 was 98%. We listened to stockholder feedback from the 2017 Say on Pay vote and responded to what we heard. We are engaged and take our responsibilities seriously in establishing and overseeing the executive compensation program and management succession planning.

We thank you for your continued support.

Report of the Compensation Committee

We met with management to review and discuss the CD&A. Based on that review and discussion, we recommended to the Board that the CD&A be included in this proxy statement.

Henry A. Clark III Chair	David J. Grain	Donald M. James

Dale E. Klein	Steven R. Specker

investor.southerncompany.com     43

Compensation Discussion and Analysis

Business Overview

We are one of America’s premier energy companies, serving over nine million electric and natural gas customers through our state regulated utilities. Our strategy is to maximize long-term value to stockholders through a customer-, community- and relationship-focused business model that is designed to produce sustainable levels of return on energy infrastructure.

Key 2017 Financial Results

►	Reported adjusted EPS* of $3.02, exceeding our guidance range and above the target EPS goal of $2.96 set under our annual incentive compensation program
►	Increased our dividend for the 16th consecutive year, with dividend yield as of year-end 2017 at 4.8%
►	Since 1948, quarterly dividends paid to stockholders have equaled or exceeded the previous quarter

Earnings Per Share	Dividends Paid
Over $2.3 Billion paid to stockholders in 2017

*

Adjusted EPS results exclude the impact of acquisition, disposition and integration costs, earnings from the Wholesale Gas Services business, charges for estimated losses related to the Kemper IGCC, additional equity return related to the Kemper IGCC, charges for a write-down of Gulf Power Company's (Gulf Power) ownership of Plant Scherer Unit 3, the net tax benefit as a result of federal tax reform and costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. This is consistent with the adjusted earnings results publicly communicated to investors. For a reconciliation of adjusted EPS to EPS under GAAP, see page 98.

Key 2017 Operational Results

►	Achieved top five positions in customer satisfaction survey results at the state-regulated electric operating companies
►	Southern Company Gas exceeded its customer satisfaction goals, and two of its subsidiaries were named among the “Most Trusted Brands” in the industry
►	Top quartile generation availability performance
►	Achieved continuous improvement goals for transmission and distribution reliability
►	Continued Southern Company Gas’ history of safely and reliably delivering natural gas
►	Nuclear operations continued to perform among industry leaders
►	Continued our commitment to employee safety by concentrating efforts on safety processes, safety culture and risk reduction to prevent injuries
►

Provided storm restoration work across the Southeast and Texas following hurricanes Harvey, Irma and Nate. Edison Electric Institute (EEI) recognized Alabama Power and Georgia Power with its Recovery Award for quickly restoring service to their customers. EEI also recognized Alabama Power, Gulf Power and Mississippi Power with the Assistance Award for supporting peer utilities. The Southern Company system also has assisted in the restoration efforts for Puerto Rico since October, following the impact of Hurricane Maria.

44     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

Vogtle Units 3 and 4

►

Following the bankruptcy of Westinghouse in 2017, on behalf of Georgia Power and the project co-owners, Southern Nuclear assumed control of the site. Since the transition to Southern Nuclear, productivity has improved.

►	Georgia Power continues to take actions to mitigate risks for customers and stockholders.
►	Bechtel Power Corporation has been selected as the primary construction contractor to complete the remaining construction activities for Plant Vogtle Units 3 and 4.
►	Georgia Power and the co-owners have received payment of 100% of Toshiba’s parent guarantee obligation.
►

A conditional commitment for expanding the DOE loan guarantee program for the project has been received; however, final approval and issuance of the additional loan guarantees by the DOE cannot be assured and are subject to the negotiation of definitive agreements, completion of due diligence by the DOE, receipt of any necessary regulatory approvals and satisfaction of other conditions.

►	Advanced nuclear production tax credits have been extended.
►

The Georgia Public Service Commission unanimously approved continuing construction and deemed reasonable the revised Plant Vogtle Units 3 and 4 project cost and schedule estimates, which included an additional $1.6 billion in capital costs, as well as November 2021 and November 2022 in-services dates for Plant Vogtle Units 3 and 4, respectively.

Kemper IGCC

Mississippi Power suspended startup activities on the gasifier portion of the Kemper County energy facility in June 2017 and took a pretax charge to earnings of $2.8 billion in the second quarter of 2017 after determining that recovery of costs associated with the gasifier portion of the facility was unlikely. Several events and factors led to this decision.

►

Mississippi Power filed an updated economic viability study with the Mississippi Public Service Commission in February 2017 indicating that operating the Kemper IGCC on lignite would be less economic than operating the combined cycle portion of the facility on natural gas in most future scenarios. The primary factor driving this result was an updated natural gas price forecast reflecting lower sustained prices of almost 25% over the long term. In 2008, when the Kemper County energy facility was first proposed, natural gas prices were significantly higher than 2017 prices and had demonstrated significant periods of volatility.

►

Mississippi Power determined that a critical component, the superheater section of the syngas coolers, would need redesign and replacement sooner than originally expected. Replacement of the superheaters would require lead time for design, fabrication and installation and add to costs. Though Mississippi Power believed it could achieve commercial operations of the gasifier portion of the facility in the near term, this issue diminished the likelihood of achieving sustainable operations using lignite.

►

The Mississippi Public Service Commission encouraged all parties to reach a rate settlement that included no recovery of any gasifier-related costs and included continued operation of the facility as a natural gas combined cycle facility.

Mississippi Power continues to operate the natural gas combined cycle portion of the Kemper County energy facility as it has since that portion of the facility went into service in 2014. In February 2018, the Mississippi Public Service Commission issued an order approving cost recovery of the natural gas combined cycle portion of the facility, resulting in $1.1 billion of recovery.

Total Shareholder Return

Our goal is to deliver long-term value to our stockholders with appropriate risk-adjusted TSR. In 2017, we delivered a 2.4% annualized return to our stockholders. Over a three-year and five-year period, we delivered a 4.0% and 7.2% annualized return to stockholders, respectively. However, our TSR has underperformed the Philadelphia Utility Index and the S&P 500 over these periods. We believe performance relative to the Philadelphia Utility Index is largely attributable to investor sentiment regarding our major construction projects and, most recently, the implications

investor.southerncompany.com     45

Compensation Discussion and Analysis

of actual and potential federal tax law changes. Relative to the S&P 500, we believe performance is largely attributable to our major construction projects, correlation to interest rate expectations and, most recently, the implications of actual and potential federal tax law changes.

Total Shareholder Return (Annualized)
(as of December 31, 2017)*					On a long-term basis of 25 years, we have outperformed the indices.
	1-Year	3-Year	5-Year	25-Year
Southern Company	2.5%	4.0%	7.2%	11.1%
Philadelphia Utility Index	12.9%	7.5%	12.1%	8.5%
S&P 500 Index	21.8%	11.4%	15.8%	9.7%
Dow Jones Industrial Average	28.1%	14.3%	16.3%	10.9%
*	Source: Bloomberg using quarterly compounding.

We believe the actual pay realized by the CEO over the past three years is aligned with our relative TSR performance over the same period.

Stockholder Outreach and Say on Pay Response

From 2011 through 2016, Say on Pay support averaged 93%. In our outreach during that time, we received positive feedback from stockholders regarding our executive compensation program. We did not make any material changes in design or execution to our executive compensation program between 2015 and 2016.

At our 2017 annual meeting, we received 62% support for our executive compensation program. While 2017 results reflected continued majority support of our program, we were disappointed in the decline and wanted to understand the cause.

We regularly communicate with our stockholders to better understand their viewpoints, gather input on our business strategy and execution and obtain feedback regarding other matters of investor interest. Over the past year, we took the opportunity to understand what drove the shift in support for our executive compensation program and to discuss other topics of interest, including environmental, social and governance matters.

►

Throughout 2017 and early 2018, under the oversight of our independent Directors, we reached out to our 100 largest stockholders representing more than 35% of our outstanding shares and requested meetings to discuss our executive compensation program and any other topics of interest. We also engaged with stockholders that are not among our largest 100 but expressed an interest in engaging with us.

►	We received positive responses from, and had approximately 45 meetings by telephone or in person with, stockholders representing more than 31% of our outstanding shares.
►

Participants in calls and meetings with our largest stockholders included one or more independent Directors (Lead Independent Director, Chair of our Compensation Committee and/or Chair of our Nominating, Governance and Corporate Responsibility Committee), the CEO (only where the call did not include a discussion of executive compensation), the CFO, the General Counsel and the Chief Human Resources Officer.

►	We also engaged with the two largest proxy advisory firms.

The primary concern identified by stockholders that drove the reduction in support for Say on Pay was the exclusion of 2016 charges to earnings related to the Kemper IGCC in determining executive compensation payouts.

Stockholders expressed positive views regarding the Company’s strong and stable executive team and also expressed support for the overall design and structure of the compensation program. Stockholders indicated that it was not the structure of the compensation program that drove the decline in support for Say on Pay. During our conversations, we requested stockholder input on suggestions about the design and structure of the compensation program.

The Compensation Committee also obtained feedback, advice and recommendations on compensation best practices from its independent compensation consultant, Pay Governance.

46     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

► What We Heard	What We Did

Primary Concern:
Alignment between pay and financial performance for CEO

The Compensation Committee applied discretion to reduce payouts to the CEO for both the 2017 PPP and the 2015-2017 PSP. In aggregate, CEO pay was reduced by $4.68 million, reflecting a 40% reduction as compared to the calculated award amounts. This reduction was the equivalent of paying on earnings calculated under GAAP for the EPS and ROE measures for the CEO’s incentive awards.

►

Stockholders expressed concern over the 2016 adjustments for Kemper IGCC charges being excluded for pay purposes and the Compensation Committee not using its discretionary authority to align incentive award payouts and financial performance

Other Stockholder Input on Compensation Plan Design:
On overall pay mix (% of pay at risk)
►Stockholders support the practice of linking nearly 90% of CEO pay to achievement of performance goals	The Compensation Committee continued the overall pay mix that emphasizes at-risk pay.
On benchmark and peer group
►Stockholders support the benchmark used and level of pay targeted. Stockholders noted that we could combine disclosure about the peer groups used for setting pay levels and to measure relative TSR.	We combined our disclosure about the two peer groups.
On annual incentive award
►Stockholders support the overall PPP design and the use of financial, operational and individual performance measures.
►Stockholders liked the flexibility and alignment provided by the individual performance metric in the PPP. However, a few stockholders suggested decreasing the weighting for this metric.

The Compensation Committee continued with the same overall structure of PPP, including financial, operational and individual performance measures.
The Compensation Committee continued using an individual performance measure but reduced the weighting for the CEO and the CFO from 30% to 25% for the 2018 PPP program.

On annual incentive award/long-term incentive award
►Stockholders agreed that EPS is an appropriate financial performance measure in our industry. However, a number of stockholders suggested that EPS not be duplicated in both the annual and long-term incentive awards.
The Compensation Committee continued using EPS as a financial performance measure in the PPP. The Compensation Committee eliminated EPS as a financial performance measure in the PSP beginning in 2018.
On long-term incentive award
►Stockholders generally support the design of the PSP that includes financial and market-based (relative TSR) measures over a three-year performance period. Stockholders confirmed that they like the use of an ROE measure. A few stockholders would prefer not to have a relative TSR measure, while a number of stockholders expressed support for a relative TSR measure.
►Several stockholders suggested having a portion of the long-term incentive award allocated to a time-vesting component, such as restricted stock units (RSUs), to help with annual retention and still provide alignment with stock price performance, as long as a significant majority of the program is performance-based.

The Compensation Committee continued using financial (ROE) and market-based (relative TSR) performance measures in the PSP. We believe relative TSR is an effective measure to evaluate performance against our peers and that the majority of our stockholders believe it is an appropriate measure to be included in a long-term incentive award.
In 2017, the Compensation Committee allocated 30% of the long-term incentive award to PRSUs with a one-year financial performance goal. If the goal is met, the award vests one-third per year over three years. If the goal is not met, the PRSUs are forfeited. We believe this retains the performance-based structure of our program with the introduction of a time-vesting component and balances the perspectives we heard from stockholders. The Compensation Committee continued the 30% allocation to PRSUs with a one-year financial performance goal in 2018.

investor.southerncompany.com     47

Compensation Discussion and Analysis

CEO Pay for Performance Alignment

2017 CEO Incentive Pay Demonstrates Pay for Financial Performance Alignment

To illustrate the link between pay and performance, the chart shows, for the 2017 PPP and the 2015-2017 PSP awards, the target value at grant, the calculated payout (based on the adjusted EPS that we reported in our earnings releases) and the actual payout approved by the Compensation Committee after applying discretion to reduce the payouts. The chart demonstrates the significant reduction to the CEO’s variable incentive pay for short- and long-term performance awards in 2017 of $4.68 million or 40%.

2017 CEO Incentive Pay
($ millions)

Three Year CEO Incentive Payouts Demonstrate Alignment with Stockholder Value

The Summary Compensation Table shows pay calculated in accordance with SEC rules and regulations. Because a significant majority of the pay reported in the table represents the target value of long-term equity incentive awards that are at risk and subject to the achievement of performance goals, much of the reported pay may not ultimately be received by the CEO.

The chart compares CEO target incentive pay to actual incentive payouts for 2015, 2016 and 2017. Over these three years, actual payouts totaled $13.26 million, which was $15.45 million, or 54%, lower than target. Actual CEO pay is aligned with stock price performance and stockholder interests and is consistent with our relative TSR performance as compared to peers over the same time period.

Three Year CEO Incentive Pay
($ millions)

Calculation Details
►	Target represents target PPP approved by the Compensation Committee and the grant date fair value of the PSP and/or the PRSU awards as reported in the Summary Compensation Table.
►

Calculated Payout (Before discretion) represents the 2017 PPP and 2015-2017 PSP award as calculated based on the adjusted EPS that we report in our earnings releases before the application of discretion using a stock price of $44.68 per share and including accrued dividend equivalent units (DEUs).

►

Actual Payout (After discretion) represents the PPP payouts earned for 2015, 2016 or 2017 after the application of discretion, if applicable, and the value of the PSP awards earned for 2013-2015, 2014-2016 or 2015-2017 after the application of discretion, if applicable, using a stock price of $44.68 per share and including accrued DEUs.

48     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

Summary of changes to Long-Term Equity Incentive Program over time

Based on feedback from stockholders and input from our independent compensation consultant, along with our ongoing evaluation of best practices, the makeup of our long-term equity incentive program has changed over time.

				►

2012–2014	2015–2016	2017	2018
60% performance shares with one performance goal, relative TSR, over a three-year performance period and 40% stock options	100% performance shares with three performance goals, cumulative EPS, equity-weighted ROE and relative TSR, over a three-year performance period	70% performance shares with three performance goals, cumulative EPS, consolidated ROE and relative TSR, over a three-year performance period and 30% PRSUs with a one-year financial performance goal based on cash from operations	70% performance shares with two performance goals, consolidated ROE and relative TSR, over a three-year performance period and 30% PRSUs with a one-year financial performance goal based on cash from operations

Compensation Governance

What We Do
►	89% of CEO target pay is at risk based on achievement of performance goals
►	100% of short- and long-term incentive awards are performance-based
►	The Compensation Committee exercises discretion as necessary to ensure actual payout aligns with performance and stockholder interests
►	Clawback provision for performance-based pay
►	Independent compensation consultant retained by the Compensation Committee
►	Engagement in year-round stockholder outreach efforts
►	Policy against hedging and pledging of stock by Directors and executive officers
►	Dividends on stock awards received only if underlying award is earned
►	Executive officers receive limited ongoing perquisites that make up a small portion of total compensation
►	Annual charter review and self-evaluation undertaken by the Compensation Committee
►	Strong stock ownership requirements for Directors and executive officers
►	Annual pay risk assessment undertaken with input from the independent compensation consultant
►	Change-in-control severance payouts require double-trigger of change in control and termination of employment
►	Regular updates on best practices to the Compensation Committee from the independent compensation consultant
✕	What We Don’t Do
►	No tax gross ups for executive officers (except on certain relocation-related expenses)
►	No employment agreements with our executive officers
►	No stock option repricing without stockholder approval
►	No excise tax gross-ups on change-in-control severance arrangements

investor.southerncompany.com     49

Compensation Discussion and Analysis

Compensation Governance Oversight by the Board and its Committees

The Board and its committees are actively engaged in the compensation process to ensure appropriate compensation governance oversight.

Principle	Description	Application
Collaboration	►Obtain review and input into financial and operational goals from applicable Board committees
►The Finance Committee reviews the Company’s financial plan and the proposed compensation program financial goals to ensure that the goals are aligned with the financial plan and are rigorous and provides its input to the Compensation Committee.
►The Operations, Environmental and Safety Committee reviews the proposed operational goals compared to industry benchmarks and prior year results and provides its input to the Compensation Committee.

Alignment	►The Compensation Committee ensures alignment of financial targets for compensation programs with financial plan and EPS guidance
►The Compensation Committee approves an EPS goal that is aligned with the EPS guidance range established at the beginning of the year. In 2017, the guidance range and the EPS goal increased by 5% from 2016.

Analysis and Discretion	►Active involvement by the Compensation Committee in ensuring alignment between calculated performance results and payouts under incentive compensation programs
►The Compensation Committee receives updates and engages in regular dialogue regarding progress towards goals and impacts to at-risk compensation.
►The Compensation Committee carefully considers adjustments to financial goals in light of overall Company performance and retains discretion to adjust payouts up or down to ensure appropriate alignment between rewarding performance and holding management accountable for decisions that impact stockholders.

Engagement	►Ensure Board engagement in key compensation decisions
►At every Board meeting, the Chair of the Compensation Committee reports to the full Board the key items discussed and any actions taken at each Compensation Committee meeting.
►All independent Directors are engaged in setting the CEO’s annual individual performance goals and reviewing the performance of the CEO each year.
►The Compensation Committee reviews all decisions about CEO compensation with the independent Directors for ratification by the independent Directors.

Financial Performance Measures, Adjustments and Exercise of Discretion

Adjusted EPS is a primary metric that analysts use to evaluate the Company’s financial performance because it is an indicator of the earnings from ongoing business activities. EPS expectations are communicated to investors at the beginning of the year, and EPS is a key component of the Company’s value proposition. The Compensation Committee believes that adjusted EPS is the appropriate metric to align the interests of our executives with the Company’s strategy and with long-term value creation. Typical adjustments include the impact of items considered outside of normal operations or not anticipated in the business plan when the financial goals were established.

The Compensation Committee’s practice is to consider EPS and other financial measures on an adjusted basis as a starting point to its analysis. The Compensation Committee carefully considers calculated payouts under the annual and long-term incentive award programs to determine if the compensation result is aligned with operating and financial performance, the Board’s expectations and long-term stockholder value. If the Compensation Committee determines that the results are not aligned, then the Compensation Committee retains and, where appropriate, exercises discretion to adjust the payouts.

50     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

Peer Groups and Establishing Market-Based Compensation Levels

We consider two different peer groups as part of our compensation program.

Peer Group for 2017
Compensation Decisions

Used to assess and determine
the total direct compensation for our
executives

Includes more companies than
the peer group we use for
relative TSR metric since we
compete with a broader range of
large utilities for top talent

►We target the total direct compensation for our executives at market median of a peer group of publicly-traded utility companies.
►Pay Governance develops and presents to the Compensation Committee competitive market-based compensation levels for each of the executive officers. The market-based compensation levels are developed from the Willis Towers Watson Energy Services Survey (Survey) focusing on regulated utilities with revenues above $6 billion.
►We are one of the largest utility holding companies in the United States based on revenues and market capitalization, and our largest business units are some of the largest in the industry as well. For that reason, Pay Governance uses survey data that is aligned with the scope of our business.
►The compensation peer group stayed relatively the same from 2016 to 2017. Three new companies participated in the Survey, met the revenue guideline and were added to the group (GE Energy, National Grid and ONEOK, Inc.). Four companies that were in the peer group in 2016 were eliminated in 2017 because they did not meet the revenue guideline or did not participate in the updated Survey (Berkshire Hathaway Energy Company, Consolidated Edison, Inc., Monroe Energy LLC and NiSource Inc.).

Peer Group for Relative TSR Metric for 2017-2019 Performance Period Used to measure our relative TSR performance, which is one of the performance measures for the long-term incentive award
►In selecting the peer group used to measure relative TSR performance for the long-term incentive award, we identify companies that are believed to be most similar to Southern Company in both business model and investors.
►Several companies in the relative TSR peer group do not meet the size requirement to be included in the compensation peer group (+$6 billion in revenues), and one company did not participate in the Survey from which the data for the compensation peer group is derived.

There is significant overlap between the peer group used for market-based compensation decisions and for measuring relative TSR performance.

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Compensation Discussion and Analysis

Executive Compensation Program

Overview of Key Compensation Components

Element	Vehicle	Purpose	Objectives
Base Salary	Cash	►Provides a fixed amount of compensation for service to attract, engage and retain the right talent	►Rewards scope of responsibility, experience and individual performance
Performance Pay Program (Annual)	Cash	►Short-term incentive performance pay, dependent on Company and business unit financial and operational performance and individual performance
►Promotes strong short-term business results by rewarding value drivers, without creating an incentive to take excessive risk
►Serves as key compensation vehicle for rewarding annual results and differentiating performance each year

Long-Term Incentive Program	Performance share units (paid in shares of common stock) PRSUs (paid in shares of common stock)
►Performance shares are earned after a three-year performance cycle
►If earned, performance share units are paid in shares of common stock upon vesting
►Vests only after meeting a one-year financial goal and additional time-based requirements
►If earned, PRSUs are paid in common stock upon vesting

►Rewards achievement of financial goals and stock price performance compared to utility peers over a three-year period
►Provides a significant stake in the long-term financial success of the Company that is aligned with stockholder interests and promotes retention
►Rewards executives for achieving financial goals as well as promoting retention
►Provides executives with additional stake in the long-term financial success of the Company that is aligned with stockholder interests

Employee Savings Plan	401(k)	►Provides a retirement benefit in which the employee can actively participate	►Allows all employees to contribute a percentage of their annual salary and receive a matching contribution to build towards retirement
Pension	Defined benefit pension plan and restoration plans	►Provides a retirement benefit that encourages retention for the totality of the employee’s career	►Encourages career employment as the pension value grows with additional years of service

52     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

Named Executive Officers for 2017

This CD&A focuses on the compensation for our Chief Executive Officer and Chief Financial Officer as well as our three other most highly compensated executive officers serving at the end of the year. Collectively, these officers are referred to as the NEOs.

Name	Title
Tom Fanning	Chairman of the Board, President and Chief Executive Officer of the Company
Art Beattie	Executive Vice President and Chief Financial Officer of the Company
Paul Bowers	Executive Vice President of the Company and Chairman, President and Chief Executive Officer of Georgia Power (Georgia Power CEO)
Mark Crosswhite	Executive Vice President of the Company and Chairman, President and Chief Executive Officer of Alabama Power (Alabama Power CEO)
Andrew Evans	Executive Vice President of the Company and Chairman, President and Chief Executive Officer of Southern Company Gas (Gas CEO)

Base Salary

Name	March 1, 2016 Base Salary ($)	March 1, 2017 Base Salary ($)
Tom Fanning	1,300,000	1,350,000
Art Beattie	721,451	760,000
Paul Bowers	839,342	864,522
Mark Crosswhite	692,938	775,000
Andrew Evans	800,000	800,000
►	The CEO recommends base salary adjustments for each of the other executive officers for the Compensation Committee’s review and approval. The recommendations take into account competitive market data provided by Pay Governance, the need to retain an experienced team, internal equity, time in position, recent base salary adjustments and individual performance. Individual performance includes, among other things, the individual’s relative contributions to the achievement of financial and operational goals in prior years.
►	The Compensation Committee determines the CEO’s base salary based on its comprehensive review of his individual performance and taking into account competitive market data provided by Pay Governance.
►	Base salary adjustments are effective as of March 1 each year.

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Compensation Discussion and Analysis

Annual Incentive Compensation (At Risk)

2017 Performance Pay Program
►	PPP is a broad-based annual cash incentive award program designed to reward annual financial and operational performance.
►	For the executive officers, the program also rewards individual performance designed to drive long-term strategy by encouraging short-term (annual) behaviors that the Compensation Committee believes will create long-term stockholder value.
►	The target award amount is determined as a percentage of base salary, with the percentage varying by pay grade.
►	Payouts can range from 0% to 200% of target, based on actual level of goal achievement.

Establishing the Performance Goals and Weighting
►	The Compensation Committee sets goals and goal weighting for all participants at the beginning of each year.
►	The Compensation Committee establishes the financial goals of EPS and net income based on the Company’s financial plan and value proposition, focusing on providing regular, predictable and sustainable EPS and dividend growth and strong returns on capital. Each year, the financial plan is revised to reflect the current economic and regulatory environment and expectations for investment opportunities. The Compensation Committee establishes threshold, target and stretch targets for the Company following review of the financial plan scenarios, industry comparisons and growth expectations from the prior year.
►	In 2017, the EPS goal target was increased by 5% from 2016. The net income targets for the operating subsidiaries were similarly increased in 2017.
►	The Compensation Committee establishes operational goals that are primarily based on industry benchmarks, with an objective of delivering top quartile results compared to industry peers. For goals that do not have a comparable industry benchmark, the Compensation Committee sets stretch targets to motivate continuous improvement.
►	As part of its goal-setting process, the Compensation Committee reviews previous goals and performance along with input from the Finance Committee on financial goals (EPS and net income) and the Operations, Environmental and Safety Committee on operational goals to appropriately align the target and maximum goals with expected Company performance.
►	In addition, no payout can be made if events occur that impact the Company’s financial ability to fund the common stock dividend.

2017 PPP Goal Weighting
CEO and CFO
Other NEOs

54     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

2017 PPP Goal Details

Performance Measures	Description	Purpose/Objective	Applicability
EPS	The Company’s net income from ongoing business activities divided by average shares outstanding during the year	Supports commitment to provide stockholders solid, risk-adjusted returns and to support and grow the dividend	All employees
Business Unit Net Income

For the traditional electric operating companies, Southern Company Gas and Southern Power: net income after dividends on preferred and preference stock, if any

Overall corporate financial performance determined by the equity-weighted average of the business unit net income goal payouts

		Supports delivery of stockholder value and contributes to the Company’s sound financial policies and stable credit ratings	All employees, based on business unit, except CEO and CFO
Customer Satisfaction

Surveys used to evaluate performance for each traditional electric operating company and provide a ranking for each customer segment (residential, commercial and industrial); for gas operations, goals focus on call center service levels and appointment attainment

		Performance of all goals affects customer satisfaction	All employees, based on business unit
Safety	Focuses the entire Company on continuous improvement in striving for a safe work environment	A safe work environment across all work locations is essential for the protection of employees, customers and communities	All employees, based on business unit
Plant Vogtle Units 3 and 4

A combination of objective and subjective measures is considered in assessing the degree of achievement by an executive review committee for the Vogtle project

Annual goals are established that are designed to achieve long-term project completion

Strategic projects enable the Southern Company system to expand its capacity to provide clean, safe, reliable and affordable energy to customers across the region

Long-term projects are accomplished through achievement of annual goals over the life cycle of the project

Certain employees, based on business unit, including CEO, CFO and Georgia Power CEO
Culture	Seeks to improve the inclusive workplace, including measures for diversity and employee satisfaction	Company culture supports workforce development efforts and helps assure diversity of suppliers	All employees, based on business unit
Reliability	Measures transmission and distribution system reliability by frequency and duration of outages	Reliably delivering power is essential to operations	All employees, based on business unit
Availability	Measures peak season equivalent forced outage rate and indicates efficient operation of generation fleet during high-demand periods	Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with power while effectively managing generation resources	All employees, based on business unit
Gas Operations	Measures pipeline safety and reliability	Safe and reliable delivery is essential to operations	All employees, based on business unit
Nuclear Plant Operations	Measures nuclear safety, reliability and availability of the nuclear fleet	Safe and efficient operation of the nuclear fleet is important for delivering clean energy at a reasonable price	Certain employees, based on business unit
Individual Factors	Focus on overall business performance as well as factors including leadership development, succession planning and fostering the culture and diversity of the organization	Individual goals provide the Compensation Committee the ability to balance quantitative results with qualitative inputs by focusing on both business performance and behavioral aspects of leadership that are designed to lead to sustainable long-term growth	Certain employees, including all executive officers of Southern Company

investor.southerncompany.com     55

Compensation Discussion and Analysis

2017 Financial Performance

Financial Goals and Achievement for 2017 PPP

We exceeded the financial goals for the year set by the Compensation Committee under our 2017 PPP.

Financial Goals	Threshold	Target	Maximum	Result	Calculated Achievement %
EPS*	$2.82	$2.96	$3.10	$3.02	170%
APC Net Income* (millions)	$742	$808	$873	$861	182%
GPC Net Income* (millions)	$1,213	$1,330	$1,446	$1,421	178%
GAS Net Income* (millions)	$400	$430	$450	$445	175%
*

In determining EPS and net income for compensation goal achievement purposes, the Compensation Committee excluded the impact of acquisition, disposition and integration costs, earnings from the Wholesale Gas Services business, charges for estimated losses related to the Kemper IGCC, additional equity return related to the Kemper IGCC, charges for a write-down of Gulf Power’s ownership of Plant Scherer Unit 3 and the net tax benefit as a result of federal tax reform. The Southern Company Gas net income result, which is included in the corporate net income result, also excludes the impact of a change in Illinois state tax law.

The corporate net income business unit financial goal payout is determined by the equity-weighted average payout of the Alabama Power, Georgia Power, Gulf Power, Mississippi Power, Southern Power and Southern Company Gas net income goals. For 2017, the calculated achievement of the corporate net income financial goal was 174%.

2017 Operational Performance

Operational Goal Achievement for 2017 PPP

The Compensation Committee establishes operational goals that are primarily based on industry benchmarks, with an objective of delivering top quartile results compared to industry peers. For goals that do not have a comparable industry benchmark, the Compensation Committee sets stretch targets to motivate continuous improvement. Operating performance was strong across the Southern Company system for 2017, with results exceeding the targets for each company.

Operational Goals	APC Result	GPC Result	GAS Result	Corporate Result
Safety	Above target	Maximum	Significantly above target	Significantly above target
Customer Satisfaction	Maximum	Significantly above target	Above target	Maximum
Culture	Above target	Above target	Above target	Above target
Availability	Maximum	Above target	N/A	Significantly above target
Reliability	Significantly above target	Above target	N/A	Significantly above target
Gas Operations	N/A	N/A	Above target	Above target
Plant Vogtle Units 3 and 4	N/A	Above target	N/A	Above target
Achievement %	171%	152%	138%	162%

56     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

2017 Individual Performance

Individual Performance Results for 2017 PPP

In 2017, there were many significant accomplishments and advances for the Company led by our team of executive officers and, in particular, the CEO. Individual performance for executive officers was well differentiated based on a review of actual achievement against individual goals established for the year. The following areas were considered for assessing individual performance:

►	Provided leadership to meet or exceed financial targets on an adjusted basis and operational targets resulting in consistently paid stockholder dividends
►	Customer satisfaction ratings relative to peers and internal customer satisfaction metrics
►	Strong response to national storms including staff on the ground for months in Puerto Rico
►	Significant support for Plant Vogtle Units 3 and 4 after the site contractor announced bankruptcy, with solid progress made at the site
►	Achieved constructive regulatory outcomes in many jurisdictions
►	Strategically evaluated the portfolio to support long-term stockholder returns, including the planned sale of Elizabethtown Gas
►	Completed $6.9 billion of long-term financings and refinanced over $8.0 billion in revolving credit facilities
►	Continued to expand solar, wind and gas platforms
►	Expanded and took a significant leadership role in storm response, tax reform and other energy, economic and security advisory roles
►	Continued to advance the workforce and Company culture through focus on safety, compensation and benefits, diversity and inclusion, succession planning and development for all employees
►	Further improved stockholder relationships through significant outreach
►	Suspension of start-up activities and write-off of the gasifier portion of the Kemper IGCC
►

Continued promoting and driving energy innovation through launching Smart Neighborhoods in both Alabama and Georgia, engaging in focused research and development efforts to drive continuous improvement across the business portfolio, actively engaging nationally on innovation efforts and launching the “Alliance for Transportation Electrification” with Energy Impact Partners

Review by Compensation Committee and Final Payout Determinations

Payout Review by Compensation Committee for 2017 PPP

The Compensation Committee follows a number of steps in determining the final PPP payouts to our executive officers.

►

The Compensation Committee is updated on financial and operational progress against goals at each of its regular meetings throughout the year, including the impact of each EPS adjustment that formed part of our publicly disclosed earnings releases during the year. However, no decisions are made with respect to payouts for the Company’s executive officers until after the end of the year.

►

The CEO, assisted by the Chief Human Resources Officer and her staff, reviews the individual performance results for the executive officers and makes recommendations to the Compensation Committee. With respect to executive officers other than the CEO, the Compensation Committee also considers the recommendation of the CEO as to the application of its discretion.

►	The Compensation Committee, after input from the independent Directors, determines the individual performance results for the CEO.
►	The Compensation Committee determines whether to exercise discretion in determining the final payouts.
►	Payout decisions made by the Compensation Committee with respect to the CEO are discussed with and ratified by the independent Directors.

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Compensation Discussion and Analysis

2017 Actual PPP Payouts

Based on the feedback from stockholder engagement, thoughtful consideration by the Compensation Committee and consultation with the independent compensation consultant, the Compensation Committee applied discretion to reduce the 2017 PPP payout to the CEO and certain other members of senior management. The Compensation Committee reduced the CEO’s calculated PPP payout by 55% or $1.61 million. This reduction was the equivalent of paying on earnings calculated under GAAP for the CEO’s award.

Name	Target 2017 PPP Opportunity (Percent of salary)	Target 2017 PPP Opportunity ($)	Total Performance Factor (%)	Calculated 2017 PPP Payout ($)	Discretionary Reduction to Payout (%)	Actual 2017 PPP Payout ($)
Tom Fanning	130%	1,755,000	166%	2,913,300	55%	1,298,700
Art Beattie	85%	646,000	169%	1,094,324	5%	1,039,608
Paul Bowers	80%	691,618	173%	1,195,115	5%	1,135,359
Mark Crosswhite	80%	620,000	169%	1,049,040	5%	996,588
Andrew Evans	100%	800,000	161%	1,286,400	—	1,286,400

Long-Term Equity Incentive Compensation (At Risk)

2017 Long-Term Equity Incentive Grants

►	Long-term performance-based awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of the NEOs’ total compensation to the interests of stockholders.
►	70% of the long-term equity incentive award is in performance share units that are earned solely based on achievement of pre-established performance goals over a three-year performance period from 2017 to 2019. Payouts can range from 0% to 200% of target, based on actual level goal achievement.
►	30% of the long-term equity incentive award is in PRSUs that are earned only if a pre-established performance goal is met. If the goal is not met, all PRSUs are forfeited. If the goal is met, the PRSUs vest one-third per year over a three-year period.
►	If earned, awards are paid in common stock. Accrued DEUs are received only if the underlying award is earned.

Changes to the Long-Term Equity Incentive Program for 2017

Our long-term equity incentive compensation program has changed over time as the Compensation Committee strives to establish programs that promote the long-term success of the Company as well as increase stockholder value while remaining market competitive to attract, engage and retain employees and reflect best compensation practices. In addition to working closely with Pay Governance, the Human Resources staff and the CEO to establish compensation programs, the Compensation Committee takes stockholder feedback into account when evaluating compensation programs.

In 2017, the Compensation Committee added PRSUs to the long-term equity incentive program at 30% of the total target value and continued with PSP awards at 70% of target value. The Compensation Committee believes that allocating a portion of the long-term equity incentive program to PRSUs with a one-year performance goal continues to provide alignment with stock price performance and enhance retention.

Component	Performance Metric	2016 Long-Term Award (% of target value)	2017 Long-Term Award (% of target value)
Performance Share Program	Relative TSR	50%	30%
	Cumulative EPS	25%	20%
	Consolidated ROE	25%	20%
Performance Restricted Stock Units	2017 Cash from Operations	—	30%

58     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

2017-2019 Performance Share Program

Establishing the Performance Goals

The PSP award includes financial and market-based performance goals over the three-year performance period from 2017 to 2019 and is further subject to a credit quality threshold requirement.

Goal	What it Measures	Why it’s Important
Relative TSR

TSR relative to a utility peer group of companies that are believed to be most similar to the Company in both business model and investors. It measures investment gains arising from stock price appreciation and dividends received from that investment. The peer group is described on page 51 and is subject to change based on merger and acquisition activity.

Aligns pay with investor returns relative to peers
Cumulative EPS	Cumulative EPS over the three-year performance period	Aligns pay with sustainable earnings and dividend growth
Consolidated ROE	Consolidated Southern Company ROE of the traditional electric operating companies, Southern Company Gas and Southern Power	Aligns pay with Southern Company’s ability to maximize return on capital invested

Beginning in 2017, the ROE goal is measured by the consolidated result for Southern Company rather than the equity-weighted ROE metric used in prior years. The ROE goal was changed due to the integration of Southern Company Gas, following the completion of the merger of Southern Company and Southern Company Gas in July 2016.

The financial goals are also subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating falls below investment grade at the end of the three-year performance period, the payout for the EPS and ROE goals will be reduced to zero.

For each of the performance measures, a threshold, target and maximum goal was set at the beginning of 2017.

	Relative TSR Performance	Cumulative EPS Performance	Consolidated ROE Performance	Payout
Maximum	90th percentile or higher	$9.85	13.0%	200%
Target	50th percentile	$9.33	11.0%	100%
Threshold	10th percentile	$8.81	9.5%	0%

2017 Performance Restricted Stock Units

Establishing the Performance Goal

►	The PRSU award includes a financial performance goal that must be met after the first year for any PRSUs to vest during the three-year period.
►

The Compensation Committee carefully considered the appropriate financial performance goal for the PRSU program and ultimately decided to tie the vesting of the PRSUs to the Company’s commitment to ensuring our ability to pay regular dividends.

►

PRSUs are earned only if Southern Company’s cash from operations in 2017 exceeds $2.1 billion, the amount of dividends paid in 2016. If earned, the PRSUs vest one-third each year over a three-year period.

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Compensation Discussion and Analysis

2017 Long-Term Equity Incentive Grants

		Target as Percent of Base Salary	PRSUs – Cash From Operations (30%) ($)	PSP – Relative TSR (30%) ($)	PSP – Cumulative EPS (20%) ($)	PSP – Consolidated ROE (20%) ($)	Total Long-Term Grant (100%) ($)
Tom Fanning		650%	2,632,482	2,632,494	1,754,989	1,754,988	8,774,953
	# of units		53,484	53,257	35,656	35,656
Art Beattie		275%	627,014	627,020	417,976	417,976	2,089,986
	# of units		12,739	12,685	8,492	8,492
Paul Bowers		275%	713,247	713,225	475,465	475,465	2,377,403
	# of units		14,491	14,429	9,660	9,660
Mark Crosswhite		275%	639,368	639,377	426,245	426,245	2,131,235
	# of units		12,990	12,935	8,660	8,660
Andrew Evans		300%	719,990	719,997	479,994	479,993	2,399,974
	# of units		14,628	14,566	9,752	9,752

Payout Results for Recent Performance Share Program Awards

The chart below summarizes payouts for performance cycles that ended in 2014, 2015 and 2016.

Three-Year Performance Period	Performance Measure	Payout (as a % of target)
2012 through 2014	Relative TSR	14%
2013 through 2015	Relative TSR	28%
2014 through 2016	Relative TSR	0%

Results for 2015-2017 Performance Period

PSP grants made in 2015 were subject to three performance goals measured over a three-year performance period that ended on December 31, 2017.

Performance Measure	Weight	Result	Calculated Payout
Relative TSR	50%	35th percentile	63%
Cumulative EPS*	25%	$8.95	158%
Equity-weighted ROE*	25%	3.0% – 6.0%	167%
Total calculated payout			113%
*

In determining EPS and ROE for compensation goal achievement purposes, the Compensation Committee excluded the impact of acquisition, disposition and integration costs, earnings from Southern Company Gas (2016), earnings from the Wholesale Gas Services business (2017), charges for estimated losses related to the Kemper IGCC, additional equity return related to the Kemper IGCC, charges for a write-down of Gulf Power’s ownership of Plant Scherer Unit 3 (2017), the net tax benefit as a result of tax reform (2017), acquisition financing (2015 and 2016), earnings related to the termination of a contract with the South Mississippi Electric Power Association (2015), costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC (2015) and a change in tax law from the 2015 Financial Plan (2016 and 2017).

60     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

The equity-weighted ROE goal measured the returns of our traditional electric operating companies as well as the percentage of the capital structure that is financed with equity. The target is aligned with top quartile performance, and the maximum represents industry-leading performance, compared to electric operating company peers. The aggregate payout reflects maximum performance by Alabama Power and Georgia Power, below target performance for Gulf Power and zero payout contribution by Mississippi Power. The following table describes the results for each of the traditional electric operating companies.

	Return on Equity (A)	Equity ratio (B)	Equity-weighted ROE (A x B)	Weight	Weighted payout
Alabama Power	13.3%	45.7%	6.1%	29%	58%
Georgia Power	12.1%	50.1%	6.0%	52%	104%
Gulf Power	10.4%	47.9%	5.0%	7%	5%
Mississippi Power	6.5%	47.7%	3.0%	12%	0%
Total payout				100%	167%

Payout Review by Compensation Committee for 2015-2017 PSP

The Compensation Committee follows a number of steps in determining the final payouts.

►	The Compensation Committee is updated on financial and relative TSR progress against goals at each of its regular meetings throughout the three-year performance period, including the impact of each EPS adjustment that formed part of our publicly disclosed earnings releases during the period. However, no decisions are made with respect to payouts for our executive officers until after the end of the period.
►	The Compensation Committee determines whether to exercise discretion in determining the final payouts.
►	Payout decisions made by the Compensation Committee with respect to the CEO are discussed with and ratified by the independent Directors.

Based on the feedback from stockholder engagement, thoughtful consideration by the Compensation Committee and consultation with the independent compensation consultant, the Compensation Committee applied discretion to reduce the 2015-2017 PSP payout to the CEO and certain other members of senior management. The Compensation Committee reduced the CEO’s calculated PSP payout by 35% or $3.06 million. This reduction was the equivalent of paying on earnings calculated under GAAP for the CEO’s award.

	Target PSUs Granted (#)	Grant Date Target Value of PSUs Granted ($)	Calculated Payout (%)	Calculated PSUs Earned (#)(1)	Calculated Value of PSUs Earned ($)(1)	Discretion Applied to Reduce Payout (%)	Actual PSU Payout (#)(1)	Value of Actual PSU Payout ($)(1)
Tom Fanning	152,599	7,187,441	113%	196,574	8,782,926	35%	128,089	5,723,017
Art Beattie	34,205	1,611,062	113%	44,063	1,968,735	0	44,063	1,968,735
Paul Bowers	39,794	1,874,305	113%	51,262	2,290,386	0	51,262	2,290,386
Mark Crosswhite	31,332	1,475,743	113%	40,361	1,803,329	0	40,361	1,803,329
(1)	Based on the closing stock price of $44.68 on the date the Compensation Committee made its decisions. Includes accrued DEUs.

Mr. Evans was not an employee of the Southern Company system when the 2015-2017 PSP award was granted.

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Compensation Discussion and Analysis

Benefits

Retirement Benefits (except for Mr. Evans)

►	Employee Savings Plan: Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), our 401(k) plan. The NEOs are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where we can make contributions that are prohibited to be made under the ESP due to limits prescribed for 401(k) plans under the Internal Revenue Code of 1986, as amended (tax code).
►	Pension Benefits: Substantially all employees participate in a funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. These benefits vest after the employee completes five years of vesting service. The Company also provides unfunded benefits to certain employees, including the NEOs, under two nonqualified plans: the Supplemental Benefit Plan (Pension-Related) (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits applicable to the Pension Plan.
►	Deferred Compensation Benefits: We offer a Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service.

Retirement Benefits for Mr. Evans

Mr. Evans continued to participate in the Southern Company Gas retirement plans that continued to operate in 2017 on the same basis as other Southern Company Gas employees, including:

►	AGL Resources Inc. Retirement Savings Plus Plan (RSP), a 401(k) plan;
►	AGL Resources Inc. Nonqualified Savings Plan (AGL NSP), a nonqualified defined contribution retirement plan;
►	AGL Resources Inc. Retirement Plan (AGL Pension Plan), a tax-qualified defined benefit pension plan; and
►	AGL Resources Inc. Excess Benefit Plan (AGL Excess Benefit Plan), a nonqualified defined benefit retirement plan.

Effective January 1, 2018, Mr. Evans began participating in the same Southern Company retirement and benefit plans as the other NEOs.

Change-in-Control Protections

►	We believe that change-in-control protections allow management to focus on potential transactions that are in the best interest of our stockholders.
►	Change-in-control protections include severance pay and, in some situations, vesting or payment of incentive awards.
►	We provide certain severance payments if there is a change in control of the Company and a termination of the executive’s employment (either involuntary termination not for cause or voluntary termination for good reason), often called a “double trigger”.
►	Severance payment for the CEO is three times salary plus target PPP opportunity. For the other NEOs, severance is two times salary plus target PPP opportunity. No excise tax gross-up would be provided.

Perquisites

►	We provide limited perquisites to our executive officers, consistent with the Company’s goal of providing market-based compensation and benefits.
►	No tax assistance is provided on perquisites to executive officers of the Company, except on certain relocation-related benefits that are generally available to all employees.

62     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

Executive Compensation Philosophy

Key Compensation Beliefs and How They are Applied

Our Compensation Program is Designed to Further Our Long-Term Strategy

Operating premier state-regulated utilities and investing in energy infrastructure under long-term contracts is the focus of our customer-centric business model, which is designed to support regular, predictable and sustainable long-term earnings and dividend growth. We believe in several overarching principles in designing the compensation program to tie to our long-term strategy.

Alignment with Strategy

►	Metrics support long-term business strategy of superior risk-adjusted returns
►	Goals are set to align with investor guidance

Balance and Sustainability

►	Designs balance achievement of short-term goals and long-term value creation
►	Designs balance operational goals and financial objectives (leading and lagging indicators)
►	Ensure programs reward behaviors that drive long-term sustainability for customers, stockholders, employees and the communities we serve

Pay for Performance

►	Ensure a strong pay-for-performance relationship exists between business results, stockholder returns and payouts
►	Where appropriate, use individual performance metrics to enhance pay-for-performance relationship
►	Ensure appropriate pay mix (i.e. the % of total pay derived from annual and long-term incentives) accurately reflects the scope of responsibility of the role
►	The Compensation Committee exercises discretion when necessary to ensure actual payouts are appropriately aligned with business performance and stockholder returns

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Compensation Discussion and Analysis

Our Human Capital Beliefs

How we do our work at Southern Company is just as important as what we do. Our employees are our greatest asset, and our actions demonstrate the value we place on our people. We are fully committed to the long-term value that is created by attracting, developing and retaining an engaged, healthy, sustainable and socially responsible workforce, and a robust workforce is a leading indicator of our business performance.

People and Culture Beliefs

►	Our people and culture strategy is linked to our business strategy
►	Our foundation is built on being a citizen wherever we serve – we are fully engaged with and committed to the success of employees, customers, stockholders and communities
►	Our values foster a diverse, inclusive and innovative culture that encourages and embraces change, different ideas and perspectives
►	We believe in and invest in the well-being of our employees through a comprehensive compensation and benefits strategy that includes competitive salary, annual incentive awards for nearly all employees, pension and benefits designed to encourage physical, financial and emotional well-being
►	Our culture is critical to our success and increasingly requires agility, innovation and accountability
►	Development and retention of our talent are core values, and the addition of external hires will help meet the changing business needs to fill critical skill gaps, supplement and diversify talent pipelines and prepare for emerging needs
►	We have a strong employment brand and will continue to evolve it to attract and retain key talent in an increasingly competitive and limited labor market

Human Capital Pillars

Diversity & Inclusion	Rewards & Well-Being

►Our values drive our culture, which includes diversity and inclusion
►We achieve this through our expectations from our senior leadership team including our Chairman and CEO, our management team’s commitment and support through employee network organizations
►We solicit and respond to feedback from employees through various engagement sources

►We define total well-being in three categories: physical, financial and emotional well-being
►We provide benefits to all employees that support this belief
►We continue to evaluate and modernize our plans to ensure they are sustainable for the future

Talent Development	Community

►Attracting, developing and retaining employees is a priority for our Company
►Attracting the workforce for today and the future is critical based on the evolving business model – and we are proud of the progress we continue to make in this area
►Developing leadership skills and competencies for the future is critical to our success and we accomplish this through people moves and external hires
►We actively engage with employees to understand and respond to the drivers of retention

►Partnerships with businesses, academic institutions, local governments and other organizations bring new business to our service footprint
►Our charitable support is designed to focus on the issues critical to the success of the Company, customers and our stockholders; the organizations and agencies we support are as diverse as the communities we serve
►We foster collaborative partnerships with schools to invest in the next generation with programs such as STEM

64     Southern Company 2018 Proxy Statement

Compensation Discussion and Analysis

Other Compensation and Governance Inputs, Policies and Practices

Role of the Compensation Committee
■

►The Compensation Committee is responsible for overseeing the development and administration of our compensation and benefits policies and programs as well as the review and approval of all aspects of our executive compensation programs.
►The Compensation Committee is supported in its work by the Chief Human Resources Officer, her staff, the Finance Committee (financial goals), the Operations, Environmental and Safety Committee (operational goals) and the Compensation Committee’s independent compensation consultant.

■
Role of the CEO
■

►The CEO makes recommendations to the Compensation Committee regarding other executive officers with respect to (1) base salary adjustments, (2) PPP targets and individual performance achievement payouts and (3) long-term incentive compensation program targets. These recommendations are based upon market data provided by the independent compensation consultant, the CEO’s assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations.
►The Compensation Committee considers the CEO’s recommendations in approving the compensation for the other executive officers. However, the Compensation Committee makes the final decisions with respect to compensation decisions for the executive officers.
►The CEO does not play any role with respect to decisions impacting his own compensation.

■
Role of the Independent Compensation Consultant
■

►The Compensation Committee has retained Pay Governance as its independent executive compensation consultant. Pay Governance reports directly to the Compensation Committee. A representative of Pay Governance attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings.
►Pay Governance provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services include advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relation to the executive’s performance.
►In 2017, Pay Governance provided an annual competitive evaluation of total compensation for the NEOs, as well as overall compensation program share usage, dilution and fair value expense. Additionally, the Compensation Committee relies on Pay Governance to provide information and advice on executive compensation and related corporate governance trends throughout the year. Pay Governance provided no services to Company management during 2017.
►The Compensation Committee retains authority to hire Pay Governance directly, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement. The Compensation Committee has assessed the independence of Pay Governance pursuant to the listing standards of the NYSE and SEC rules and concluded that Pay Governance is independent and that no conflict of interest exists that would prevent Pay Governance from serving as an independent consultant to the Compensation Committee.

■

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Compensation Discussion and Analysis

Prohibition on Hedging and Pledging of Common Stock

Our insider trading policy provides that employees, officers and Directors will not trade Company options on the options market and will not engage in short sales. It also includes a “no pledging” provision that prohibits pledging of our stock for all Southern Company executive officers and Directors.

Stock Ownership Requirements

We believe ownership requirements align the interest of officers and stockholders by promoting a long-term focus and long-term share ownership. All of the NEOs are subject to stock ownership requirements, expressed as a multiple of base salary. Under our stock ownership guidelines, the ownership requirement is reduced by one-half at age 60. All of the NEOs are meeting their applicable ownership requirements.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting Portion of Vested Stock Options
CEO	5 Times	10 Times
Other NEOs	3 Times	6 Times

Ownership arrangements counted toward the requirements include shares owned outright, those held in Company-sponsored plans and common stock accounts in the DCP and the SBP. A portion of vested stock options may be counted, but then the ownership requirement is doubled.

Newly-elected and newly-promoted officers have approximately six years from the date of their election or promotion to meet the applicable ownership requirement. We measure compliance with the stock ownership requirements as of September 30 each year.

Clawback of Awards

Our Omnibus Incentive Compensation Plan (Omnibus Plan) provides that if we are required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay us the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Impact of Section 162(m) of the Tax Code on Compensation

Historically, Section 162(m) of the tax code limited the tax deductibility of the compensation of certain executive officers that exceeded $1 million per year unless the compensation was paid under a performance-based plan that has been approved by stockholders. Our compensation program has been designed with the intention that compensation paid in various forms may be eligible to qualify for deductibility under Section 162(m) of the tax code, but there have been and may be other exceptions for administrative or other reasons, and the Compensation Committee retains the discretion to award compensation that may not be tax deductible. Due to the elimination of the performance-based compensation exception under Section 162(m) of the tax code as a result of the recent enactment of the Tax Cuts and Jobs Act of 2017, it is likely that compensation paid after 2017 will no longer satisfy the requirements for tax deductibility under Section 162(m). Nevertheless, the Compensation Committee continues to believe that a significant portion of our executive officers’ compensation should be tied to performance measures.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is made up of independent Directors of the Company who have never served as executive officers of the Company. During 2017, none of the Company’s executive officers served on the Board of Directors of any entities whose executive officers serve on the Compensation Committee.

66     Southern Company 2018 Proxy Statement

Executive Compensation Tables

Summary Compensation Table

Name (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)	Total without Change in Pension Value ($)*
Thomas A. Fanning	2017	1,340,000	8,774,953	1,298,700	4,174,657	113,918	15,702,228	11,527,571
Chairman, President and	2016	1,290,192	7,800,022	2,725,125	3,894,646	119,667	15,829,652	11,935,006
Chief Executive Officer	2015	1,240,385	7,187,441	2,499,125	840,198	78,002	11,845,151	11,004,953
Art P. Beattie	2017	752,290	2,089,986	1,039,608	2,209,080	46,804	6,137,768	3,928,688
Executive Vice	2016	717,329	1,984,033	1,065,186	1,624,332	42,028	5,432,908	3,808,576
President and	2015	695,257	1,611,062	741,398	881,172	41,640	3,970,529	3,089,357
Chief Financial Officer
W. Paul Bowers	2017	859,486	2,377,403	1,135,359	2,103,914	53,783	6,529,945	4,426,031
Chairman, President	2016	834,547	2,308,212	1,133,448	1,527,952	51,057	5,855,216	4,327,264
and Chief Executive	2015	809,595	1,874,305	910,865	642,042	50,827	4,287,634	3,645,592
Officer, Georgia Power
Mark A. Crosswhite	2017	758,588	2,131,235	996,588	1,328,591	46,466	5,261,468	3,932,877
Chairman, President	2016	682,870	1,905,557	934,635	1,279,197	46,058	4,848,317	3,569,120
and Chief Executive	2015	633,537	1,475,743	698,899	698,803	45,102	3,552,084	2,853,281
Officer, Alabama Power
Andrew W. Evans	2017	784,615	2,399,974	1,286,400	474,941	122,839	5,068,770	4,593,828
Chairman, President and	2016	399,231	4,390,418	569,207	404,923	135,450	5,899,228	5,494,305
Chief Executive Officer,
Southern Company Gas
*

In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation without the change in pension value. The amounts reported in this additional column differ substantially from the amounts reported in the Total column required by SEC rules and are not a substitute for that amount. The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance and does not represent compensation granted or received by the NEOs in the applicable year.

Column (a)

Compensation for Mr. Evans in 2016 reflects compensation paid on or after July 1, 2016 (subsequent to the completion of the merger of Southern Company Gas and Southern Company) through December 31, 2016.

Column (d)

This column does not reflect the value of stock awards that were actually earned or received in 2017. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares and PRSUs granted in 2017.

The value reported for the performance shares is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (50% of grant value) and the closing price of common stock on the grant date (50% of grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2019. The value then can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.

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Executive Compensation Tables

The aggregate grant date fair value of the performance shares granted in 2017 assuming that the highest level of performance is achieved is as follows: Fanning — $12,284,940; Beattie — $2,925,944; Bowers — $3,328,312; Crosswhite — $2,983,735; and Evans — $3,359,969.

The amounts in column (d) also reflect the grant date fair value of PRSUs granted to all of the NEOs in 2017 as described in the CD&A. The aggregate grant date fair value of the PRSUs granted in 2017 and reported in column (d) is as follows: Fanning — $2,632,482; Beattie — $627,014; Bowers — $713,247; Crosswhite — $639,368; and Evans — $719,990.

See Note 8 to the financial statements included in the 2017 annual report for a discussion of the assumptions used in calculating these amounts.

Column (e)

The amounts in this column reflect actual payouts under the annual PPP. The amount reported for 2017 is for the one-year performance period that ended on December 31, 2017.

Column (f)

This column reports the aggregate change in the actuarial present value of each NEO’s accumulated benefit under the applicable Pension Plan and supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year.

The Pension Benefits as of each measurement date are based on the NEO’s age, pay and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the NEOs were assumed to remain employed at any Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, annual earnings and the assumptions used to determine the present value, such as the discount rate. For 2017, the discount rate assumption used to determine the actuarial present value of accumulated pension benefits, as required by SEC rules, was lower than in 2016. For Mr. Fanning, this lower discount rate assumption was one of the primary reasons for the increase in pension value. The other key reasons were an additional year of service and the increase in annual pensionable earnings from 2016 to 2017.

This column also reports any above-market earnings on deferred compensation under the DCP. However, there were no above-market earnings on deferred compensation in the years reported.

The values reported in this column are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years. The plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the plans during any given year.

68     Southern Company 2018 Proxy Statement

Executive Compensation Tables

Column (g)

The amounts reported in this column for 2017 are itemized below.

	Perquisites ($)	Company Contribution to 401(k) Plan ($)	Company Contribution to Supplemental Retirement Plan ($)	Total ($)
Tom Fanning	43,173	13,770	56,975	113,918
Art Beattie	10,477	11,720	24,608	46,804
Paul Bowers	9,302	13,310	31,171	53,783
Mark Crosswhite	8,389	13,159	24,918	46,466
Andrew Evans	53,337	14,040	55,462	122,839

Perquisites includes financial planning, personal use of corporate aircraft and other miscellaneous perquisites.

►	Financial planning is provided for most officers of the Company, including all of the NEOs. The Company provides an annual subsidy of up to $8,200 to be used for financial planning, tax preparation fees and estate planning. In the initial year, the allowed amount is $13,200. Mr. Evans was covered by a separate policy for Southern Company Gas with an annual subsidy of up to $18,000.
►	The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, the Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.
►	The Compensation Committee recognizes that permitting limited personal use of system aircraft for the CEO allows the CEO to continue to perform his duties in a safe, secure environment and promotes safe and effective use of his time. The amount included for Mr. Fanning includes $32,720 in approved personal use of corporate aircraft.
►	The amount included for Mr. Bowers includes $4,927 for limited personal use of corporate aircraft associated with business travel.
►	The personal safety and security of employees at home, at work and while traveling is of utmost importance to us. The amount reported for Mr. Evans includes $37,315 related to personal security expenses. Given Mr. Evans’ profile and high visibility, we believe that the costs of his security program are appropriate and a necessary business expense and that we can benefit from the added security measures for him. Costs reported reflect the initial procurement, installation and set-up of security measures during 2017.
►	Other miscellaneous perquisites include the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events, spousal expenses related to business travel and gifts distributed to and activities provided to attendees at Company-sponsored events.

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Executive Compensation Tables

Grants of Plan-Based Awards in 2017

This table provides information on short-term and long-term incentive compensation awards made in 2017.

		Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Tom Fanning		17,550	1,755,000	3,510,000
	2/13/2017				1,246	124,569	249,138	6,142,470
	2/13/2017					53,484		2,632,482
Art Beattie		6,460	646,000	1,292,000
	2/13/2017				297	29,669	59,338	1,462,972
	2/13/2017					12,739		627,014
Paul Bowers		6,916	691,618	1,383,235
	2/13/2017				337	33,749	67,498	1,664,156
	2/13/2017					14,491		713,247
Mark Crosswhite		6,200	620,000	1,240,000
	2/13/2017				303	30,255	60,510	1,491,867
	2/13/2017					12,990		639,368
Andrew Evans		8,000	800,000	1,600,000
	2/13/2017				341	34,070	68,140	1,679,984
	2/13/2017					14,628		719,990

Columns (c), (d) and (e)

These columns reflect the annual PPP opportunity for the NEOs. The information shown as “Threshold,” “Target” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2017 are included in column (e) of the Summary Compensation Table.

Columns (f), (g) and (h)

These columns reflect the long-term PSP performance shares and PRSUs granted to the NEOs in 2017. The information shown as “Threshold,” “Target” and “Maximum” reflects the range of potential shares that can be earned as established by the Compensation Committee for the performance shares, while the information shown as “Target” for the PRSUs reflects the number of potential shares that can be earned if the performance condition is met. Earned performance shares and accrued DEUs will be paid out in common stock following the end of the 2017–2019 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited. PRSUs vest 1/3 each year only if the performance goal is met for 2017. If the performance goal is met, PRSUs are paid out in common stock after vesting; accrued DEUs are received only if the underlying award is earned. If the performance goal is not met, then all PRSUs are forfeited.

Column (i)

This column reflects the aggregate grant date fair value of the PSP performance shares and PRSUs granted in 2017. 50% of the value of the performance shares is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($49.43), while the other 50% is based on the closing price of common stock on the grant date ($49.22). The value of the PRSUs is based on the closing price of common stock on the grant date ($49.22). The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements included in the 2017 annual report.

70     Southern Company 2018 Proxy Statement

Executive Compensation Tables

Outstanding Equity Awards at 2017 Fiscal Year-End

This table provides information about stock options and stock awards (performance shares, PRSUs and RSUs) as of December 31, 2017.

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Units of Stock That Have Not Vested (#) (e)	Market Value of Units of Stock That Have Not Vested ($) (f)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (h)
Tom Fanning	597,345	44.42	2/13/2022
	714,297	44.06	2/11/2023
	1,025,454	41.28	2/10/2024
						55,930	2,689,672
						181,886	8,746,898
						130,365	6,269,253
Art Beattie	152,082	44.42	2/13/2022
	121,239	44.06	2/11/2023
						13,322	640,635
						46,265	2,224,884
						31,049	1,493,146
Paul Bowers	90,942	31.39	2/16/2019
	233,477	31.17	2/15/2020
	164,377	37.97	2/14/2021
	197,412	44.42	2/13/2022
	235,604	44.06	2/11/2023
	329,250	41.28	2/10/2024
						15,154	728,742
						53,823	2,588,348
						35,318	1,698,443
Mark Crosswhite	63,125	44.42	2/13/2022
	120,681	44.06	2/11/2023
	83,636	41.28	2/10/2024
						13,584	653,255
						44,435	2,136,879
						31,663	1,522,674
Andrew Evans	—	—	—
				46,055	2,214,785
						66,194	3,183,269
						15,297	735,632
						35,656	1,714,697

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Executive Compensation Tables

Columns (b), (c) and (d)

Stock options have not been granted since 2014. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2009 through 2014 with expiration dates from 2019 through 2024 were fully vested as of December 31, 2017.

Options also fully vest upon death, total disability or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier.

Columns (e) and (f)

These columns reflect the number of RSUs held by Mr. Evans as of December 31, 2017. In 2016, Mr. Evans held outstanding Southern Company Gas performance stock units (Gas PSUs). The Gas PSUs were assumed and converted into Southern Company RSUs pursuant to a ratio set forth in the merger agreement relating to the acquisition of Southern Company Gas. Dividends do not accrue on the RSUs, which vest according to the original schedule for the Gas PSUs. The outstanding RSUs reflected in the table vest on December 31, 2018.

The value in column (f) is based on the common stock closing price on December 29, 2017 ($48.09).

Columns (g) and (h)

These columns reflect the full number and value of PRSUs granted to the NEOs that vest 1/3 each year for a three-year period subject to the achievement of a one-year financial performance goal (Southern Company’s 2017 cash from operations exceeds the amount paid in dividends in 2016) and associated DEUs on the PRSUs. DEUs only pay out if the underlying shares vest. The Compensation Committee certified the achievement of this goal on February 12, 2018, and the first 1/3 vested upon that certification. The remaining 2/3 will vest equally on the second and third anniversaries of the grant date.

In accordance with SEC rules, column (g) also reflects the target number of performance shares granted under the PSP that can be earned at the end of each three-year performance period (January 1, 2016 through December 31, 2018 and January 1, 2017 through December 31, 2019). The number of shares reflected in column (g) also reflects the DEUs on the target number of performance shares. DEUs are credited over the performance period but are only received at the end of the performance period if the underlying performance shares are earned.

The performance shares granted for the January 1, 2015 through December 31, 2017 performance period that vested as of December 31, 2017 are reported in the Option Exercises and Stock Vested in 2017 table.

For Mr. Evans, column (g) also reflects a grant of performance share units in September 2016. A portion vests on each of the first three anniversaries of July 1, 2016, the completion of the merger of Southern Company and Southern Company Gas. The remainder may be earned solely based on achievement of a cumulative net income goal for Southern Company Gas over a three-year performance period. The number of shares reflected in column (g) also reflects the DEUs based on the target number of performance share units.

The value in column (h) is derived by multiplying the number of shares in column (g) by the common stock closing price on December 29, 2017 ($48.09). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

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Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Tom Fanning	—	—	128,089	6,159,800
Art Beattie	93,881	1,006,405	44,063	2,118,990
Paul Bowers	155,831	2,091,360	51,262	2,465,190
Mark Crosswhite	—	—	40,361	1,940,960
Andrew Evans	—	—	59,080	2,836,726

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2017 and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Performance share grants made in 2015 were subject to a three-year performance period that ended on December 31, 2017. The award was earned at 113% of target; however, the Compensation Committee exercised discretion to reduce Mr. Fanning's final payout by 35% as discussed in the CD&A. Column (d) includes the performance shares that were earned and associated DEUs, while column (e) reflects the value of the performance shares and associated DEUs, which is derived by multiplying the number of shares that vested by the market value of the underlying shares on December 31, 2017 ($48.09). The value shown in column (e) differs from the amounts shown in the CD&A, which reflects the market value on the date the Compensation Committee made its decisions about PSP payouts (February 12, 2018).

For Mr. Evans, column (e) represents vested Gas PSUs that were assumed and converted into time-vesting RSUs. 37,980 RSUs vested on December 31, 2017. The value realized included in column (e) is the number of RSUs that vested multiplied by the closing price on the vesting date ($48.09). For Mr. Evans, column (e) also represents vested performance share units that were granted in September 2016. 21,100 performance share units vested on July 1, 2017. The value realized included in column (e) is the number of performance share units that vested multiplied by the closing price on the vesting date ($47.88).

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Pension Benefits at 2017 Fiscal Year-End

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Tom Fanning	Pension Plan	36.00	1,789,823	—
	Supplemental Benefit Plan (Pension-Related)	36.00	18,242,839	—
	Supplemental Executive Retirement Plan	36.00	5,652,402	—
Art Beattie	Pension Plan	40.92	2,248,387	—
	Supplemental Benefit Plan (Pension-Related)	40.92	8,666,506	—
	Supplemental Executive Retirement Plan	40.92	2,754,753	—
Paul Bowers	Pension Plan	37.67	1,893,892	—
	Supplemental Benefit Plan (Pension-Related)	37.67	8,679,698	—
	Supplemental Executive Retirement Plan	37.67	2,677,798	—
Mark Crosswhite	Pension Plan	12.92	527,285	—
	Supplemental Benefit Plan (Pension-Related)	12.92	1,868,813	—
	Supplemental Executive Retirement Plan	12.92	595,639	—
	Supplemental Retirement Agreement	15.00	3,537,358	—
Andrew Evans	AGL Pension Plan	16.00	520,424	—
	AGL Excess Benefit Plan	16.00	1,404,710	—

Below is a description of Pension Benefits for persons employed by the Southern Company system other than Southern Company Gas and PowerSecure.

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is the Company’s primary retirement plan. Substantially all Southern Company system employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2017 was $270,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2017, all of the NEOs (other than Mr. Evans) were retirement-eligible.

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The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of vesting service. As of December 31, 2017, all of the NEOs were vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

Prior to January 1, 2017, if a participant died while actively employed and was either age 50 or vested in the Pension Plan as of date of death, benefits would have been paid to a beneficiary. For deaths occurring on or after January 1, 2017, a participant must be vested in the Pension Plan as of the date of death. After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

SBP-P

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P’s vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant’s separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the tax code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies while active after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive the single sum value in a single payment as soon as possible following death. The single sum value is calculated as if the participant had survived to age 50 and discounted back to the payment date (if earlier). Spouse beneficiaries receive 100% and non-spouse beneficiaries receive 50% of the single sum value.

SERP

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP’s early retirement, survivor benefit and disability

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provisions mirror the SBP-P’s provisions. SERP benefits do not vest until participants become eligible to retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control. Effective January 1, 2016, participation in the SERP was closed to new hires and future promotions.

Supplemental Retirement Agreements (SRA)

The Company also provides supplemental retirement benefits to certain employees that were first employed by an affiliate of the Company in the middle of their careers. These SRAs provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These agreements provide a benefit which recognizes the expertise brought to the Southern Company system, and they provide a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond. These supplemental retirement benefits are also unfunded and not tax-qualified.

The Company has an SRA with Mr. Crosswhite. Prior to his employment with the Southern Company system, Mr. Crosswhite provided legal services to Southern Company’s subsidiaries. His agreement provides an additional fifteen years of benefits. Mr. Crosswhite was vested in his benefits as of December 31, 2015.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

►	Discount rate — 3.82% Pension Plan and 3.50% supplemental plans as of December 31, 2017
►	Retirement date — Normal retirement age (65 for all NEOs)
►	Mortality after normal retirement — adjusted RP-2014 mortality tables with generational projections (MP-2017)
►	Mortality, withdrawal, disability and retirement rates prior to normal retirement — None
►	Form of payment for pension benefits
►	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity
►	Female retirees: 50% single life annuity; 30% level income annuity; 15% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity
►	Spouse ages — Wives two years younger than their husbands
►	Annual performance-based compensation earned but unpaid as of the measurement date — 130% of target opportunity percentages times base rate of pay for year amount is earned
►	Installment determination — 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the NEOs, the number of years of credited service is one year less than the number of years of employment.

Below is a description of pension benefits as of December 31, 2017 for persons employed by Southern Company Gas, including Mr. Evans.

AGL Pension Plan

The AGL Pension Plan is the pension plan for Southern Company Gas employees. The AGL Pension Plan is a tax-qualified, funded plan. Generally, all non-union employees who have a hire date on or before December 31, 2011 and all union employees who have a hire date on or before December 31, 2012 are eligible to participate in the AGL Pension Plan, upon completion of one year of service and attainment of age 21. Normal retirement benefits become payable when participants attain age 65. AGL Pension Plan benefits are determined by a career average pay

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formula. The benefit equals 1% of career average pay plus 0.5% of career average pay in excess of 50% of the Social Security Taxable Wage Base. Eligible compensation includes base pay, overtime and short-term incentives. Benefits are limited to a statutory maximum. A statutory limit restricts the amount considered each year; the limit for 2017 was $270,000.

Early retirement benefits become payable once plan participants have, during employment, attained age 55 and completed five years of service. Participants who retire early from active service receive reduced benefits. However, the reduced amount is subsidized so that the reduction from the normal retirement benefit is less severe than a full actuarial reduction. Employees who retire after age 62 with at least 25 years of service are eligible for an unreduced early retirement benefit. As of December 31, 2017, Mr. Evans was not retirement-eligible.

At retirement, plan participants can choose to receive their benefits from various forms of payment. Most forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life. The AGL Pension Plan offers a single lump sum payment if the participant’s single lump sum amount is less than $10,000.

Participants vest in the AGL Pension Plan after completing five years of service. As of December 31, 2017, Mr. Evans is vested in his AGL Pension Plan benefit. If a participant dies while actively employed and vested in the AGL Pension Plan as of date of death, benefits will be paid to a spouse. After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life depending on the form of payment selected.

If participants become totally disabled with 10 years of service, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the time the participant qualifies for unreduced benefits. Outside of this extra service crediting, the normal AGL Pension Plan provisions apply to disabled participants.

AGL Excess Benefit Plan

The AGL Excess Benefit Plan is an unfunded retirement plan that is not tax-qualified. This plan provides highly-paid employees any benefits that the AGL Pension Plan cannot pay due to statutory pay/benefit limits. The AGL Excess Benefit Plan’s provisions mirror those of the AGL Pension Plan. Benefits under the AGL Excess Benefit Plan are paid in the same forms available under the AGL Pension Plan and are distributed at the later of separation from service or age 62.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for pension benefits related to pension benefits for Southern Company Gas employees:

►	Discount rate — 3.74% as of December 31, 2017
►	Retirement age — earliest unreduced for AGL Pension Plan and age 62 for AGL Excess Benefit Plan
►	Mortality after normal retirement — RP-2014 mortality tables backed up to 2006 by Scale MP-2014 and projected forward with MP-2017 (Amount weighted total employee and total annuitant)
►	Salary scale — none
►	Mortality, withdrawal, disability and retirement rates prior to normal retirement — none
►	Form of payment for pension benefits – life annuity

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Nonqualified Deferred Compensation as of 2017 Fiscal Year-End

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Tom Fanning	679,068	56,975	182,431	0	5,494,452
Art Beattie	181,787	24,608	29,785	0	957,857
Paul Bowers	566,724	31,171	178,205	0	6,476,398
Mark Crosswhite	93,464	24,918	14,096	0	563,374
Andrew Evans (1)	91,541	55,462	261,022	0	1,973,954
(1)	The amounts shown for Mr. Evans include contributions made and earnings under the AGL NSP.

The Company provides the DCP (excluding Southern Company Gas and PowerSecure employees), which is designed to permit participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the NEOs, except Mr. Evans, are eligible to participate in the DCP. Mr. Evans is a participant in the AGL NSP, described below.

DCP participants have two options for the deemed investments of the amounts deferred — the stock equivalent account and the prime equivalent account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the stock equivalent account are treated as if invested at an equivalent rate of return to that of an actual investment in common stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Company stockholder. During 2017, the rate of return in the stock equivalent account was 2.32%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the prime equivalent account, which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks. The interest rate earned on amounts deferred during 2017 in the prime equivalent account was 4.21%.

Under the AGL NSP, eligible employees, including Mr. Evans, are allowed to defer up to 75% of base salary and 100% of annual incentive pay as before-tax contributions. The timing restrictions for contribution deferral elections are intended to comply with Section 409A of the tax code, as well as other applicable tax code provisions. Under the AGL NSP, the amount of matching contributions is offset by the maximum matching contributions the participant could receive under the tax-qualified RSP. Southern Company Gas matches 65% of participant contributions, up to the first 8% of the participant’s covered compensation. Each participant in the AGL NSP has an account, which represents a bookkeeping entry reflecting contributions and earnings/losses on the actual performance of the participant’s notional investments. The notional investment options under the AGL NSP mirror the investment options offered under the RSP. Participants are 100% vested in their own contributions and vest in employer-matching contributions over a three-year period according to a vesting schedule. Mr. Evans has met the vesting requirements under the AGL NSP.

Distributions under the AGL NSP occur in the year following the year of termination of employment. Participants have the option of taking distributions, following termination of employment, in the following forms: a single lump sum cash payment; a lump sum cash payment of a portion of the participant’s account with the remainder distributed in up to 10 equal annual installments; or between one to 10 equal annual installments.

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Column (b)

This column reports the actual amounts of compensation deferred under the DCP or AGL NSP, as applicable, by each NEO in 2017. The amount of salary deferred by the NEOs, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2017 were the amounts that were earned as of December 31, 2016 but were not payable until the first quarter of 2017. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2017 but not payable until early 2018. Amounts under the DCP may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP and, for Mr. Evans, the AGL NSP. Under the tax code, employer-matching contributions are prohibited under the ESP and the RSP on employee contributions above stated limits, and, if applicable, above legal limits set forth in the tax code.

Each of the SBP and the AGL NSP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP or the RSP. The contributions are treated as if invested in common stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on compensation the NEOs elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP or the AGL NSP and contributions under the SBP or the AGL NSP in prior years. The following chart shows the amounts previously reported.

	Amounts Deferred prior to 2017 and previously reported ($)	Employer Contributions prior to 2017 and previously reported ($)	Total ($)
Tom Fanning	2,980,946	516,181	3,497,127
Art Beattie	106,526	127,170	233,696
Paul Bowers	2,809,528	225,724	3,035,252
Mark Crosswhite	69,890	40,106	109,996
Andrew Evans	180,679	114,041	294,720

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Potential Payments Upon Termination or Change in Control

This section describes and estimates payments that could be made to the NEOs serving as of December 31, 2017 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company’s compensation and benefit program, the Southern Company Gas program or the change-in-control severance program.

All of the NEOs are participants in Southern Company’s change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2017 and assumes that the price of common stock is the closing market price on December 29, 2017.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the NEO is involuntarily terminated or voluntarily terminates for good reason.

Traditional Termination Events

►	Retirement or Retirement-Eligible — Termination of NEO who is at least 50 years old and has at least 10 years of credited service.
►	Resignation — Voluntary termination of NEO who is not retirement-eligible.
►	Lay Off — Involuntary termination of NEO who is not retirement-eligible not for cause.
►

Involuntary Termination — Involuntary termination of NEO for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

►	Death or Disability — Termination of NEO due to death or disability.

Change-in-Control-Related Events

At the Company or the subsidiary company level:

►

Company Change in Control I — Consummation of an acquisition by another entity of 20% or more of common stock or, following consummation of a merger with another entity, the Company’s stockholders own 65% or less of the entity surviving the merger.

►

Company Change in Control II — Consummation of an acquisition by another entity of 35% or more of common stock or, following consummation of a merger with another entity, the Company’s stockholders own less than 50% of the Company surviving the merger.

►	Company Does not Survive Merger — Consummation of a merger or other event and the Company is not the surviving company or the common stock is no longer publicly traded.
►

Subsidiary Company Change in Control — Consummation of an acquisition by another entity, other than another subsidiary of the Company, of 50% or more of the stock of any of the Company’s subsidiaries, consummation of a merger with another entity and the Company’s subsidiary is not the surviving company, or the sale of substantially all the assets of any of the Company’s subsidiaries.

At the employee level:

►

Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason—Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles or a diminution in duties and responsibilities.

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The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement-Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table	Benefits payable as described in the notes following the Pension Benefits table	Benefits payable as described in the notes following the Pension Benefits table	Benefits payable as described in the notes following the Pension Benefits table	Benefits payable as described in the notes following the Pension Benefits table
Short-Term Incentive Award	Prorated if before 12/31	Prorated if before 12/31	Forfeit	Prorated if before 12/31	Forfeit
Stock Options	Vest; expire earlier of original expiration date or five years	Vested options expire in 90 days; unvested are forfeited	Vested options expire in 90 days; unvested are forfeited	Vest; expire earlier of original expiration date or three years	Forfeit
Performance Share Units	No proration and paid on regular schedule, depending on amount actually earned	Forfeit	Forfeit	Prorated based on number of months employed during performance period; paid on regular schedule depending on amount actually earned.	Forfeit unpaid award, even if vested
PRSUs	No proration and paid on regular schedule (pending achievement of performance goal)	Forfeit unvested award	Forfeit unvested award	Vest; full payout of unvested amount; payable within 30 days	Forfeit unpaid award, even if vested
RSUs	Forfeit	Prorated vesting	Forfeit	Prorated vesting	Forfeit
Financial Planning Perquisite	Continues for one year	Terminates	Terminates	Continues for one year	Terminates
DCP	Payable per prior elections (lump sum or up to 10 annual installments)	Payable per prior elections (lump sum or up to 10 annual installments)	Payable per prior elections (lump sum or up to 10 annual installments)	Payable to beneficiary or participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee’s discretion	Payable per prior elections (lump sum or up to 10 annual installments)
SBP–non- pension related	Payable per prior elections (lump sum or up to 20 annual installments)	Payable per prior elections (lump sum or up to 20 annual installments)	Payable per prior elections (lump sum or up to 20 annual installments)	Payable to beneficiary or participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee’s discretion	Payable per prior elections (lump sum or up to 20 annual installments)
AGL NSP	Payable in the year following the year of termination	Payable in the year following the year of termination	Payable in the year following the year of termination	Payable to beneficiary of participant in the year following the year of termination	Payable in the year following the year of termination

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The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the pension plans. The pension plans are not affected by change-in-control events.

Program	Company Change in Control I	Company Change in Control II	Company Does Not Survive Merger or Subsidiary Company Change in Control	Involuntary Change-in-Control- Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)

All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact

SBP-P benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement

		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement	Based on type of changein- control event
SRA	Not affected	Not affected	Not affected	Vest
Short-Term Incentive Award	If program is terminated, prorated at greater of target or three-year historical average payout at the applicable business unit	If program is terminated, prorated at greater of target or three-year historical average payout at the applicable business unit	Prorated at greater of target or threeyear historical average payout at the applicable business unit	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level
Stock Options	Not affected	Not affected	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash	Vest
Performance Share Units	Not affected	Not affected	Vest at target and convert to surviving company’s securities; if cannot convert, pay spread in cash	Vest at target
PRSUs	Not affected	Not affected	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash	Vest
RSUs	Not affected	Not affected	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash	Vest
DCP	Not affected	Not affected	Not affected	Not affected
SBP	Not affected	Not affected	Not affected	Not affected
Severance Benefits	Not applicable	Not applicable	Not applicable	Two or three times base salary plus target short-term incentive award
Healthcare Benefits	Not applicable	Not applicable	Not applicable	Up to five years participation in group healthcare plan plus payment of two or three years’ premium amounts
Outplacement Services	Not applicable	Not applicable	Not applicable	Six months

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Potential Payments

This section describes and estimates payments that would become payable to the NEOs upon a termination or change in control as of December 31, 2017.

Pension Benefits

The amounts that would have become payable to the NEOs if the Traditional Termination Events occurred as of December 31, 2017 under the Pension Plan, the SBP-P, the SERP, the AGL Pension Plan and the AGL Excess Pension Plan are itemized in the following chart. The amounts shown under the Retirement and Resignation or Involuntary Termination columns are amounts that would have become payable to the NEOs that were retirement-eligible on December 31, 2017 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP.

Mr. Evans was not retirement-eligible on December 31, 2017. For Mr. Evans, the amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable as a monthly annuity.

The amounts shown that are payable to a beneficiary in the event of the death of the NEO are the monthly amounts payable to a beneficiary under the Pension Plan and single sum value of benefits for a spouse beneficiary from the SBP-P and the SERP. If an executive designates a non-spouse beneficiary, then the amount payable is 50% of the amount shown. The amounts shown for Mr. Evans are the amounts that would have become payable to his spouse on a monthly basis under the AGL Pension Plan and the AGL Excess Benefit Plan.

The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the NEOs and their beneficiaries. Those plans are described in the notes following the Pension Benefits table.

	Plan	Retirement ($)	Resignation or Involuntary Termination ($)	Death Benefits ($)
Tom Fanning	Pension Plan	10,668	10,668	4,811
	SBP-P	2,230,474	2,230,474	22,304,741
	SERP	691,095	691,095	6,910,951
Art Beattie	Pension Plan	13,589	13,589	6,129
	SBP-P	993,701	993,701	9,937,008
	SERP	315,860	315,860	3,158,597
Paul Bowers	Pension Plan	11,301	11,301	5,097
	SBP-P	1,057,387	1,057,387	10,573,866
	SERP	326,217	326,217	3,262,173
Mark Crosswhite	Pension Plan	2,906	2,906	1,310
	SBP-P	244,708	244,708	2,447,075
	SERP	77,995	77,995	779,947
	SRA	463,191	463,191	4,631,914
Andrew Evans	AGL Pension Plan	—	1,528	495
	AGL Excess Benefit Plan	—	8,279	1,337

As described in the change-in-control chart, the only change in the form of payment, acceleration or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, the SRA and the AGL Excess Benefit Plan could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the NEOs, assuming termination as

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Executive Compensation Tables

of December 31, 2017 following a change-in-control-related event, other than a Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	AGL Excess Benefit Plan ($)	Total ($)
Tom Fanning	22,304,741	6,910,951	0	0	29,215,691
Art Beattie	9,937,008	3,158,597	0	0	13,095,605
Paul Bowers	10,573,866	3,262,173	0	0	13,836,039
Mark Crosswhite	2,447,075	779,947	4,631,914	0	7,858,935
Andrew Evans	0	0	0	1,404,710	1,404,710

The pension benefit amounts in the tables above were calculated as of December 31, 2017 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan and AGL Pension Plan benefits were calculated assuming each NEO chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 2.35% discount rate for the Pension Plan and a 3.74% discount rate for the AGL Pension Plan.

Annual Performance Pay Program

The amount payable in the event of a change in control is the greater of target or the three-year historical average payout at the applicable business unit. Because actual payouts for 2017 performance were above the target level for all of the NEOs, the amount that would have been payable was the three-year historical average payout at the applicable business unit. There is no enhancement or acceleration of payments upon a change in control under the Southern Company Gas PPP.

Stock Options, Performance Shares, PRSUs and RSUs (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest and performance shares vest at target. However, there is no payment associated with Equity Awards in that situation unless the participants’ Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the NEOs. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest and performance shares vest at target.

For stock options, the value is the excess of the exercise price and the closing price of common stock on December 29, 2017. The value of performance shares, PRSUs and RSUs is calculated using the closing price of common stock on December 29, 2017.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company’s stock options. It also shows the number and value of performance share, PRSUs and RSUs that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)				Total Number of Equity Awards Following Accelerated Vesting (#)				Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	PRSUs	RSUs	Stock Options	Performance Shares	PRSUs	RSUs
Tom Fanning	0	312,251	55,930	0	2,337,096	312,251	55,930	0	29,760,037
Art Beattie	0	77,314	13,322	0	273,321	77,314	13,322	0	5,405,400
Paul Bowers	0	89,141	15,154	0	1,251,062	89,141	15,154	0	16,064,369
Mark Crosswhite	0	76,098	13,584	0	267,442	76,098	13,584	0	5,600,385
Andrew Evans	0	101,850	15,297	46,055	0	101,850	15,297	46,055	7,848,383

84     Southern Company 2018 Proxy Statement

Executive Compensation Tables

DCP, SBP and AGL NSP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the NEOs as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the NEOs except Mr. Evans are retirement-eligible. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing healthcare insurance premiums for up to a maximum of three years is $34,360 for Mr. Evans.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement for retirement-eligible NEOs.

There are no other perquisites provided to the NEOs under any of the traditional termination or change-incontrol-related events.

Severance Benefits

The NEOs are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control they are involuntarily terminated not for cause or they voluntarily terminate for good reason. The severance benefits are not paid unless the NEO releases the employing company from any claims the NEO may have against the employing company.

►	The severance payment is three times the base salary and target payout under the annual PPP for Mr. Fanning and two times the base salary and target payout under the annual PPP for the other NEOs.
►	The estimated cost of providing the six months of outplacement services is $6,000 per NEO.
►	If any portion of the severance amount constitutes an “excess parachute payment” under Section 280G of the tax code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax “unreduced amount” exceeds the after-tax “reduced amount.” Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the NEOs if they were terminated as of December 31, 2017 in connection with a change in control.

Severance Amount ($)
Tom Fanning	9,315,000
Art Beattie	2,812,000
Paul Bowers	3,112,279
Mark Crosswhite	2,790,000
Andrew Evans	3,200,000

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Executive Compensation Tables

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 concerning shares of common stock authorized for issuance under the Omnibus Plan. The Omnibus Plan was approved by stockholders in 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	18,577,448	$41.68	12,604,222	(1)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
(1)	Represents shares available for future issuance under the Omnibus Plan.

Pay Ratio Disclosure

We calculated a 2017 pay ratio of 114 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records as of December 31, 2017 and the methodology described below.

The Southern Company system has over 31,000 employees across 34 states. We determined our median employee based on an analysis of all employees as of December 31, 2017. We used total cash compensation as reported in Form W-2 for 2017 as our consistently applied compensation measure. We then applied a statistical sampling approach to identify employees who we expected were paid within a +/- 0.1% range above and below our estimated median total cash compensation value. From this group, we selected an employee who was reasonably representative of our median employee based on average employee tenure and age. We did not exclude any employees across the Southern Company system in identifying the median employee nor did we annualize compensation for any of our employees. After identifying the median employee, we calculated the median employee’s annual total compensation as follows:

►	The annual total compensation of the median employee, calculated in accordance with the Summary Compensation Table requirements, was $138,000. The median employee’s annual total compensation is comprised of approximately $86,000 in base salary, $15,000 in short-term incentive payout and $37,000 in change in pension value and ESP matching contributions.
►	The CEO’s annual total compensation, as reported in the Summary Compensation Table, was $15,702,228.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

86     Southern Company 2018 Proxy Statement

Say on Pay Proposal

Item 2 ► Advisory Vote to Approve Executive Compensation (Say on Pay)
The Board recommends a vote FOR approval of executive compensation.

►	As described in the CD&A beginning on page 41, we believe our compensation program provides the appropriate mix of fixed and at-risk compensation. Our short- and long-term performance-based compensation program ties pay to Company performance, rewards achievement of financial and operational goals and relative TSR, encourages individual performance that is consistent with our long-term strategy, is aligned with stockholder interests and remains competitive with our industry peers.

We design our compensation program to attract, engage, competitively compensate and retain our employees. We target the total direct compensation for our executives at market median and place a very significant portion of that target compensation at risk, subject to achieving both short-term and long-term performance goals.

At our 2017 annual meeting, we received 62% support for our executive compensation program. While this reflected continued majority support of our program, we were disappointed in the decline in support compared to prior years and wanted to understand the cause.

We regularly communicate with our stockholders to better understand their viewpoints, gather input on our business strategy and execution and obtain feedback regarding other matters of investor interest. Over the past year, we engaged extensively with stockholders and listened to what they had to say about our executive compensation program. We reached out to stockholders representing more than 35% of our outstanding shares and had approximately 45 meetings by telephone or in person with stockholders representing more than 31% of our outstanding shares. The primary concern identified by stockholders that drove last year’s reduction in support was the exclusion of 2016 charges to earnings related to the Kemper IGCC in determining incentive compensation payouts.

Based on this feedback, thoughtful consideration by the Compensation Committee and consultation with the independent compensation consultant, the Compensation Committee applied discretion to reduce 2017 incentive payouts for the CEO and certain other members of senior management to ensure that 2017 pay is aligned with financial performance and stockholder interests. In aggregate, CEO incentive pay was reduced by $4.68 million, reflecting a 40% reduction as compared to the calculated award amounts. This reduction was the equivalent of paying on earnings calculated under GAAP for the CEO's incentive awards.

Stockholders are voting to approve, on an advisory basis, the following resolution:

“RESOLVED, that the stockholders approve the compensation of the named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation tables and accompanying narrative in the proxy statement.”

Although it is non-binding on the Board, the Compensation Committee will review and consider the vote results when making future decisions about the executive compensation program.

At the 2017 annual meeting, stockholders indicated a preference for an annual Say on Pay vote. In light of the vote, the Board determined that we will continue to conduct the Say on Pay vote annually.

The Board recommends a vote FOR approval of executive compensation.

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Audit Committee Matters

Item 3 ► Ratify the Independent Registered Public Accounting Firm for 2018
The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2018.

►	The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2018. This appointment is being submitted to stockholders for ratification.

The Audit Committee of the Board of Directors is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit our financial statements, including the compensation of such firm and the related audit fee negotiations.

Deloitte & Touche has served as our independent registered public accounting firm since 2002. To ensure continuing independence, the Audit Committee periodically considers whether there should be a change in the independent registered public accounting firm. The Audit Committee and its Chair also participate in the selection of Deloitte & Touche’s lead engagement partner in connection with the mandatory rotation requirements of the SEC.

The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2018. This appointment is being submitted to stockholders for ratification, and the Audit Committee and the Board of Directors believe that the continued retention of Deloitte & Touche to serve as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche will be present at the 2018 annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2018.

Principal Independent Registered Public Accounting Firm Fees

The following represents the fees billed to us for the two most recent fiscal years by Deloitte & Touche.

(in thousands)	2017	2016
Audit Fees(1)	$17,259	$15,368
Audit-Related Fees(2)	1,532	672
Tax Fees	—	—
All Other Fees(3)	50	50
Total	$18,841	$16,090
(1)	Includes services performed in connection with financing transactions.
(2)	Includes both audit and non-statutory audit services in 2017 and non-statutory audit services in 2016.
(3)	Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars and subscription fees for Deloitte & Touche’s technical accounting research tool.

88     Southern Company 2018 Proxy Statement

Audit Committee Matters

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company and its subsidiaries and management’s report on the Company’s internal control over financial reporting in the 2017 annual report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting with the criteria established in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company’s internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, evaluations by management and the independent registered public accounting firm of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with the Company’s compliance officer. The Audit Committee held nine meetings during 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche as the Company’s independent registered public accounting firm for 2018. Stockholders are being asked to ratify that selection at the 2018 annual meeting.

John D. Johns, Chair
Juanita Powell Baranco
Warren A. Hood, Jr.
E. Jenner Wood III

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Audit Committee Matters

Policy on Audit and Non-Audit Services

The Audit Committee’s Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services includes requirements for the Audit Committee to pre-approve services provided by the Company’s principal independent registered public accounting firm. All services included in the previous chart were pre-approved by the Audit Committee.

►	Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual engagement letter constitutes pre-approval of all services covered in the letter.
►	In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters.
►	The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.
►	Prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

90     Southern Company 2018 Proxy Statement

Stock Ownership Information

Stock Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned as of February 28, 2018 by Directors, nominees for Director and executive officers. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The shares owned by all Directors, nominees and executive officers as a group constitute less than one percent of the total number of shares of common stock outstanding.

Directors, Nominees, and Executive Officers	Shares Owned Directly or Indirectly(1)		Deferred Common Stock Units(2)	Shares Individuals Have Rights to Acquire within 60 Days(3)	Total Shares Beneficially Owned(4)
Juanita Powell Baranco(5)	757		95,705	—	96,462
Art P. Beattie	49,958		—	273,321	323,279
Jon A. Boscia	158,700	(6)	33,856	—	192,556
W. Paul Bowers	101,823		—	1,251,062	1,352,885
Henry A. Clark III	—		26,578	—	26,578
Mark A. Crosswhite	45,871		—	267,442	313,313
Andrew W. Evans	42,471		—	—	42,471
Thomas A. Fanning	150,057		—	2,337,096	2,487,153
David J. Grain	10,791		27,680	—	38,471
Veronica M. Hagen	—		59,649	—	59,649
Warren A. Hood, Jr.	759		69,397	—	70,156
Linda P. Hudson	376		11,759	—	12,135
Donald M. James	—		126,539	—	126,539
John D. Johns	496		41,942	—	42,438
Dale E. Klein	—		23,248	—	23,248
Ernest J. Moniz	—		—	—	—
William G. Smith, Jr.	7,657		82,274	—	89,931
Steven R. Specker	—		22,389	—	22,389
Larry D. Thompson	14,056		17,799	—	31,855
E. Jenner Wood	6,386		31,874	—	38,260
Directors and Executive Officers as a Group (28 people)(7)	838,538		670,689	5,834,489	7,343,716
(1)	Includes shares held solely by or jointly with family members as follows: Mr. Bowers – 181; Mr. Johns – 486; Mr. Smith – 962; and Directors and Executive Officers as a Group – 7,849.
(2)	Represents the number of deferred common stock units held under the Director Deferred Compensation Plan that are payable in common stock or cash upon departure from the Board.
(3)	The shares in this column represent stock options and RSUs.
(4)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.
(5)	In addition to the shares reported for her, Ms. Baranco also owns 13,652 deferred share equivalents.
(6)	Includes 99,700 shares held by a family foundation for which Mr. Boscia has voting or investment control.
(7)	This item includes all executive officers serving as of February 28, 2018.

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Stock Ownership Information

Stock Ownership of 5% Beneficial Owners

According to a Schedule 13G/A filed with the SEC on February 8, 2018 by BlackRock, Inc. and a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group (collectively, the Ownership Reports), the following reported beneficial ownership of more than 5% of the outstanding shares of common stock as of December 31, 2017.

Title of Class	Name and Address	Shares Beneficially Owned(1)	Percentage of Class Owned(2)
Common stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	62,955,468	6.2%
Common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	73,519,658	7.3%
(1)

According to the Ownership Reports, BlackRock Inc. held all of its shares as a parent holding company or control person in accordance with SEC Rule 13(d)-1(b)(1)(ii)(G), and The Vanguard Group held all of its shares as an investment advisor in accordance with SEC Rule 13(d)-1(b)(1)(ii)(E).

According to the Ownership Reports:
►	BlackRock Inc. has sole voting power with respect to 54,785,040 of its shares and sole dispositive power with respect to all 62,955,468 of its shares.
►	The Vanguard Group has sole voting power with respect to 1,543,485 of its shares, shared voting power with respect to 493,642 of its shares, sole dispositive power with respect to 71,688,705 of its shares and shared dispositive power with respect to 1,830,953 of its shares.
(2)	Calculated based on 1,008,159,482 shares outstanding as of January 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of Forms 3, 4 and 5 and written representations furnished to us, we believe that the reports required to be filed by reporting persons during the fiscal year ended December 31, 2017 pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

92     Southern Company 2018 Proxy Statement

Stockholder Proposal

Item 4 ► Amendment to Proxy Access By-Law
The Board recommends a vote AGAINST Item 4.

►	We have been advised that John Chevedden, holder of at least 100 shares of common stock, proposes to submit the following resolution at the annual meeting.

Proposal 4 - Enhanced Shareholder Proxy Access

RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following changes for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for 3-years to satisfy the aggregate ownership requirements to form a nominating group and to increase the possible number of proxy access director candidates:

No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company’s proxy access provisions.

The number of shareholder-nominated candidates eligible to appear in proxy materials will be 25% of Directors.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the current 3% criteria for a continuous 3-years at most companies according to the Council of Institutional Investors. This proposal addresses the sadly ironic situation that our company now has with proxy access potentially for only the largest shareholders who are the least likely shareholders to make use of it.

For 20 shareholders to make use of our current proxy access – the average holding for such a group of 20 Southern Company shareholders would be $75 million each. Plus it might take an average current holding of $150 million each when any stock held for less than 3 continuous years is subtracted.

Please vote to improve management accountability to shareholders:
Enhanced Shareholder Proxy Access – Proposal 4

Board's Recommendation and Statement in Response
The Board recommends a vote AGAINST Item 4 for the following reasons:

The Board has carefully considered the proposal and recommends a vote AGAINST the proposal. In 2016, the Board recommended, and stockholders approved, a meaningful proxy access right for stockholders that is aligned with current best practices and gives stockholders a meaningful voice in the Director nomination and election process. The Board believes that our current proxy access By-Law continues to be in the best interests of all stockholders and that implementation of the changes requested by the proposal would disrupt the balance achieved in the current By-Law and take us out of step with the public companies that have adopted proxy access.

►	Since May 2016, our By-Laws have provided that any stockholder or group of up 20 stockholders that has maintained continuous qualifying ownership of at least 3% of our outstanding shares for at least three years can nominate and include in our proxy materials Director nominees constituting the greater of two nominees or 20% (rounded down) of the number of Directors in our proxy materials for the next annual meeting.
►	The Board’s decision to propose a proxy access amendment to our By-Laws at the 2016 annual meeting was the result of feedback from stockholder outreach throughout 2015 and 2016, consideration of evolving corporate governance trends and continuous review of our corporate governance practices. The proposed amendment was overwhelmingly approved by stockholders at the 2016 annual meeting, with support from over 95% of the shares voted.

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Stockholder Proposal

►	The Board continues to believe that our proxy access framework strikes the appropriate balance between promoting stockholder nomination rights and protecting the interests of all our stockholders.
	►	The proposal requests removal of the limitation on the number of stockholders that can aggregate their shares to meet the 3% ownership threshold and would place no limit on the size of the group. We believe the 20-stockholder aggregation limit in our proxy access By-Law is a reasonable limitation to control the administrative burden of confirming and monitoring share ownership within a nominating group and prevent the use of proxy access by a group that includes stockholders that do not have a substantial economic stake in the Company. In addition, a 20-stockholder limit is widely embraced by companies that have adopted proxy access. There are multiple combinations of 20 stockholders that collectively own 3% of the outstanding shares.
	►	The proposal requests an increase in the number of permitted proxy access nominees to 25% of the Board. We believe that increasing the potential level of Board representation to 25% of the Board could have unintended effects, such as promoting the use of proxy access to lay the groundwork for effecting a change of control, encouraging the pursuit of special interests at the expense of a holistic, long-term strategic view or otherwise disrupting the effective functioning of the Board.
►	During 2017 and 2018, we have had further discussions with a number of our largest stockholders regarding our proxy access By-Law. Based on their feedback as well as a benchmarking review of proxy access rights adopted by other companies, we continue to believe that our current proxy access framework is most appropriate for the Company and our stockholders at this time.
►	We remain committed to corporate governance standards and practices that create long-term value for our stockholders. Key corporate governance practices that we have adopted include:
	►	Annual election of Directors.
	►	Majority voting for Directors, with a Director resignation policy, in uncontested Director elections.
	►	10% threshold for stockholders to request a special meeting.
	►	Ability of stockholders to act by written consent.
	►	14 of the 15 Director nominees are independent with an average tenure of 7.5 years.
	►	Proactive focus on Board composition and refreshment, including adding four new Directors to our Board in the past four years.
	►	Strong Lead Independent Director.
	►	All Board committees are comprised of independent Directors.
	►	Annual Board and committee self-evaluations.
	►	Proactive and robust stockholder engagement that includes participation of independent Directors.
	►	Clawback policy under our Omnibus Plan.
	►	Strong stock ownership guidelines for Directors and officers.
	►	Annual management succession planning review.
	►	Policy against hedging and pledging.
In light of our commitment to stockholder engagement and effective corporate governance as well as our meaningful, existing proxy access right, the Board believes that adoption of this stockholder proposal is not necessary and could be detrimental to stockholder value.

The Board recommends a vote AGAINST the stockholder proposal.

94     Southern Company 2018 Proxy Statement

FAQs about Voting and the Annual Meeting

The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass and the effect of abstentions and uninstructed shares on each proposal.

Item	Board Recommendation	Voting Standard	Abstentions	Uninstructed Shares
Item 1 – Election of Directors	FOR	Majority of votes cast for each Director	No effect	No effect
Item 2 – Advisory vote to approve executive compensation (Say on Pay)	FOR	Majority of votes cast	No effect	No effect
Item 3 – Ratification of the appointment of Deloitte & Touche as the independent registered public accounting firm for 2018	FOR	Majority of votes cast	No effect	Discretionary voting by broker permitted
Item 4 – Stockholder Proposal	AGAINST	Majority of votes cast	No effect	No effect

Q	Who is entitled to vote?

A	All stockholders of record at the close of business on the record date of March 26, 2018 may vote. On that date, there were 1,012,547,889 shares of the Company's common stock outstanding and entitled to vote.

Q	Can I attend the annual meeting?

A

All stockholders are invited to the annual meeting. Attendees need to bring photo identification, such as a driver’s license, and proof of ownership to gain admission to the annual meeting. If you are a holder of record, the top half of your proxy card is your proof of ownership. If you hold your shares in street name, you will need proof of ownership to be admitted to the annual meeting. Examples of proof of ownership are a recent brokerage statement or a letter from your bank or broker.

Please note that cameras, sound or video recording equipment, cellular telephones, smartphones or other similar equipment and electronic devices are not permitted to be used during the annual meeting. Large bags or backpacks may not be brought into the annual meeting.

If you hold your shares in street name and you want to give voting instructions at the annual meeting, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares.

Q	What is notice and access?

A

The SEC’s notice and access rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (Notice) to stockholders in lieu of a paper copy of the proxy statement and annual report. The Notice provides instructions as to how stockholders can access the proxy statement and the annual report online, contains a listing of matters to be considered at the annual meeting and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the proxy statement and the annual report are set forth on the Notice.

Shares must be voted by internet, by phone or by completing and returning a proxy form. Shares cannot be voted by marking, writing on and/ or returning the Notice. Any Notices that are returned will not be counted as votes.

Q	How do I give voting instructions?

A	You may attend the annual meeting and give instructions in person or give instructions by internet, by phone or, if you received a printed proxy form, by mail. Information for giving voting instructions is on the Notice or form of proxy and trustee voting instruction form (proxy form).

For those investors whose shares are held by a broker, bank or other nominee, you must complete and return the voting instruction form provided by your broker, bank or nominee in order to instruct your broker, bank or nominee on how to vote.

investor.southerncompany.com     95

FAQs about Voting and the Annual Meeting

Q	What shares are included on the proxy form?

A

If you are a stockholder of record, you will receive only one Notice or proxy form for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.

Please vote proxies for all accounts to ensure that all of your shares are voted. If you wish to consolidate multiple registered accounts, contact EQ Shareowner Services at 1-800-554-7626 or at www.shareowneronline.com.

Q	Will my shares be voted if I do not vote by internet, by telephone or by signing and returning my proxy form?

A

If you are a holder of record and you do not vote, then your shares will not count in deciding the matters presented for stockholder consideration at the annual meeting.

If you are a current or former Southern Company system employee or other individual who holds shares of common stock in the Southern Company ESP and you do not provide the trustee of the ESP (Trustee) with timely voting instructions, the Pension Fund Investment Review Committee may direct the Trustee how to vote these shares.

Procedures are in place to safeguard the confidentiality of your voting instructions.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.

If your shares are held through a bank, broker or other nominee, your broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the annual meeting. These circumstances include voting your shares on routine matters under NYSE rules, such as the ratification of the appointment of our independent registered public accounting firm described in Item 3 of this proxy statement. With respect to Item 3, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted. The remaining proposals are not considered routine matters under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions, the brokerage firm cannot vote the shares on that proposal.

We encourage you to provide instructions to your broker or bank by voting your proxy so that your shares will be voted at the annual meeting in accordance with your wishes.

Q	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy form?

A	Stockholders should specify their choice for each matter on the proxy form. If no specific instructions are given, proxies which are signed and returned will be voted in accordance with the Board’s recommendations.

Q	Can I change my vote?

A

Yes. If you are a holder of record, you may change your vote by submitting a subsequent proxy, by written request received by the Corporate Secretary prior to the annual meeting or by attending the annual meeting and voting your shares.

If your shares are held through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions.

Q	How are votes counted?

A	Each share counts as one vote.

Q	How many votes do you need to hold the annual meeting?

A

A quorum is required to transact business at the annual meeting. Stockholders of record holding shares of stock constituting a majority of the shares entitled to be cast constitutes a quorum.

Abstentions that are marked on the proxy form and broker non-votes are included for the purpose of determining a quorum, but shares that otherwise are not voted are not counted toward a quorum.

Q	What are broker non-votes?

A	Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker, bank or other nominee indicates on its proxy form, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by NYSE rules.

96     Southern Company 2018 Proxy Statement

FAQs about Voting and the Annual Meeting

Q	Can the proxy statement be accessed from the internet?

A	Yes. You can access the proxy statement on our website at investor.southerncompany.com.

Q	Can I request a copy of the Company’s 2017 Annual Report on Form 10-K?

A	Yes. A copy of our 2017 Annual Report on Form 10-K including financial statements, as filed with the SEC, may be obtained without charge upon written request to the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308. You can also access the document on our website at investor.southerncompany.com.

Q	Does the Company offer electronic delivery of proxy materials?

A

Yes. Most stockholders can elect to receive an email that will provide an electronic link to the proxy statement, annual report and proxy voting site. Opting to receive your proxy materials on-line saves us the cost of producing and mailing documents.

You may sign up for electronic delivery when you vote your proxy via the internet or by visiting www.icsdelivery.com/so. Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment. If you consent to electronic access, you will be responsible for your usual internet-related charges (e.g., on-line fees and telephone charges) in connection with electronic viewing and printing of the proxy statement and annual report. We will continue to distribute printed materials to stockholders who do not consent to access these materials electronically.

Q	What is “householding?”

A	Stockholders sharing a single address may receive only one copy of the proxy statement and annual report or the Notice, unless the transfer agent, broker, bank or other nominee has received contrary instructions from any owner at that address. This practice, known as householding, is designed to reduce printing and mailing costs. If a stockholder of record would like to either participate or cancel participation in householding, he or she may contact EQ Shareowner Services at 1-800-554-7626. If you own indirectly through a broker, bank or other nominee, please contact your financial institution.

Q	Could any additional proposals be raised at the annual meeting?

A	We do not know of any items, other than those referred to in the Notice, which may properly come before the annual meeting. As to any other item or proposal that may properly come before the annual meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

Q	When are stockholder proposals due for the 2019 annual meeting of stockholders?

A	The deadline for the receipt of stockholder proposals to be considered for inclusion in our proxy materials for the 2019 annual meeting is December 7, 2018. Proposals must be submitted in writing to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308. The proxy solicited by the Board of Directors for the 2019 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting that is not included in our proxy materials unless we are provided written notice of such proposal no later than February 20, 2019.

Q	Who is soliciting my proxy and who pays the expense of such solicitations?

A

Your proxy is being solicited on behalf of the Board.

We pay the cost of soliciting proxies. We have retained D.F. King & Co. to assist with the solicitation of proxies for a fee of $12,500, plus additional fees for telephone and other solicitation of proxies or other services, if needed, and reimbursement of out-of-pocket expenses. Our officers or other employees may solicit proxies to have a larger representation at the meeting. None of these officers or other employees will receive any additional compensation for these services. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the common stock.

investor.southerncompany.com     97

Reconciliation of Non-GAAP Information

In the CD&A that starts on page 41, we show EPS as calculated in accordance with GAAP and adjusted EPS which does not reflect EPS as calculated in accordance with GAAP. Southern Company management uses this non-GAAP measure to evaluate the performance of Southern Company’s ongoing business activities and its annual performance on a basis consistent with the assumptions used in developing applicable performance targets and to compare certain results to prior periods. Southern Company believes this presentation is useful to investors by providing additional information for purposes of evaluating the performance of its business activities. This presentation is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

	Year Ended December 31,
(In millions, except earnings per share)	2017	2016	2015
Net Income - GAAP	$842	$2,448	$2,367
Average Shares Outstanding	1,000	951	910
Basic Earnings Per Share	$0.84	$2.57	$2.60
Net Income - GAAP	$842	$2,448	$2,367
Non-GAAP Excluding Items:
Estimated Loss on Kemper IGCC(1)	3,366	428	365
Tax Impact	(975)	(164)	(139)
Loss on Plant Scherer Unit 3(2)	33	—	—
Tax Impact	(13)	—	—
Acquisition and Integration Costs(3)	35	120	41
Tax Impact	12	(38)	(10)
Additional MCAR Settlement Costs(4)	—	—	7
Tax Impact	—	—	(3)
Wholesale Gas Services(5)	57	4	—
Tax Impact	—	(4)	—
Equity Return Related to Kemper IGCC Schedule Extension(6)	(47)	(29)	—
Tax Impact	(9)	(5)	—
Tax Reform(7)	(284)	—	—
Net Income - Excluding Items	$3,017	$2,760	$2,628
Basic Earnings Per Share - Excluding Items	$3.02	$2.90	$2.89
-	For comparative purposes, Net Income - Excluding Items and Basic Earnings Per Share - Excluding Items in 2016 do not reflect any adjustments to exclude (1) Southern Company Gas earnings, net of acquisition and integration costs and Wholesale Gas Services ($0.15 per share), (2) acquisition debt financing costs related to the acquisition of Southern Company Gas ($0.11 per share), and (3) the impact of additional shares of common stock issued to finance a portion of the purchase price for the 50% interest in Southern Natural Gas Company, L.L.C. (SNG) ($0.03 per share). These items were not contemplated in Southern Company’s February 2016 guidance and, therefore, were previously excluded in 2016.
(1)	Earnings for the twelve months ended December 31, 2017, 2016 and 2015 include charges related to the Kemper IGCC which significantly impacted the presentation of earnings and earnings per share. Additional cancellation costs of approximately $50 million to $100 million pretax are expected to occur in future periods.
(2)	Earnings for the twelve months ended December 31, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power’s ownership of Plant Scherer Unit 3 as a result of the retail rate case settlement approved by the Florida Public Service Commission on April 4, 2017. Further charges are not expected to occur.
(3)	Earnings for the twelve months ended December 31, 2017, 2016 and 2015 include costs related to the acquisition and integration of Southern Company Gas and earnings for the twelve months ended December 31, 2017 include costs related to the pending dispositions of Elizabethtown Gas and Elkton Gas. Additionally, earnings for the twelve months ended December 31, 2016 include costs related to the acquisitions of PowerSecure International, Inc. and the 50% interest in SNG. Further costs are expected to continue to occur in connection with the integration activities for Southern Company Gas and closing the dispositions; however, the amount and duration of such expenditures is uncertain.
(4)	Earnings for the twelve months ended December 31, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

98     Southern Company 2018 Proxy Statement

Reconciliation of Non-GAAP Information

(5)	Earnings for the twelve months ended December 31, 2017 and 2016 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.
(6)	Earnings for the twelve months ended December 31, 2017 and 2016 include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. AFUDC equity ceased in connection with the project’s suspension in June 2017. Southern Company’s 2017 earnings guidance, initially presented in October 2016, assumed construction would be complete and AFUDC equity would cease by November 30, 2016. Southern Company’s 2016 earnings guidance, initially presented in February 2016, assumed construction would be complete and AFUDC equity would cease by August 31, 2016. As a result, Southern Company believes presentation of earnings per share excluding AFUDC equity subsequent to August 31, 2016 provides investors with information comparable to guidance. Management also used such measures to evaluate Southern Company’s performance.
(7)	Earnings for the twelve months ended December 31, 2017 include the net tax benefit as a result of federal tax reform legislation, which was signed into law on December 22, 2017. Southern Company’s 2017 earnings guidance, initially presented in October 2016, assumed no changes to tax laws. As a result, Southern Company believes presentation of earnings per share excluding this net tax benefit provides investors with information comparable to guidance. Management also used such measures to evaluate Southern Company’s performance. The impact of federal tax reform legislation ($21 million) on the Wholesale Gas Services business of Southern Company Gas is included in the adjustment above for Wholesale Gas Services.

investor.southerncompany.com     99

Cautionary Note Regarding Forward-Looking Statements

Southern Company’s 2018 proxy statement contains forward-looking statements based on current expectations and plans that involve risks and uncertainties. Forward-looking statements include, among other things, statements concerning customer and stockholder value and the construction and startup of Plant Vogtle Units 3 and 4, including estimated in-service dates, expected receipt of additional DOE loan guarantees and projected tax benefits for customers. Southern Company cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized.

The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information:

►	the impact of recent and future federal and state regulatory changes, including environmental laws regulating emissions, discharges and disposal to air, water and land, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, including federal tax reform legislation enacted in December 2017, as well as changes in application of existing laws and regulations;
►	the uncertainty surrounding the recently enacted federal tax reform legislation, including implementing regulations and Internal Revenue Service interpretations, actions that may be taken in response by regulatory authorities, and its impact, if any, on the credit ratings of Southern Company and its subsidiaries;
►	current and future litigation or regulatory investigations, proceedings or inquiries;
►	the effects, extent and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate;
►	variations in demand for electricity and natural gas, including those relating to weather, the general economy, population and business growth (and declines), the effects of energy conservation and efficiency measures, including from the development and deployment of alternative energy sources such as self-generation and distributed generation technologies, and any potential economic impacts resulting from federal fiscal decisions;
►	available sources and costs of natural gas and other fuels;
►	limits on pipeline capacity;
►	transmission constraints;
►	effects of inflation;
►	the ability to control costs and avoid cost overruns during the development, construction and operation of facilities, which include the development and construction of generating facilities with designs that have not been previously constructed, including changes in labor costs and productivity, adverse weather conditions, shortages and inconsistent quality of equipment, materials and labor, contractor or supplier delay, non-performance under construction, operating or other agreements, operational readiness, including specialized operator training and required site safety programs, unforeseen engineering or design problems, start-up activities (including major equipment failure and system integration) and/or operational performance;
►	the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of Nuclear Regulatory Commission requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives and to integrate facilities into the Southern Company system upon completion of construction;
►	investment performance of the Southern Company system’s employee and retiree benefit plans and nuclear decommissioning trust funds;
►	advances in technology;
►	ongoing renewable energy partnerships and development agreements;

100     Southern Company 2018 Proxy Statement

Cautionary Note Regarding Forward-Looking Statements

►	state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms;
►	the ability to successfully operate the electric utilities’ generating, transmission and distribution facilities and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions;
►	legal proceedings and regulatory approvals and actions related to Plant Vogtle Units 3 and 4, including Georgia PSC approvals and Nuclear Regulatory Commission actions;
►	litigation related to the Kemper County energy facility;
►	the inherent risks involved in operating and constructing nuclear generating facilities, including environmental, health, regulatory, natural disaster, terrorism and financial risks;
►	the inherent risks involved in transporting and storing natural gas;
►	the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities;
►	internal restructuring or other restructuring options that may be pursued;
►	potential business strategies, including acquisitions or dispositions of assets or businesses, including the proposed disposition by a wholly-owned subsidiary of Southern Company Gas and Elkton Gas and the potential sale of a 33% equity interest in substantially all of Southern Power’s solar assets, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries;
►	the possibility that the anticipated benefits from the merger with Southern Company Gas cannot be fully realized or may take longer to realize than expected and the possibility that costs related to the integration of Southern Company and Southern Company Gas will be greater than expected;
►	the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required;
►	the ability to obtain new short- and long-term contracts with wholesale customers;
►	the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or physical attacks and the threat of physical attacks;
►	interest rate fluctuations and financial market conditions and the results of financing efforts;
►	changes in Southern Company’s and any of its subsidiaries’ credit ratings, including impacts on interest rates, access to capital markets and collateral requirements;
►	the impacts of any sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on foreign currency exchange rates, counterparty performance and the economy in general, as well as potential impacts on the benefits of the U.S. Department of Energy loan guarantees;
►	the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices;
►	catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events such as influenzas, or other similar occurrences;
►	the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure or operation of generating or storage resources; and
►	impairments of goodwill or long-lived assets; and
►	the effect of accounting pronouncements issued periodically by standard-setting bodies.

Southern Company expressly disclaims any obligation to update any forward-looking information.

investor.southerncompany.com     101

C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735
SCAN TO
VIEW MATERIALS & VOTE
Please consider furnishing your voting instructions electronically by internet or by phone. Processing paper forms is more than twice as expensive as electronic instructions.
If you vote by internet or phone, please do not mail this form.
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the internet to transmit your voting instructions until 11:59 p.m. Eastern Time on May 22, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The Southern Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on May 22, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date this proxy card and return it in the enclosed postage-paid envelope we have provided or return it to The Southern Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
THANK YOU
VIEW PROXY STATEMENT AND ANNUAL REPORT ON THE INTERNET
www.proxyvote.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E39079-P05366-Z72012	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE SOUTHERN COMPANY

The Board of Directors recommends a vote FOR each nominee in Item 1.
1.	ELECTION OF DIRECTORS:		For	Against	Abstain
	1a.	Juanita Powell Baranco	☐	☐	☐
	1b.	Jon A. Boscia	☐	☐	☐
	1c.	Henry A. Clark III	☐	☐	☐
	1d.	Thomas A. Fanning	☐	☐	☐
	1e.	David J. Grain	☐	☐	☐
	1f.	Veronica M. Hagen	☐	☐	☐
	1g.	Linda P. Hudson	☐	☐	☐
	1h.	Donald M. James	☐	☐	☐
	1i.	John D. Johns	☐	☐	☐
	1j.	Dale E. Klein	☐	☐	☐
	1k.	Ernest J. Moniz	☐	☐	☐
	1l.	William G. Smith, Jr.	☐	☐	☐

		For	Against	Abstain

	1m. Steven R. Specker	☐	☐	☐

	1n. Larry D. Thompson	☐	☐	☐

	1o. E. Jenner Wood III	☐	☐	☐

The Board of Directors recommends a vote FOR Items 2 and 3.

2.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018	☐	☐	☐

The Board of Directors recommends a vote AGAINST Item 4.

4.	STOCKHOLDER PROPOSAL ON AMENDMENT TO PROXY ACCESS BYLAW	☐	☐	☐

UNLESS OTHERWISE SPECIFIED ABOVE, THE SHARES WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 AND "AGAINST" ITEM 4.

NOTE: The last instruction received in either paper or electronic form prior to the deadline will be the instruction included in the final tabulation.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
(Not Transferable)

2018 Annual Meeting of Stockholders
10 a.m., ET, May 23, 2018

The Lodge Conference Center at Callaway Gardens
4500 Southern Pine Drive
Pine Mountain, GA 31822

Please present this Admission Ticket, along with photo identification, in order to gain admittance to the meeting.

Ticket admits only the stockholder(s) listed
on the reverse side and is not transferable.

Directions to Meeting Site:

From Atlanta, GA - Take I-85 south to I-185 (Exit 21), then take Exit 34, Georgia Highway 18. Take Georgia Highway 18 east to Callaway.

From Birmingham, AL - Take U.S. Highway 280 east to Opelika, AL, then I-85 north to Georgia Highway 18 (Exit 2). Take Georgia Highway 18 east to Callaway.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and the annual report are available at www.proxyvote.com.

E39080-P05366-Z72012

FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM	FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS AND PLAN TRUSTEE

If a stockholder of record, the undersigned hereby appoints Thomas A. Fanning, Art P. Beattie and James Y. Kerr II, or any of them, Proxies, with full power of substitution in each, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Southern Company, to be held at The Lodge Conference Center at Callaway Gardens in Pine Mountain, Georgia, on May 23, 2018, at 10:00 a.m., ET, and any adjournments thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form.

If a beneficial owner holding shares through The Southern Company Employee Savings Plan (ESP), the undersigned directs the trustee of the ESP (Trustee) to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders, and any adjournments thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form. Procedures are in place to safeguard the confidentiality of your voting instructions. If you do not provide the Trustee with timely voting instructions, the Pension Fund Investment Review Committee may direct the Trustee how to vote these shares.

This Form of Proxy and Trustee Voting Instruction Form (Form of Proxy) is solicited jointly by the Board of Directors of The Southern Company and the Trustee pursuant to a separate Notice of Annual Meeting and Proxy Statement. If not voted electronically, this Form of Proxy should be mailed in the enclosed envelope to the Company’s proxy tabulator at 51 Mercedes Way, Edgewood, NY 11717. The deadline for receipt of the Form of Proxy for the Trustee is 11:00 a.m., ET, on Tuesday, May 22, 2018. The deadline for receipt of shares of record voted through the Form of Proxy is 9:00 a.m., ET, on Wednesday, May 23, 2018. The deadline for receipt of instructions provided electronically is 11:59 p.m., ET, on Tuesday, May 22, 2018.

The proxy tabulator will report separately to the Proxies named above and to the Trustee as to proxies received and voting instructions provided, respectively.

THIS FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM WILL BE VOTED AS
SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS INDICATED, THE SHARES WILL BE VOTED
AS THE BOARD OF DIRECTORS RECOMMENDS.

Continued and to be voted and signed on reverse side.